As filed with the Securities and Exchange Commission on January 6, 2012.

Registration No. 333-178588

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Amendment No. 1 to Form F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

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NOVAGOLD RESOURCES INC.
(Exact name of Registrant as specified in its charter)

Nova Scotia	1041	Not Applicable
(Province or other Jurisdiction of	(Primary Standard Industrial Classification	(I.R.S. Employer Identification Number, if
Incorporation or Organization)	Code Number)	any)

Suite 2300, 200 Granville Street, Vancouver, British Columbia, Canada, V6C 1S4, (604) 669-6227
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System, 111 Eighth Avenue, New York, New York 10011, (212) 894-8940
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

___________________________________

Copies to:

Rick Van Nieuwenhuyse	Peter C. Kalbfleisch and	Christopher J. Barry and	Michael G. Urbani	Riccardo Leofanti
NovaGold Resources Inc.	Bob Wooder	Kimberley R. Anderson	McCarthy Tétrault LLP	Skadden, Arps, Slate,
Suite 2300	Blake, Cassels & Graydon LLP	Dorsey & Whitney LLP	Suite 1300, Pacific Centre	Meagher & Flom LLP
200 Granville Street	595 Burrard Street, Suite 2600	701 Fifth Avenue	777 Dunsmuir Street	222 Bay Street, Suite 1750
Vancouver, BC V6C 1S4	Three Bentall Centre	Suite 6100	Vancouver, BC V7Y 1K2	Toronto, ON M5K 1J5
Canada	Vancouver, BC V7X 1L3	Seattle, WA 98104 USA	Canada	Canada
(604) 669-6227	Canada	(206) 903-8800	(604) 643-7100	(416) 777-4700
(604) 631-3330

___________________________________

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

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It is proposed that this filing shall become effective (check appropriate box below):

A. [   ] upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. [X] at some future date (check appropriate box below)

1. [   ] pursuant to Rule 467(b) on (      ) at (      ) (designate a time not sooner than seven calendar days after filing).

2. [   ] pursuant to Rule 467(b) on (      ) at (      ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (      ).

3. [X] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. [   ] after the filing of the next amendment to this Form (if preliminary material is being filed).

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [X]

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Prospectus	January 5, 2012

NOVAGOLD RESOURCES INC.

US$500,000,000
Debt Securities
Preferred Shares
Common Shares
Warrants to Purchase Equity Securities
Warrants to Purchase Debt Securities
Share Purchase Contracts
Share Purchase or Equity Units

NovaGold Resources Inc. (“NovaGold” or the “Company”) may offer and issue from time to time debt securities (the “Debt Securities”), preferred shares and common shares (the “Equity Securities”), warrants to purchase Equity Securities and warrants to purchase Debt Securities (the “Warrants”), share purchase contracts and share purchase or equity units (all of the foregoing, collectively, the ‘‘Securities’’) or any combination thereof up to an aggregate initial offering price of US$500,000,000 during the 25-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments thereto, remains effective. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”).

Investing in our securities involves a high degree of risk. You should carefully read the ‘‘Risk Factors’’ section beginning on page 49 of this Prospectus.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein have been or will be prepared in accordance with Canadian generally accepted accounting principles or, for periods starting after December 1, 2011, in accordance with International Financial Reporting Standards, and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. Prospective investors should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of Nova Scotia, Canada, that some of its officers and directors are residents of Canada, that some or all of the experts named in the registration statement are residents of a foreign country, and that a substantial portion of the assets of the Company and said persons are located outside the United States.

Neither the Securities and Exchange Commission, nor any state securities regulator has approved or disapproved the Securities offered hereby or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offence.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, interest provisions, authorized denominations, offering price, covenants, events of default, any terms for redemption or retraction, any exchange or conversion terms, whether the debt is senior or subordinated and any other terms specific to the Debt Securities being offered; (ii) in the case of Equity Securities, the designation of the particular class and series, the number of shares offered, the issue price, dividend rate, if any, and any other terms specific to the Equity Securities being offered; (iii) in the case of Warrants, the designation, number and terms of the Equity Securities or Debt Securities issuable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; (iv) in the case of share purchase contracts, the designation, number and terms of the Equity Securities to be purchased under the share purchase contract, any procedures that will result in the adjustment of these numbers, the purchase price and purchase date or dates of the Equity Securities, any requirements of the purchaser to secure its obligations under the share purchase contract and any other specific terms; and (v) in the case of share purchase or equity units, the terms of the share purchase contract and Debt Securities or third party obligations, any requirements of the purchaser to secure its obligations under the share purchase contact by the Debt Securities or third party obligations and any other specific terms. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

Warrants will not be offered for sale separately to any member of the public in Canada unless the offering is in connection with, and forms part of, the consideration for an acquisition or merger transaction or unless the Prospectus Supplement describing the specific terms of the Warrants to be offered separately is first approved for filing by each of the securities commissions or similar regulatory authorities in Canada where the Warrants will be offered for sale.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

This Prospectus constitutes a public offering of these Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. The Company may offer and sell Securities to, or through, underwriters or dealers and also may offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the offering and sale of such Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution. The common shares of NovaGold are listed on the Toronto Stock Exchange (“TSX”) and the NYSE Amex LLC (“NYSE Amex”) under the symbol “NG”. Unless otherwise specified in the applicable Prospectus Supplement, Securities other than the common shares of NovaGold will not be listed on any securities exchange. The offering of Securities hereunder is subject to approval of certain legal matters on behalf of NovaGold by Blake, Cassels & Graydon LLP, with respect to Canadian legal matters, and Dorsey & Whitney LLP, with respect to U.S. legal matters.

The earnings coverage ratio of NovaGold for the fiscal year ended November 30, 2010 was less than one-to-one. See “Earnings Coverage”.

Clynton R. Nauman, a director of the Company, resides outside of Canada. Although Mr. Nauman has appointed Blake, Cassels & Graydon LLP as his agent for service of process in each province of Canada in which the Securities are to be distributed, it may not be possible for investors to enforce against Mr. Nauman judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.

ii

You should rely only on the information contained in or incorporated by reference into this Prospectus. The Company has not authorized anyone to provide you with different information. The Company is not making an offer of these Securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this Prospectus and any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

Unless stated otherwise or as the context otherwise requires, all references to dollar amounts in this Prospectus and any Prospectus Supplement are references to Canadian dollars. References to “$” or “Cdn$” are to Canadian dollars and references to “US$” are to U.S. dollars. See “Exchange Rate Information”. The Company’s financial statements that are incorporated by reference into this Prospectus and any Prospectus Supplement have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”), and are reconciled to generally accepted accounting principles in the United States (“U.S. GAAP”) as described therein. The Company is transitioning to International Financial Reporting Standards (“IFRS”) for the year ending November 30, 2012. Any Prospectus Supplement filed following the first quarter of the year ending November 30, 2012 will incorporate by reference the Company’s financial statements prepared in accordance with IFRS including comparatives. No reconciliation to U.S. GAAP is anticipated for financial statements filed in accordance with IFRS.

Unless the context otherwise requires, references in this Prospectus and any Prospectus Supplement to “NovaGold” or the “Company” includes NovaGold Resources Inc. and each of its subsidiaries.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

This Prospectus has been, and any Prospectus Supplement will be, prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Unless otherwise indicated, all reserve and resource estimates included in this Prospectus and any Prospectus Supplement have been, and will be, prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum Definition Standards for Mineral Resources and Mineral Reserves (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. NI 43-101 permits the disclosure of an historical estimate made prior to the adoption of NI 43-101 that does not comply with NI 43-101 to be disclosed using the historical terminology if the disclosure: (a) identifies the source and date of the historical estimate; (b) comments on the relevance and reliability of the historical estimate; (c) to the extent known, provides the key assumptions, parameters and methods used to prepare the historical estimate; (d) states whether the historical estimate uses categories other than those prescribed by NI 43-101; and (e) includes any more recent estimates or data available.

Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (“SEC”), and reserve and resource information contained or incorporated by reference into this Prospectus and any Prospectus Supplement may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “‘reserves”. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC’s disclosure standards normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by U.S. standards in documents filed with the SEC. U.S. investors should also understand that “inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimated “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and reserves reported by NovaGold in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable to information made public by companies that report in accordance with United States standards.

See “Preliminary Notes - Glossary and Defined Terms” in the Company’s Annual Information Form for the fiscal year ended November 30, 2010, which is incorporated by reference herein, for a description of certain of the mining terms used in this Prospectus and any Prospectus Supplement and the documents incorporated by reference herein and therein.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference into this Prospectus contain statements of forward-looking information. These forward-looking statements may include statements regarding perceived merit of properties, exploration results and budgets, mineral reserves and resource estimates, work programs, capital expenditures, operating costs, cash flow estimates, production estimates and similar statements relating to the economic viability of a project, timelines, strategic plans, including the Company’s plans and expectations relating to its Galore Creek and Ambler projects, completion of transactions, market prices for precious and base metals, or other statements that are not statements of fact. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Statements concerning mineral resource estimates may also be deemed to constitute “forward-looking statements” to the extent that they involve estimates of the mineralization that will be encountered if the property is developed.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, identified by words or phrases such as “expects”, “is expected”, “anticipates”, “believes”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “possible” or variations thereof or stating that certain actions, events, conditions or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements.

Forward-looking statements are based on a number of material assumptions, including those listed below, which could prove to be significantly incorrect:

  our ability to achieve production at any of the Company’s mineral exploration and development properties;

  estimated capital costs, operating costs, production and economic returns;

  estimated metal pricing, metallurgy, mineability, marketability and operating and capital costs, together with other assumptions underlying the Company’s resource and reserve estimates;

  our expected ability to develop adequate infrastructure and that the cost of doing so will be reasonable;

  assumptions that all necessary permits and governmental approvals will be obtained;

  assumptions made in the interpretation of drill results, the geology, grade and continuity of the Company’s mineral deposits;

  our expectations regarding demand for equipment, skilled labour and services needed for exploration and development of mineral properties; and

  our activities will not be adversely disrupted or impeded by development, operating or regulatory risks.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation:

  uncertainty of whether there will ever be production at the Company’s mineral exploration and development properties;

  uncertainty of estimates of capital costs, operating costs, production and economic returns;

  uncertainties relating to the assumptions underlying the Company’s resource and reserve estimates, such as metal pricing, metallurgy, mineability, marketability and operating and capital costs;

  risks related to the Company’s ability to commence production and generate material revenues or obtain adequate financing for its planned exploration and development activities;

  risks related to the Company’s ability to finance the development of its mineral properties through external financing, strategic alliances, the sale of property interests or otherwise;

  risks related to the third parties on which the Company depends for its exploration and development activities;

  dependence on cooperation of joint venture partners in exploration and development of properties;

  credit, liquidity, interest rate and currency risks;

  risks related to market events and general economic conditions;

  uncertainty related to inferred mineral resources;

  risks and uncertainties relating to the interpretation of drill results, the geology, grade and continuity of the Company’s mineral deposits;

  risks related to lack of infrastructure;

  mining and development risks, including risks related to infrastructure, accidents, equipment breakdowns, labor disputes or other unanticipated difficulties with or interruptions in development, construction or production;

  the risk that permits and governmental approvals necessary to develop and operate mines on the Company’s properties will not be available on a timely basis or at all;

  commodity price fluctuations;

  risks related to governmental regulation and permits, including environmental regulation;

  risks related to the need for reclamation activities on the Company’s properties and uncertainty of cost estimates related thereto;

  uncertainty related to title to the Company’s mineral properties;

  uncertainty related to unsettled aboriginal rights and title in British Columbia;

  the Company’s history of losses and expectation of future losses;

  uncertainty as to the outcome of potential litigation;

  uncertainty inherent in litigation including the effects of discovery of new evidence or advancement of new legal theories, the difficulty of predicting decisions of judges and juries and the possibility that decisions may be reversed on appeal;

  risks related to default under the Company’s unsecured convertible notes;

  risks related to the Company’s majority shareholder;

  risks related to increases in demand for equipment, skilled labor and services needed for exploration and development of mineral properties, and related cost increases;

  increased competition in the mining industry;

  the Company’s need to attract and retain qualified management and technical personnel;

  risks related to the Company’s current practice of not using hedging arrangements;

  uncertainty as to the Company’s ability to acquire additional commercially mineable mineral rights;

  risks related to the integration of potential new acquisitions into the Company’s existing operations;

  risks related to unknown liabilities in connection with acquisitions;

  risks related to conflicts of interests of some of the directors of the Company;

  risks related to global climate change;

  risks related to adverse publicity from non-governmental organizations;

  uncertainty as to the Company’s ability to maintain the adequacy of internal control over financial reporting as per the requirements of the Sarbanes-Oxley Act;

  increased regulatory compliance costs relating to the Dodd-Frank Act ; and

  increased regulatory compliance costs related to the Company’s loss of its foreign private issuer status in the event of a disposition of the Galore Creek project.

This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this Prospectus under the heading “Risk Factors” and elsewhere.

The Company’s forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and the Company does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change, except as required by law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

EXCHANGE RATE INFORMATION

The following table sets forth (i) the rate of exchange for the Canadian dollar, expressed in U.S. dollars, in effect at the end of the periods indicated; (ii) the average exchange rates for the Canadian dollar, on the last day of each month during such periods; and (iii) the high and low exchange rates for the Canadian dollar, expressed in U.S. dollars, during such periods, each based on the noon rate of exchange as reported by the Bank of Canada for conversion of Canadian dollars into U.S. dollars:

	Fiscal Year Ended November 30			Nine Month Period Ended Aug 31
	2010	2009	2008	2011	2010
Rate at the end of period	0.9743	0.9457	0.8083	1.0221	0.9399
Average rate during period	0.9673	0.8643	0.9559	1.0221	0.9638
Highest rate during period	1.0039	0.9716	1.0289	1.0583	1.0039
Lowest rate during period	0.9278	0.7692	0.7726	0.9825	0.9278

On January 5, 2012 , the exchange rate for the Canadian dollar, as expressed in U.S. dollars based on the Bank of Canada noon rate, was $1.0197 per US$1.00.

THE COMPANY

The following description of the Company is derived from selected information about the Company contained in the documents incorporated by reference into this Prospectus. This description does not contain all of the information about the Company and its properties and business that you should consider before investing in any Securities. You should carefully read the entire Prospectus and the applicable Prospectus Supplement, including the section titled “Risk Factors” that immediately follows this description of the Company, as well as the documents incorporated by reference into this Prospectus and the applicable Prospectus Supplement, before making an investment decision. This Prospectus contains forward-looking statements concerning the Company’s plans at its properties, timelines, capital costs, operating costs, cash flow estimates, production estimates and similar statements relating to the economic viability of a project and other matters. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause the Company’s results to differ from those expressed or implied by the forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements”.

Summary Description of NovaGold’s Business

NovaGold is engaged in the exploration and development of mineral properties. NovaGold is focused on advancing its flagship property, Donlin Gold. NovaGold has one of the largest mineral reserve/resource bases among junior and mid-tier gold exploration companies. The Company is also committed to maximizing the value of its non-core assets, including its interest in the Galore Creek copper-gold-silver project, which it currently intends to sell, in whole or in part. NovaGold has an established track record of expanding deposits through exploration and of forging collaborative partnerships, both with local communities and with major mining companies. The Donlin Gold project in Alaska, one of the world’s largest known undeveloped gold deposits, is held by a limited liability company owned equally by wholly-owned subsidiaries of NovaGold and Barrick Gold Corporation (“Barrick”). The Galore Creek project in British Columbia, a large copper-gold-silver deposit, is held by a partnership owned equally by wholly-owned subsidiaries of NovaGold and Teck Resources Limited (“Teck”). NovaGold holds a 100% interest in the Ambler project, which contains the high-grade Arctic copper-zinc-lead-gold-silver deposit in northern Alaska, subject to a back-in right held by NANA Regional Corporation Inc. (“NANA”). NovaGold also has other earlier-stage exploration properties. The Company’s portfolio of properties includes:

  Donlin Gold, one of the world’s largest known undeveloped gold deposits, is held by Donlin Gold LLC, a limited liability company that is owned 50% by NovaGold Resources Alaska, Inc. and 50% by Barrick Gold U.S. Inc. On December 5, 2011, NovaGold announced the completion of a Feasibility Study for Donlin Gold (the “Donlin Gold FS”). The Donlin Gold FS was compiled by AMEC Americas Ltd. (“AMEC”) and revises the feasibility study completed in April 2009 (“2009 Feasibility Study”) with updated mineral reserves and resources, capital costs and operating cost estimates. The Donlin Gold FS also utilizes natural gas as the primary power source for the project rather than the original diesel option. Donlin Gold is located in southwestern Alaska on private Alaskan native-owned lands and Alaska state mining claims totalling 81,361 acres (32,926 hectares). The property has estimated proven and probable mineral reserves of 505 million tonnes grading 2.09 grams per tonne gold for 33.8 million ounces of gold. This represents an approximate 16% increase from the mineral reserve estimate outlined in the 2009 Feasibility Study and is broadly comparable to the March 2010 mineral reserve and resource update released by NovaGold. The property hosts estimated measured and indicated mineral resources (inclusive of mineral reserves) of 541 million tonnes grading 2.24 grams per tonne gold for 39 million ounces of gold and inferred mineral resources of 92 million tonnes grading 2.02 grams per tonne gold for 6.0 million ounces of gold. The total capital cost estimate for Donlin Gold is US$6.7 billion, including costs related to the natural gas pipeline and a contingency of US$984 million. The project’s estimated after-tax net present value (NPV5% ) is US$547 million using the base case gold price of US$1,200 per ounce, US$4.58 billion using a gold price of US$1,700 per ounce and US$6.72 billion using a gold price of US$2,000 per ounce. The corresponding Internal Rate of Returns (“IRR”) after-tax were estimated at 6.0%, 12.3% and 15.1%, respectively. Donlin Gold, if put into production in accordance with the Donlin Gold FS, would average 1.46 million ounces of gold production in each year of its first five years of operation at an average cash cost of US$409/oz and an average of 1.13 million ounces of gold per year over its projected 27 year mine life with an average cash cost of US$585 per ounce. Mineral resources that are not mineral reserves do not have demonstrated economic viability. The project is expected to be a conventional truck and shovel open-pit operation. The mine life is estimated to be 27 years based on a nominal processing rate of 53,500 tonnes per day. NovaGold believes that significant exploration potential remains in the Donlin Gold district, with prospects to increase mine life and/or justify future production expansions. NovaGold anticipates that Donlin Gold will commence formal project permitting in the first half of 2012.

  Galore Creek, a large copper-gold-silver project located in northwestern British Columbia, is held by a partnership (the “Galore Creek Partnership”) in which NovaGold Canada Inc. and Teck Metals Ltd. each own a 50% interest and is managed by Galore Creek Mining Corporation (“GCMC”). The 293,837 acre (118,912 hectare) property holds a large, porphyry-related copper-gold-silver deposit. The Pre-feasibility Study (“PFS”) completed in July 2011 for the Galore Creek project estimates that the project has proven and probable mineral reserves of 528 million tonnes grading 0.59% copper, 0.32 grams per tonne gold and 6.02 grams per tonne silver for estimated contained metal of 6.8 billion pounds of copper, 5.45 million ounces of gold and 102.1 million ounces of silver. In addition, the property has estimated measured and indicated mineral resources (exclusive of mineral reserves) of 286.7 million tonnes grading 0.33% copper, 0.27 grams per tonne gold and 3.64 grams per tonne silver, for estimated contained metal of 2.07 billion pounds of copper, 2.53 million ounces of gold and 33.54 million ounces of silver and estimated inferred mineral resources (exclusive of mineral reserves) of 346.6 million tonnes grading 0.42% copper, 0.24 grams per tonne gold and 4.28 grams per tonne silver, for estimated contained metal of 3.23 billion pounds of copper, 2.70 millions ounces of gold and 47.73 million ounces of silver. The PFS total capital cost estimate for the Galore Creek project is $5.2 billion dollars. The project’s estimated net present value (NPV7%), using the PFS base case metal price assumptions set forth below, was assessed at $837 million and $137 million on a pre-tax and post-tax basis, respectively. The corresponding post-tax IRR of the project was estimated at 7.4%. Using the July 27, 2011 current price case set forth below, the pre-tax and post-tax NPV7% of the project were estimated at $4.7 billion and $2.7 billion, respectively, with a post-tax IRR estimated at 14%. Base case metal prices used in the PFS were US$2.65/lb copper, US$1,100/oz gold and US$18.50/oz silver with a foreign exchange rate of US$0.91 = Cdn$1.00. The current metal prices used were closing prices on July 27, 2011 of US$4.44/lb copper, US$1,613/oz gold and US$40.34/oz silver with a foreign exchange rate of US$1.05 = Cdn$1.00. Mineral resources that are not mineral reserves do not have demonstrated economic viability. NovaGold announced on November 16, 2011, that it is exploring opportunities to sell all or a part of its interest in the Galore Creek Partnership.

  Ambler, which hosts the high-grade copper-zinc-lead-gold-silver Arctic deposit, is, subject to a back-in right held by NANA, 100% owned by a wholly-owned subsidiary of NovaGold. Ambler is an exploration- stage property located in Alaska comprising 90,315 acres (36,549 hectares) of Federal patented mining claims and State of Alaska mining claims, within which volcanogenic massive sulfide (“VMS”) mineralization can be found. A mineral resource estimate for the Arctic deposit shows an indicated mineral resource of 16.8 million tonnes grading 4.1% copper, 6.0% zinc, 0.83 grams/tonne gold and 59.62 grams/tonne silver for estimated contained metal of 1.5 billion pounds of copper, 2.2 billion pounds of zinc, 350.3 million pounds of lead, 447,000 ounces of gold and 32.3 million ounces of silver. In addition, the estimate shows an inferred mineral resource of 12.1 million tonnes grading 3.5% copper, 4.9% zinc, 0.67 grams/tonne gold, and 48.04 grams/tonne silver containing 939.9 million pounds of copper, 1.3 billion pounds of zinc, 211.6 million pounds of lead, 260,000 ounces of gold and 18.7 million ounces of silver. On April 14, 2011, NovaGold announced the results of a preliminary economic assessment (“PEA”) for the Arctic deposit. The project’s Net Present Value (NPV8% ) using the PEA base case metal price assumptions set forth below was estimated at US$718 million and US$505 million on a pre-tax and post-tax basis, respectively. The corresponding IRR were estimated at 30% and 25%. Using the metal prices set forth below, the pre-tax and post-tax NPV8% were estimated at US$2.2 billion and US$1.6 billion, respectively, with corresponding IRRs estimated at 59% and 50%. Base case metal price assumptions used were US$2.50/lb copper, US$1.05/lb zinc, US$1.00/lb lead, US$1,100/oz for gold and US$20/oz silver. The metal price assumptions used were US$4.31/lb copper, US$1.20/lb zinc, US$1.20/lb lead, US$1,425/oz gold and US$36/oz silver. Mineral resources that are not mineral reserves do not have demonstrated economic viability. On November 16, 2011, NovaGold announced that it intends to distribute the shares of NovaCopper Inc. to its shareholders. See “Recent Developments – Spin-out of NovaCopper Inc.”. NovaCopper Inc. owns the Ambler Project through its wholly-owned subsidiary, NovaCopper US Inc.

NovaGold also holds earlier-stage exploration projects that have not advanced to the resource definition stage and the Rock Creek project which is in the closure stage.

NovaGold Resources Inc.
Proven and Probable Mineral Reserves, Measured, Indicated and Inferred Mineral Resources for Gold (Au), Silver (Ag), Copper (Cu), Zinc (Zn) and Lead (Pb)
As at December 5, 2011

Reserves
Property % Ownership	Resource Category	Tonnes Millions	In Situ Grade					Total Contained Metal					NovaGold Share Net After Earn-Ins
			Au g/t	Ag g/t	Cu %	Zn %	Pb %	Moz Au	Moz Ag	Mlbs Cu	Mlbs Zn	Mlbs Pb	Moz Au	Moz Ag Moz AuEq		Mlbs Cu	Mlbs Zn	Mlbs Pb

Donlin Gold (1) approximately 0.57 g/t Au Cutoff	Proven	7.7	2.32					0.57					0.29		0.29
50% Ownership - 50% Owned by Barrick Gold U.S. Inc.	Probable	497.1	2.08					33.28					16.64		16.64
	Total P&P	504.8	2.09					33.85					16.93		16.93

Galore Creek (2) C$10.08 NSR Cutoff	Proven	69.0	0.52	4.94	0.61			1.15	11.0	900			0.58	5.5	0.67	450
50% Ownership - 50% Owned by Teck Resources Inc.	Probable	459.1	0.29	6.18	0.58			4.30	91.2	5900			2.15	45.6	2.91	2,950
	Total P&P	528.1	0.32	6.02	0.59			5.45	102.2	6800			2.73	51.1	3.58	3,400

Resources (Inclusive of Reserves)
Property % Ownership	Resource Category	Tonnes Millions	In Situ Grade					Total Contained Metal					NovaGold Share Net After Earn-Ins
			Au g/t	Ag g/t	Cu %	Zn %	Pb %	Moz Au	Moz Ag	Mlbs Cu	Mlbs Zn	Mlbs Pb	Moz Au	Moz Ag Moz AuEq		Mlbs Cu	Mlbs Zn	Mlbs Pb

Donlin Gold (3) approximately 0.46 g/t Au Cutoff	Measured	7.7	2.52					0.63					0.31		0.31
50% Ownership - 50% Owned by Barrick Gold U.S. Inc.	Indicated	533.6	2.24					38.38					19.19		19.19
	Total M&I	541.3	2.24					39.01					19.50		19.50

	Inferred	92.2	2.02					5.99					3.00		3.00

Galore Creek (4) C$10.08 NSR Cutoff	Measured	108.4	0.48	4.04	0.48			1.70	14.30	1,147.0			0.85	7.15	0.97	573.5
50% Ownership - 50% Owned by Teck Resources Limited	Indicated	706.3	0.29	5.32	0.50			6.40	122.10	7,786.0			3.20	61.05	4.21	3,893.0
	Total M&I	814.7	0.31	5.21	0.50			8.10	136.40	8,933.0			4.05	68.20	5.18	4,466.5

	Inferred	346.6	0.25	4.23	0.42			2.70	47.70	3,209.0			1.35	23.85	1.75	1,604.5

Copper Canyon (5)(6) 0.6% CuEq Cutoff	Inferred	53.7	0.73	10.60	0.50			1.26	18.36	592.0			0.88	12.85	1.10	414.4
70% Ownership - 30% Owned by Teck Resources Limited
	Total Inferred	400.3	0.31	5.13	0.43			3.96	66.06	3,801.0			2.23	36.70	2.84	2,018.9

Ambler (7) $75 NSR / Tonne Cutoff	Measured
100% Ownership	Indicated	16.8	0.83	59.62	4.14	6.02	0.94	0.45	32.29	1,538.3	2,237.0	350.3	0.45	32.29	0.98	1,538.3	2,237.0	350.3
	Total M&I	16.8	0.83	59.62	4.14	6.02	0.94	0.45	32.29	1,538.3	2,237.0	350.3	0.45	32.29	0.98	1,538.3	2,237.0	350.3

	Inferred	12.1	0.67	48.04	3.53	4.94	0.79	0.26	18.67	939.9	1,316.9	211.6	0.26	18.67	0.57	939.9	1,316.9	211.6

Total Proven & Probable Reserves Contained Metal								39.30	102.2	6,800.0			19.66	51.10	20.51	3,400.0
Total Measured & Indicated Contained Metal (inclusive of Reserves)								47.55	168.69	10,471.3	2,237.0	350.3	24.00	100.49	25.67	6,004.8	2,237.0	350.3
Total Inferred Contained Metal								10.21	84.73	4,740.9	1,316.9	211.6	5.49	55.37	6.41	2,958.8	1,316.9	211.6

Notes:

a.	These resource estimates have been prepared in accordance with NI43-101 and the CIM Definition Standard, unless otherwise noted.
b.	See numbered footnotes below on resource information.
c.	AuEq - gold equivalent is calculated using gold and silver in the ratio of gold + silver ÷ (US$1023 Au ÷ US$17 Ag) 2008 - 2010 average metal prices.
d.	Rounding as required by reporting guidelines may result in apparent summation differences between tonnes, grade and contained metal content
e.	Tonnage and grade measurements are in metric units. Contained gold and silver ounces are reported as troy ounces, contained copper, zinc, and lead pounds as imperial pounds

Resource Footnotes:

(1) Mineral Reserves are contained within Measured and Indicated pit designs, and supported by a mine plan, featuring variable throughput rates, stockpiling and cut-off optimization. The pit designs and mine plan were optimized on diluted grades using the following economic and technical parameters: Metal price for gold of US$975/oz; reference mining cost of US$1.67/t incremented US$0.0031/ t/m with depth from the 220 m elevation (equates to an average mining cost of US$2.14/t), variable processing cost based on the formula 2.1874 x (S%) + 10.65 for each US$/t processed; general and administrative cost of US$2.27/t processed; stockpile rehandle costs of US$0.19/t processed assuming that 45% of mill feed is rehandled; variable recoveries by rocktype, ranging from 86.66% in shale to 94.17% in intrusive rocks in the Akivik domain; refining and freight charges of US$1.78/oz gold; royalty considerations of 4.5%; and variable pit slope angles, ranging from 23º to 43º. Mineral Reserves are reported using an optimized net sales return value based on the following equation: Net Sales Return = Au grade * Recovery * (US$975/oz – (1.78 + ((US$975/oz – 1.78) * 0.045))) (10.65 + 2.1874 * (S%) + 2.27 + 0.19) and reported in US$/tonne. The life of mine strip ratio is 5.48. The assumed life-of-mine throughput rate is 53.5 kt/d.

(2) Mineral Reserves are contained within Measured and Indicated pit designs using metal prices for copper, gold and silver of US$2.50/lb, US$1,050/oz, and US$16.85/oz, respectively. Appropriate mining costs, processing costs, metal recoveries and inter ramp pit slope angles varing from 42º to 55º were used to generate the pit phase designs. Mineral Reserves have been calculated using a 'cashflow grade' ($NSR/SAG mill hr) cut-off which was varied from year to year to optimize NPV. The net smelter return (NSR) was calculated as follows: NSR = Recoverable Revenue – TCRC (on a per tonne basis), where: NSR = Net Smelter Return; TCRC = Transportation and Refining Costs; Recoverable Revenue = Revenue in Canadian dollars for recoverable copper, recoverable gold, and recoverable silver using metal prices of US$2.50/lb, US$1,050/oz, and US$16.85/oz for copper, gold, and silver, respectively, at an exchange rate of CDN$1.1 to US$1.0; Cu Recovery = Recovery for copper based on mineral zone and total copper grade; for Mineral Reserves this NSR calculation includes mining dilution. SAG throughputs were modeled by correlation with alteration types. Cashflow grades were calculated as the product of NSR value in $/t and throughput in t/hr. The life of mine strip ratio is 2.16.

(3) Mineral Resources are inclusive of Mineral Reserves. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. Inferred Resources are in addition to Measured and Indicated Resources. Inferred Resources have a great amount of uncertainty as to their existence and whether they can be mined legally or economically. It cannot be assumed that all or any part of the Inferred Resources will ever be upgraded to a higher category. Mineral Resources are contained within a conceptual Measured, Indicated and Inferred optimized pit shell using the following assumptions: gold price of US$1,200/oz; variable process cost based on 2.1874 * (sulphur grade) + 10.65; administration cost of US$2.29/t; refining, freight & marketing (selling costs) of US$1.85/oz recovered; stockpile rehandle costs of US$0.20/t processed assuming that 45% of mill feed is rehandled; variable royalty rate, based on royalty of 4.5% – (Au price – selling cost). Mineral Resources have been estimated using a constant Net Sales Return cut-off of US$0.001/t milled which is approximate 0.46 g/t Au Cut off. The Net Sales Return was calculated using the formula: Net Sales Return = Au grade * Recovery * (US$1200/oz – (1.85 + ((US$1200/oz – 1.85) * 0.045))) (10.65 + 2.1874 * (S%) + 2.29 + 0.20) and reported in US$/tonne. See "Cautionary Note Concerning Reserve & Resource Estimates" .

(4) Mineral Resources are inclusive of Mineral Reserves. Mineral resources are contained within a conceptual Measured, Indicated and Inferred optimized pit shell using the same economic and technical parameters as used for Mineral Reserves. Tonnages are assigned based on proportion of the block below topography. The overburden/bedrock boundary has been assigned on a whole block basis. Mineral resources have been estimated using a constant NSR cut-off of C$10.08/t milled. The Net Smelter Return (NSR) was calculated as follows: NSR = Recoverable Revenue – TCRC (on a per tonne basis), where: NSR = Diluted Net Smelter Return; TCRC = Transportation and Refining Costs; Recoverable Revenue = Revenue in Canadian dollars for recoverable copper, recoverable gold, and recoverable silver using silver using the economic and technical parameters mentioned above. The mineral resource includes material within the conceptual M&I pit that is not scheduled for processing in the mine plan but is above cutoff. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. Inferred Resources are in addition to Measured and Indicated Resources. Inferred Resources have a great amount of uncertainty as to their existence and whether they can be mined legally or economically. It cannot be assumed that all or any part of the Inferred Resources will ever be upgraded to a higher category. See "Cautionary Note Concerning Reserve & Resource Estimates" .

(5) The copper -equivalent grade was calculated as follows: CuEq = Recoverable Revenue ÷ 2204.62 * 100 ÷ 1.55. Where: CuEq = Copper equivalent grade; Recoverable Revenue = Revenue in US dollars for recoverable copper, recoverable gold and recoverable silver using metal prices of US$1.55/lb, US$650/oz, and US$11/oz for copper, gold, and silver, respectively; Cu Recovery = 100%. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. Inferred Resources are in addition to Measured and Indicated Resources. Inferred Resources have a great amount of uncertainty as to their existence and whether they can be mined legally or economically. It cannot be assumed that all or any part of the Inferred Resources will ever be upgraded to a higher category. See "Cautionary Note Concerning Reserve & Resource Estimates" .

(6) NovaGold Canada Inc. has agreed to transfer its 60% joint venture interest in the Copper Canyon property to the Galore Creek Partnership, which is equally owned by NovaGold Canada Inc.and a subsidiary of Teck Resources Limited. The remaining 40% joint venture interest in the Copper Canyon property is owned by another wholly owned subsidiary of NovaGold.

(7) Resources stated as contained within a potentially economically minable underground shapes above a US$75.00/t NSR cut-off. NSR calculation is based on assumed metal prices of US$2.50/lb for copper, US$1,000/oz for gold, US$16.00/oz for silver, US$1.00/lb for zinc and US$1.00/lb for lead. A mining cost of US$45.00/t and combined processing and G&A costs of US$31.00 were assumed to form the basis for the resource NSR cut-off determination. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. Inferred Resources are in addition to Measured and Indicated Resources. Inferred Resources have a great amount of uncertainty as to their existence and whether they can be mined legally or economically. It cannot be assumed that all or any part of the Inferred Resources will ever be upgraded to a higher category. See "Cautionary Note Concerning Reserve & Resource Estimates" .

Cautionary Note Concerning Reserve & Resource Estimates

This summary table uses the term “resources”, “measured resources”, “indicated resources” and “inferred resources” . United States investors are advised that, while such terms are recognized and required by Canadian securities laws, the United States Securities and Exchange Commission (the “SEC”) does not recognize them. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Mineral resources that are not mineral reserves do not have demonstrated economic viability. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher category. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations, however, the SEC normally only permits issuers to report “resources” as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in this release may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC.

NI 43-101 is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource estimates contained in this circular have been prepared in accordance with NI 43-101 and the CIM Definition Standards.

Technical Reports and Qualified Persons

The documents referenced below provide supporting technical information for each of NovaGold's projects.

Project	Qualified Person(s)	Most Recent Disclosure & Filing Date
Donlin Gold	Kirk Hanson P.E., AMEC	December 5, 2011 Press Release
Gordon Seibel R.M. SME, AMEC
Tony Lipiec, P. Eng., AMEC

Galore Creek	Robert Gill, P.Eng., AMEC	Galore Creek Copper–Gold Project,
	Jay Melnyk, P.Eng., AMEC	British Columbia, NI 43-101 Technical Report on Pre-Feasibility Study,
	Greg Kulla, P.Geo., AMEC	filed on September 12, 2011
Greg Wortman, P.Eng., AMEC
Dana Rogers, P.E., Lemley International

Copper Canyon	Erin Workman, P.Geo., NovaGold Resources Inc.	Not publicly released - updated March 2008

Ambler	Russ White, P.Geo., SRK Consulting	NI 43-101 Preliminary Economic Assessment, Ambler Project - May 9, 2011
Neal Rigby, C.Eng., MIMMM, Ph.D., SRK Consulting

Corporate Information

NovaGold Resources Inc. was incorporated by memorandum of association on December 5, 1984, under the Companies Act (Nova Scotia) as 1562756 Nova Scotia Limited. On January 14, 1985, the Company changed its name to NovaCan Mining Resources (1985) Limited and on March 20, 1987, the Company changed its name to NovaGold Resources Inc. The Company is in good standing under the laws of the Province of Nova Scotia. The registered office of the Company is located at 5151 George Street, Suite 1600, Halifax, Nova Scotia, Canada, B3J 2N9. The Company’s principal office is located at Suite 2300, 200 Granville Street, Vancouver, BC, Canada, V6C 1S4.

The Company has the following material, direct and indirect, wholly-owned subsidiaries: NovaGold Resources (Bermuda) Limited, NovaGold (Bermuda) Alaska Limited, NovaGold Resources Alaska, Inc. and NovaGold Canada Inc.

The following chart depicts the corporate structure of the Company together with the jurisdiction of incorporation of the Company’s subsidiaries and related holding companies. All ownership is 100%. Certain immaterial subsidiaries have not been included.

Recent Developments

Changes to Senior Management

On November 16, 2011, the Company announced that Mr. Gregory A. Lang had accepted the position of President and Chief Executive Officer of the Company effective January 9, 2012. Mr. Lang was previously the President of Barrick Gold North America, a wholly-owned subsidiary of Barrick. As the President of Barrick Gold North America, Mr. Lang had executive responsibility for Barrick’s nine operations in the United States, Canada and the Dominican Republic, including the Donlin Gold project, equally owned by wholly-owned subsidiaries of NovaGold and Barrick. See “Management – Executive Officers, Senior Management and Directors” for further information regarding Mr. Lang’s background.

Effective January 9, 2012, Mr. Rick Van Nieuwenhuyse will be stepping down from his current position as President and Chief Executive Officer of the Company and will assume the position of President and Chief Executive Officer of NovaCopper Inc., a subsidiary. Mr. Van Nieuwenhuyse will continue to serve as a member of the Board of Directors of NovaGold and will serve as senior advisor to Mr. Lang for a period of one year.

Donlin Gold Project

Donlin Gold Feasibility Study. On December 5, 2011, NovaGold announced the completion of the Donlin Gold FS for Donlin Gold. The Donlin Gold FS revises the 2009 Feasibility Study with updated mineral reserves and resources, capital costs and operating cost estimates. The Donlin Gold FS also utilizes natural gas as the primary power source for the project rather than the original diesel option.

Donlin Gold is located in southwestern Alaska on private Alaskan native-owned lands and Alaska state mining claims totalling 81,361 acres (32,926 hectares). The property has estimated proven and probable mineral reserves of 505 million tonnes grading 2.09 grams per tonne gold for 33.8 million ounces of gold. This represents an approximate 16% increase from the mineral reserve estimate outlined in the 2009 Feasibility Study and is broadly comparable to the March 2010 mineral reserve and resource update released by NovaGold. The property hosts estimated measured and indicated mineral resources (inclusive of mineral reserves) of 541 million tonnes grading 2.24 grams per tonne gold for 39 million ounces of gold and inferred mineral resources of 92 million tonnes grading 2.02 grams per tonne gold for 6.0 million ounces of gold.

The total capital cost estimate for Donlin Gold is US$6.7 billion including costs related to the natural gas pipeline and a contingency of US$984 million. The project’s estimated after-tax net present value (NPV5%) is US$547 million using the base case gold price of US$1,200 per ounce, $4.58 billion using a gold price of US$1,700 per ounce and US$6.72 billion using a gold price of US$2,000 per ounce. The corresponding IRR after-tax were estimated at 6.0%, 12.3% and 15.1%, respectively. Donlin Gold, if put into production in accordance with the Donlin Gold FS, would average 1.46 million ounces of gold production in each of its first five years of operation at an average cash cost of US$409/oz and would average 1.13 million ounces of gold per year over its projected 27 year mine life with an average cash cost of US$585 per ounce.

The project is expected to be a conventional truck and shovel open-pit operation. The mine life is estimated to be 27 years based on a nominal processing rate of 53,500 tonnes per day.

NovaGold believes that significant exploration potential remains in the Donlin Gold district, with prospects to increase mine life and/or justify future production expansions.

Galore Creek Project

November 2011 Update. On November 16, 2011, NovaGold announced its interest in exploring opportunities to sell all or part of its 50% interest in the Galore Creek project.

Galore Creek Pre-feasibility Study. On July 27, 2011, NovaGold announced the results of the PFS for the Galore Creek project. Galore Creek, a large copper-gold-silver project located in northwestern British Columbia, is held by a partnership in which NovaGold Canada Inc. and Teck Metals Ltd. each own a 50% interest and is managed by GCMC. The Galore Creek property comprises 293,837 acres (118,912 hectares) and hosts a large, porphyry-related copper-gold-silver deposit. The PFS estimates the Galore Creek property has proven and probable mineral reserves of 528 million tonnes grading 0.59% copper, 0.32 grams/tonne gold and 6.02 grams/tonne silver for estimated contained metal of 6.8 billion pounds of copper, 5.45 million ounces of gold and 102.1 million ounces of silver. In addition, the property has estimated measured and indicated mineral resources (exclusive of mineral reserves) of 286.7 million tonnes grading 0.33% copper, 0.27 grams/tonne gold and 3.64 grams/tonne silver for estimated contained metal of 2.07 billion pounds of copper, 2.53 million ounces of gold and 33.54 million ounces of silver, and estimated inferred mineral resources (exclusive of mineral reserves) of 346.6 million tonnes grading 0.42% copper, 0.24 grams/tonne gold and 4.28 grams/tonne silver for estimated contained metal of 3.23 billion pounds of copper, 2.70 millions ounces of gold and 47.73 million ounces of silver. The PFS total capital cost estimate for the Galore Creek project was $5.2 billion dollars. Capital costs are estimated with an accuracy range of +25% / -20% (including contingency). The project’s estimated net present value (NPV7%), using the PFS base case metal price assumptions set forth below, was assessed at $837 million and $137 million on a pre-tax and post-tax basis, respectively. The corresponding post-tax IRR of the project was estimated at 7.4%. Using the July 27, 2011 current price case set forth below, the pre-tax and post-tax NPV7% of the project were estimated at $4.7 billion and $2.7 billion, respectively, with a post-tax IRR estimated at 14%. Base case metal prices used in the PFS were US$2.65/lb copper, US$1,100/oz gold and US$18.50/oz silver with a foreign exchange rate of US$0.91 = Cdn$1.00. The current metal prices used were closing prices on July 27, 2011 of US$4.44/lb copper, US$1,613/oz gold and US$40.34/oz silver with foreign exchange rate of US$1.05 = Cdn$1.00. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

Mining of the Galore Creek deposit is planned as a conventional truck-shovel open-pit mining operation with a nominal 95,000 tonne-per-day throughput. Life of mine throughput average is approximately 84,000 tonnes per day due to the milling circuit constraining throughput as harder rock is encountered deeper in the open pits. The current 528 million tonne mineral reserve estimate is expected to support a mine life of approximately 18 years. NovaGold believes there is potential to extend the mine life with additional infill drilling and exploration. Using a conventional grinding and flotation circuit, the project would produce a high-quality copper concentrate with significant gold and silver credits.

June 2011 Update. On June 23, 2011, NovaGold announced the approval by the Galore Creek Partnership of a $30.5 million budget to carry out further work at the Galore Creek project during the remainder of 2011. Planned work includes infill drilling to convert inferred mineral resources to measured and indicated categories, geotechnical drilling on the tunnel alignment and geotechnical drilling to confirm open pit slopes in areas targeted for conversion of inferred mineral resources. In June 2011, Teck completed its funding requirements of $373.3 million to earn its 50% interest in the Galore Creek project. From the date of completion of Teck’s earn-in, NovaGold and Teck are equally funding further Galore Creek expenditures.

Ambler Project

Spin-out of NovaCopper Inc. On November 16, 2011, NovaGold announced its intention to spin-out its wholly-owned subsidiary, NovaCopper Inc., (“NovaCopper”) by way of a Plan of Arrangement (the “Plan”). Pursuant to the terms of the proposed Plan, common shares of NovaCopper will be distributed to the shareholders of NovaGold as a return of capital through a statutory Plan of Arrangement under the Companies Act (Nova Scotia). The Plan will be voted on at a Special Meeting of Shareholders of NovaGold to be held in early 2012 and will be subject to numerous conditions including shareholder and court approval, approval by, and listing of, the common shares of NovaCopper on the TSX and NYSE-AMEX and completion of all required regulatory filings. The record date for shareholders entitled to receive shares of NovaCopper under the Plan will be the effective date of the Plan which is expected to be in March, 2012.

NovaCopper owns the Ambler project and will have the right to develop any mining project in the recently consolidated, approximately 146,500 hectare property located in the Ambler district of northwestern Alaska, subject to the rights of NANA Corporation under the NANA Agreement (as defined and more particularly described hereunder).

Agreement with NANA Regional Corporation. On October 19, 2011, NovaCopper US Inc. (“NovaCopper US”), a wholly-owned subsidiary of NovaCopper, entered into an Exploration Agreement and Option to Lease (the “NANA Agreement”) with NANA for the cooperative development of their respective resource interests in the Ambler mining district of Northwest Alaska. The NANA Agreement consolidates NovaCopper’s and NANA’s land holdings into an approximately 146,500 hectare land package and provides a framework for the exploration and development of this high-grade and prospective poly-metallic belt.

The NANA Agreement provides NovaCopper US with the nonexclusive right to enter on, and the exclusive right to explore, the Bornite Lands and the ANCSA Lands (each as defined in the NANA Agreement) and in connection therewith, to construct and utilize temporary access roads, camps, airstrips and other incidental works. In consideration for this right, NovaCopper US paid to NANA US$4 million in cash. NovaCopper US will also be required to make payments to NANA for scholarship purposes in accordance with the terms of the NANA Agreement. NovaCopper US has further agreed to use reasonable commercial efforts to train and employ NANA shareholders to perform work for NovaCopper US in connection with its operations on the Bornite Lands, ANCSA Lands and Ambler Lands (as defined in the NANA Agreement) (collectively, the “Lands”).

The NANA Agreement has a term of 20 years, with an option in favour of NovaCopper US to extend the term for an additional 10 years. The NANA Agreement may be terminated by mutual agreement of the parties or by NANA if NovaCopper US does not meet certain expenditure requirements on the Bornite Lands and ANCSA Lands.

In the event either of NovaCopper US or its parent company, NovaCopper, conduct an initial public offering of their common shares, or if NovaCopper US or NovaCopper offer shares on a private placement basis prior to an initial public offering by NovaCopper or NovaCopper, then in each case NANA may participate on the same terms and conditions as other United States purchasers in the offering by purchasing up to 15% of the common shares offered in the initial public offering or private placement, or such number of common shares having an aggregate value of US$4 million, whichever is greater. In addition, if NovaCopper US or NovaCopper becomes a public company, NANA may, at its option, nominate one member for election to the board of directors of the public company during the five-year period following the date NovaCopper US or NovaCopper becomes a public company.

If, following receipt of a feasibility study and the release for public comment of a draft environmental impact statement relating thereto, NovaCopper US decides to proceed with construction of a mine on the Lands, NovaCopper US will notify NANA in writing and NANA will have 120 days to elect to either (a) exercise a non-transferrable back-in-right to acquire between 16% and 25% (as specified by NANA) of that specific project; or (b) not exercise its back-in-rights, and instead receive a net proceeds royalty equal to 15% of the net proceeds realized by NovaCopper US from such project. The cost to exercise such back-in-right is equal to the percentage interest in the project multiplied by the difference between (i) all costs incurred by NovaCopper US or its affiliates on the project, including historical costs incurred prior to the date of the NANA Agreement together with interest on the historical costs and (ii) US$40 million (subject to exceptions). This amount will be payable by NANA to NovaCopper US in cash at the time the parties enter into a joint venture agreement and in no event will the amount be less than zero.

In the event that NANA elects to exercise its back-in-right, the parties will as soon as reasonably practicable form a joint venture, with NANA’s interest being between 16% to 25% and NovaCopper US owning the balance of the interest in the joint venture. Upon formation of the joint venture, the joint venture will assume all of the obligations of NovaCopper US and be entitled to all the benefits of NovaCopper US under the NANA Agreement in connection with the mine to be developed and the related Lands. A party’s failure to pay its proportionate share of costs in connection with the joint venture will result in dilution of its interest. Each party will have a right of first refusal over any proposed transfer of the other party’s interest in the joint venture other than to an affiliate or for the purposes of granting security. A transfer by either party of a net smelter royalty return on the Lands or any net proceeds royalty interest in a project other than for financing purposes will also be subject to a first right of refusal.

In respect of a possible development on the Bornite Lands or ANCSA Lands, NovaCopper US and NANA will execute a mining lease to allow NovaCopper US or the joint venture to construct and operate a mine on the Bornite Lands or ANCSA Lands. These leases will provide NANA a 2% net smelter royalty as to production from the Bornite Lands and a 2.5% net smelter royalty as to production from the ANCSA Lands. If NovaCopper US decides to proceed with construction of a mine on the Ambler Lands, NANA will enter into a surface use agreement with NovaCopper US which will afford NovaCopper US access to the Ambler Lands along routes approved by NANA. In consideration for the grant of such surface use rights, NovaCopper US will grant NANA a 1% net smelter royalty on production and an annual payment of US$755 per acre (as adjusted for inflation each year beginning with the second anniversary of the effective date of the NANA Agreement and for each of the first 400 acres (and $100 for each additional acres) of the lands owned by NANA and used for access which are disturbed and not reclaimed.

NovaCopper US and NANA have formed an oversight committee, which consists of four representatives from each of NovaCopper US and NANA (the “Oversight Committee”). The Oversight Committee is responsible for certain planning and oversight matters carried out by NovaCopper US under the NANA Agreement. The planning and oversight matters that are the subject of the NANA Agreement will be determined by majority vote. The representatives of each of NovaCopper US and NANA attending a meeting will have one vote in the aggregate and in the event of a tie, the NovaCopper US representatives jointly shall have a casting vote on all matters other than Sustainability Matters, as that term is defined in the NANA Agreement. There shall be no casting vote on Sustainability Matters and NovaCopper US may not proceed with such matters unless approved by majority vote of the oversight committee or with the consent of NANA, such consent not to be unreasonably withheld or delayed.

Ambler PEA. On April 14, 2011, NovaGold announced the results of a PEA for its Ambler project in Alaska. The Ambler property comprises 90,315 acres (36,549 hectares) of State of Alaska mining claims and Federal patented mining claims and hosts a number of deposits, including the high-grade copper-zinc-lead-gold-silver Arctic deposit, which was the focus of the PEA. The project’s NPV8% using the PEA base case metal price assumptions set forth below was estimated at US$718 million and US$505 million on a pre-tax and post-tax basis, respectively. The corresponding IRRs were estimated at 30% pre-tax and 25% post-tax. Using recent metal prices set forth below, the pre-tax and post-tax NPV8% were estimated at US$2.2billion and US$1.6 billion, respectively, with corresponding IRRs estimated at 59% and 50%. Base case metal price assumptions used were US$2.50/lb copper, US$1.05/lb zinc, US$1.00/lb lead, US$1,100/oz for gold and US$20/oz silver. The recent metal price assumptions used were US$4.31/lb copper, US$1.20/lb zinc, US$1.20/lb lead, US$1,425/oz gold and US$36/oz silver. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

Based on the PEA, mining of the Arctic deposit is envisioned as an underground operation processing up to 4,000 tonnes of material per day. The current estimated mineral resource base of 16.8 million tonnes of indicated mineral resources and 12.1 million tonnes of inferred mineral resources support a 25-year mine life. The mine is anticipated to produce three concentrates: a copper concentrate with gold byproduct, a lead concentrate with silver and gold byproducts and a zinc concentrate with silver byproduct, with copper cash costs, net of byproducts at base case metal prices, estimated at US$0.89/lb copper. Average annual payable metal production is forecast at 67 million pounds of copper, 80 million pounds of zinc, 12 million pounds of lead, 11,000 ounces of gold and 866,000 ounces of silver. Life-of-mine (“LOM”) payable metal production is estimated at 1.7 billion pounds of copper, 2.0 billion pounds of zinc, 291 million pounds of lead, 266,000 ounces of gold and 22 million ounces of silver. The production schedule is based on processing average-grade material through the life of the operation, with potential upside to be obtained by mining higher-grade ore during the early years of the project.

Copper Canyon Acquisition

On May 20, 2011, NovaGold completed the acquisition of Copper Canyon Resources Ltd. (“Copper Canyon”) a junior exploration company whose principal asset was its 40% joint venture interest in the Copper Canyon copper-gold-silver property that is adjacent to the Galore Creek project. A wholly-owned subsidiary of NovaGold holds the remaining 60% joint venture interest in the Copper Canyon property which it has agreed to transfer to the Galore Creek Partnership. Under the acquisition arrangement, NovaGold acquired all of the issued and outstanding common shares of Copper Canyon which it did not already hold. As a result, Copper Canyon is now a wholly-owned subsidiary of NovaGold. NovaGold issued a total of 4,171,303 common shares under the arrangement, representing approximately 1.7% of the number of NovaGold common shares then outstanding and paid cash of $2,557,000. Under the arrangement, Copper Canyon transferred to a new company, Omineca Mining and Metals Ltd. (“Omineca”), substantially all of its assets other than certain cash and its 40% interest in the Copper Canyon property. NovaGold holds and exercises control over an aggregate of 1,725,858 common shares of Omineca, representing approximately 10.8% of Omineca’s outstanding common shares. The Omineca shares are being held by NovaGold as a portfolio investment.

Rock Creek

The Company has initiated closure activities at the Rock Creek project with anticipated costs of approximately US$25 - $30 million. These costs are expected to be incurred over two years starting in late 2011, with the majority of the costs incurred during 2012.

Properties

The following description summarizes selected information about the Company’s Donlin Gold, Galore Creek and Ambler projects. Please refer to the Company’s Annual Information Form for the fiscal year ended November 30, 2010, and the various NI 43-101 compliant reports referenced below for a further description of these properties, including their location, accessibility, climate, local resources, infrastructure, physiography, geological setting, mineralization, past drilling programs and history.

Donlin Gold Project, Alaska

Donlin Gold is an advanced-stage gold project held by Donlin Gold LLC, a limited liability company that is owned 50% by the Company’s wholly-owned subsidiary, NovaGold Resources Alaska, Inc. and 50% by Barrick’s wholly-owned subsidiary, Barrick

Project Location

Donlin Gold is situated approximately 450 kilometers west of Anchorage and 250 kilometers northeast of Bethel up the Kuskokwim River. The Donlin Gold deposits lie in the central Kuskokwim basin of southwestern Alaska.

Mineral Reserve and Resource Estimates

The Donlin Gold FS estimates Proven and Probable Mineral Reserves for the Donlin Gold project shown in the table below.

Donlin Gold Mineral Reserve Estimate

Reserve Category	Tonnes (kt)	Gold (g/t)	Contained Gold (kozs)
Proven	7,683	2.32	573
Probable	497,128	2.08	33,276
Total Proven & Probable	504,811	2.09	33,849

Notes:
(1)
Mineral Reserves are contained within Measured and Indicated pit designs, and supported by a mine plan, featuring variable throughput rates, stockpiling and cut-off optimization. The pit designs and mine plan were optimized on diluted grades using the following economic and technical parameters: Metal price for gold of US$975/oz; reference mining cost of US$1.67/t incremented US$0.0031/t/m with depth from the 220 m elevation (equates to an average mining cost of US$2.14/t), variable processing cost based on the formula 2.1874 x (S%) + 10.65 for each US$/t processed; general and administrative cost of US$2.27/t processed; stockpile rehandle costs of US$0.19/t processed assuming that 45% of mill feed is rehandled; variable recoveries by rocktype, ranging from 86.66% in shale to 94.17% in intrusive rocks in the Akivik domain; refining and freight charges of US$1.78/oz gold; royalty considerations of 4.5%; and variable pit slope angles, ranging from 23º to 43º. See “Cautionary Note to United States Investors”.

(2)
Mineral Reserves are reported using an optimized net sales return value based on the following equation: net sales return = Au grade * Recovery * (US$975 – (1.78 + ($US975 – 1.78) * 0.045)) 10.65 + 2.1874 * (S%) + 2.27 + 0.19) and reported in US$/tonne.

(3)	The life of mine strip ratio is 5.48. The assumed life-of-mine throughput rate is 53.5 kt/d.
(4)	Rounding as required by reporting guidelines may result in apparent summation differences between tonnes, grade and contained metal content
(5)
Mineral reserves are reported on a 100% basis. NovaGold and Barrick each own 50% of the Donlin Gold project. Tonnage and grade measurements are in metric units. Contained gold ounces are reported as troy ounces. See “Cautionary Note to United States Investors”.

Mineral Reserves have been estimated using a long-term gold price assumption of US$975/oz. Mineral resources are based on a Whittle™ pit optimized for all Measured, Indicated, and Inferred blocks assuming a gold selling price of US$1,200/oz and are inclusive of reserves.

Donlin Gold Measured and Indicated Resource (Inclusive of Reserves)
and Inferred Mineral Resource Estimate

Resource Category	Tonnes (kt)	Gold (g/t)	Contained Gold (kozs)
Measured	7,731	2.52	626
Indicated	533,607	2.24	38,380
Total Measured + Indicated	541,337	2.24	39,007
Inferred	92,216	2.02	5,993

Notes:
(1)	Mineral Resources are inclusive of Mineral Reserves. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. See “Cautionary Note to United States Investors”.
(2)
Mineral Resources are contained within a conceptual Measured, Indicated and Inferred optimized pit shell using the following assumptions: gold price of US$1,200/oz; variable process cost based on 2.1874 * (sulphur grade) + 10.65; administration cost of US$2.29/t; refining, freight & marketing (selling costs) of US$1.85/oz recovered; stockpile rehandle costs of US$0.20/t processed assuming that 45% of mill feed is rehandled; variable royalty rate, based on royalty of 4.5% –* (Au price – selling cost).

(3)
Mineral Resources have been estimated using a constant net sales return cut-off of US$0.001/t milled. The net sales return cut-off was calculated using the formula: NSR = Au grade * Recovery * (US$1,200 – (1.85 + (US$1,200 – 1.85) * 0.045)) - (10.65 + 2.1874 * (S%) + 2.29 + 0.20) and reported in US$/tonne.

(4)	Rounding as required by reporting guidelines may result in apparent summation differences between tonnes, grade and contained metal content.
(5)	Tonnage and grade measurements are in metric units. Contained gold ounces are reported as troy ounces. See “Cautionary Note to United States Investors”.

Donlin Gold – Exploration Potential

The Donlin Gold project retains significant exploration potential. The mineral reserves are based on measured and indicated mineral resources. The inferred mineral resource containing an estimated 6.0 million ounces of gold within the resource pit shell is treated as waste but is available for conversion to a higher confidence category during mining and represents upside potential to the project economics.

There is also moderate-to-high potential for the known gold zones to extend outside the pit shell. Many of these targets are close to the pit floor in areas that could be mined without significantly increasing the strip ratio or enlarging the pit footprint. Good potential exists for discovery of significant deposits outside the current mine footprint. Several drilled prospects and other exploration targets along the 6-km trend north of the resource area remain under-explored. The future impact on the Donlin project of these exploration targets depends on the location, geological complexity and capital cost. One of the larger exploration targets, named Dome, may support a stand-alone operation.

Donlin Gold – Mining and Production

The Project is expected to be a conventional truck-and-shovel open-pit operation. The mine life is estimated to be 27 years based on a nominal processing rate of 53,500 tonnes per day.

Donlin Gold Mine Production Estimates

Parameter	Units	Mine
Total ore milled	mt	504.8
Strip Ratio	waste:ore	5.5:1.0
Average gold grade	g/t	2.1
Estimated LOM gold recovery	%	89.8
Total recovered gold	Mozs	30.4
Average annual gold production	Mozs	1.1

Donlin Gold – Plant and Infrastructure

The infrastructure for the Project includes four main development sites in remote locations: the Jungjuk port site, the mine and plant site area, the permanent camp, and the airstrip. The plant site and fuel tank farm will be on a ridge above the proposed tailings storage facility. The layout of the plant site was designed to take maximum advantage of the natural topography. The layout also provides for efficient movement of equipment and material products around the site.

Donlin Gold – Natural Gas Pipeline

Natural gas will be delivered to site by a 500-kilometer long 12-inch diameter pipeline. It will serve as the energy source for on-site power generation. This natural gas pipeline is a lower-cost alternative to the previously considered barging of diesel fuel. Operating costs include importing liquefied natural gas (“LNG”) by ship to Anchorage and total delivery costs to site which includes ship based regasification of the LNG and delivery from Anchorage to the Donlin Gold project via the pipeline. There may be an opportunity in the future to source natural gas from within Alaska.

Donlin Gold – Metallurgy and Processing

The ore from the Donlin Gold deposit will be crushed and then milled using semi-autogenous grinding (“SAG”) and two-stage ball mills. The gold-bearing sulphides will be recovered by flotation to produce a concentrate representing 15.2% of the mass with an average gold grade of 12.7 g/t. The concentrate is refractory and will be treated in an autoclave prior to cyanidation. Overall gold recovery from flotation, pressure oxidation and Carbon-in-Leach is estimated at 89.8% . Excess acid from the autoclave circuit will be neutralized with flotation tailings and slaked lime. Tailings from the process will be impounded in the tailings storage facility, which will have zero-discharge during operations with water reclaimed for re-use in the process plant.

Donlin Gold – Financial Analysis

The total capital cost estimate for Donlin Gold is US$6.7 billion including costs related to the natural gas pipeline and a contingency of US$984 million. The project’s estimated after-tax net present value (NPV5%) is US$547 million using the base case gold price of US$1,200 per ounce, $4.58 billion using a gold price of US$1,700 per ounce and US$6.72 billion using a gold price of US$2,000 per ounce. The corresponding IRR after-tax were estimated at 6.0%, 12.3% and 15.1% respectively. Donlin Gold, if put into production in accordance with the Donlin Gold FS, would average 1.36 million ounces of gold production in each of its first five years of operations at an average cash cost of US$409/oz and would average 1.13 million ounces of gold per year over its projected 27 year mine life with an average cash cost of US$585 per ounce.

Donlin Gold – Operating Cost Estimates

The mine operating cost estimates incorporate costs for operating and maintenance labour, staff, and supplies for each year. Operating costs were prepared based on conditions prevailing in second quarter 2011. Pre-production costs have been capitalized and included in the capital cost estimate. A portion of mine operating costs related to waste stripping will be deferred and, therefore, are excluded from the calculation of cash costs in accordance with industry standards.

Operating Cost Estimates

	US$/Tonne Milled	US$/Tonne Mined
Mining Cost	16.24	2.52
Process Cost	15.47	2.40
G&A, Community, Refining & Land	6.42	0.99
Total Operating Cost	38.13	5.91

Donlin Gold - Capital Cost Estimate

The total estimated cost to design and build the Donlin Gold project is estimated at US$6.7 billion, including an Owner-provided mining fleet and Owner-performed pre-development. The Donlin Gold FS capital cost estimate was developed in accordance with Association for the Advancement of Cost Engineering (AACE) Class 3 requirements, consisting of semi-detailed unit costs and assembly line items. The level of accuracy for the estimate is -15% / +30% of estimated final costs, per AACE Class 3 definition.

The contingency provided in the capital cost estimate is significant at US$984 million representing 25% of direct costs. The contingency was selected to provide an 85% probability of the capital cost being at or below the provided estimate. This is an increase in confidence limit from the 2009 Feasibility Study which utilized a 50% probability factor. The anticipated timeline for mine construction is four years with the capital investment peaking in the third year of the construction schedule. This estimate includes all costs, including Owner’s costs and permitting, from January 1, 2012.

Capital Cost Estimates

US$ million
Mining	345
Site preparation/roads	236
Process facilities	1,326
Tailings	120
Utilities (including natural gas pipeline)	1,302
Ancillary buildings	304
Off-site facilities	243
Total Direct Costs	3,876
Owners’ cost	414
Indirects	1,405
Contingency	984
Total Indirect & Contingency	2,803
Total Project Cost	6,679

(1) Exchange rate of C$1.10:US$1.00.

Donlin Gold – Sustaining Capital

Sustaining capital requirements total US$1.5 billion over the life of mine. Significant areas include US$649 million to replace and supplement mobile mining and support equipment and US$631 million for periodic tailings storage facility capacity expansions.

Donlin Gold – Mineral Tenure and Land Use

The Donlin Gold deposit is located on Calista Corporation (“Calista”) mineral lands and the project operates under a mining lease with Calista. Calista is one of 13 regional Alaska Native corporations established as part of the Alaska Native Claims Settlement Act (“ANCSA”) of 1971 and under ANCSA has title to the subsurface estate in the region. The mining lease agreement provides Calista with payments, royalties and economic development rights.

ANCSA established the Kuskokwim Corporation (“TKC”) which is the owner of the surface rights estate for most of the project lands. Donlin Gold operates under a surface use agreement with TKC. Donlin Gold is negotiating a restructuring of the TKC agreement to, among other things, extend the term, which currently expires in June 2015. The surface use agreement provides TKC with payments for lands used and protection of subsistence activities.

Other lands required for offsite infrastructure, such as required for the Jungjuk port site, road to the port site and gas pipeline are categorized as Native, State of Alaska conveyed, or Bureau of Land Management (“BLM”) lands. Rights-of-way will be required from the State and BLM for the road and pipeline alignments where they cross state and federal lands, respectively.

Donlin Gold – Environmental Assessment, Permitting and Closure/Reclamation

Since the beginning of NovaGold’s work at Donlin Gold, baseline environmental studies have occurred. At the same time, a comprehensive program of coordinating with the Federal and State permitting agencies as well as meeting with village representatives has been conducted. This work has allowed Donlin Gold to anticipate and plan for many of the potential issues that could arise in the permitting process. Overall, the proposed project has been designed to address these issues and minimize environmental impacts from construction through closure. In October 2011, a Memorandum of Understanding (“MOU”) was signed with the U.S Army Corps of Engineers, which will be the lead agency for compliance with the National Environmental Policy Act (“NEPA”). This MOU provides the framework for preparation of the environmental impact statement (“EIS”). NovaGold believes that the EIS and permitting processes for the Donlin Gold Project can be completed over a three-to-four-year period.

Both Barrick and NovaGold have considerable experience in permitting projects within Alaska and throughout the United States, and, it is proposed, Donlin Gold will draw on their experience in order to efficiently manage the permitting process. The permitting of the proposed mine, natural gas pipeline, and port facilities will be fully integrated. Donlin Gold will continue to focus on community and stakeholder relations as it advances through the permitting process toward a construction decision on the project.

Reclamation plans for the project include land reclamation, construction of the water treatment plant, long-term monitoring; and an associated facility and access maintenance. All associated reclamation costs are included in the financial analysis.

Donlin Gold – Feasibility Project Management and Contributions

The Donlin Gold FS was compiled by AMEC. The independent Technical Report and resource/reserve estimates, have been prepared in accordance with the Standards of Disclosure for Mineral Projects as defined by National Instrument 43-101 of the Canadian Securities Administrators. Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), Gordon Seibel, R.M. SME., Principal Geologist, (AMEC, Reno), Tony Lipiec, P.Eng. Manager Process Engineering (AMEC, Vancouver) are the Qualified Persons responsible for preparation of the independent technical report, and have verified that the data from their technical report is fairly and accurately disclosed herein.

Donlin Gold – Other Technical Information

Certain scientific and technical information regarding Donlin Gold incorporated by reference in this Prospectus is based on the technical report titled “Donlin Creek Gold Project, Alaska, USA NI 43-101 Technical Report” dated April 1, 2009 (the “2009 Donlin Technical Report”) prepared by Kirk Hanson P.E., Gordon Seibel M.AusIMM., Simon Allard, P.Eng., Gregory Wortman, P.Eng and Alexandra Kozak P.Eng., all of whom are Qualified Persons as defined in NI 43-101. The 2009 Donlin Technical Report has been filed with the securities regulatory authorities in each province of Canada and with the SEC. Portions of the following information are based on assumptions, qualifications and procedures that are not fully described herein. References should be made to the full text of the 2009 Donlin Technical Report which is available for review on SEDAR located at www.sedar.com and on EDGAR at www.sec.gov.

Galore Creek Project, British Columbia

Galore Creek – Technical Reports

Except for the information under the headings “Galore Creek – Current Activities” or as otherwise stated, the scientific and technical information in this Prospectus regarding the Galore Creek project is based on the technical report titled “Galore Creek Copper-Gold Project NI 43-101 Technical Report on Pre-Feasibility Study, British Columbia – Canada” dated September 12, 2011 (the “PFS”) prepared by Robert Gill, P.Eng., Jay Melnyk , P.Eng., Greg Wortman, P.Eng., Greg Kulla, P.Geo., and Dana Rogers, P. E ., all of whom are Qualified Persons as defined in NI 43-101. The PFS has been filed with the securities regulatory authorities in each province of Canada. Portions of the following information are based on assumptions, qualifications and procedures which are not fully described herein. Reference should be made to the full text of the PFS which is available for review on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Galore Creek – Overview

On August 1, 2007, the Company formed the Galore Creek Partnership with Teck giving each of NovaGold and Teck a 50% interest in the Galore Creek project. Teck was the sole funding partner until June 22, 2011 when it completed its $373.3 million earn-in obligation. The activities of the Galore Creek Partnership are being conducted by GCMC, an independent entity controlled equally by NovaGold and Teck.

On February 11, 2009, NovaGold and Teck agreed to amend certain provisions of the Partnership Agreement relating to the Galore Creek project. The agreement confirms that NovaGold and Teck each continue to hold a 50% interest in the Galore Creek Partnership. Under the amended agreement, Teck agreed to fund 100% of Galore Creek costs until the total amount contributed by Teck after November 1, 2008, together with approximately $15.8 million previously contributed by Teck on optimization studies, equaled $60.0 million. Teck would have a casting vote on the Galore Creek Partnership’s Management Committee with respect to the timing and nature of expenses to be solely funded by it. Following Teck’s $60.0 million contribution, all further costs at Galore Creek will be funded by Teck and NovaGold in accordance with their respective Galore Creek Partnership interests and there will no longer be any casting vote for either party. The new funding arrangements replace the funding arrangements agreed by Teck and NovaGold in November 2007. In June 2011, Teck completed its funding requirements of $373.3 million to earn its 50% interest in the Galore Creek project.

The PFS estimates that the Galore Creek property has proven and probable mineral reserves of 528 million tonnes grading 0.59% copper, 0.32 grams/tonne gold and 6.02 grams/tonne silver for estimated contained metal of 6.8 billion pounds of copper, 5.45 million ounces of gold and 102.1 million ounces of silver. In addition, the property has estimated measured and indicated mineral resources (exclusive of mineral reserves) of 286.7 million tonnes grading 0.33% copper, 0.27 grams/tonne gold and 3.64 grams/tonne silver for estimated contained metal of 2.07 billion pounds of copper, 2.53 million ounces of gold and 33.54 million ounces of silver, and estimated inferred mineral resources (exclusive of mineral reserves) of 346.6 million tonnes grading 0.42% copper, 0.24 grams/tonne gold and 4.28 grams/tonne silver for estimated contained metal of 3.23 billion pounds of copper, 2.70 millions ounces of gold and 47.73 million ounces of silver. The PFS estimates production of 5.95 billion pounds of copper, 3.85 million ounces of gold and 56.1 million ounces of silver over an approximate 18 year mine life with cash costs net of credits averaging $0.79 per pound copper at base case prices. The total capital cost estimate for the Galore Creek project came in at $5.2 billion dollars. Capital costs are estimated with an accuracy range of +25% / -20% (including contingency). Closure costs of $88.7 million have been included in the life of mine capital costs. The project’s estimated net present value (NPV7%), using the PFS base case metal price assumptions set forth below, was assessed at $837 million and $137 million on a pre-tax and post-tax basis, respectively. The corresponding post-tax IRR of the project was estimated at 7.4%. Using the July 27, 2011 current price case set forth below, the pre-tax and post-tax NPV7% of the project were estimated at $4.7 billion and $2.7 billion, respectively, with a post-tax IRR estimated at 14%. Robert Gill, P.Eng. a Qualified Person as defined in NI 43-101 is responsible for and has approved the information in this Prospectus regarding the current price case. Base case metal prices used in the PFS were US$2.65/lb copper, US$1,100/oz gold and US$18.50/oz silver with a foreign exchange rate of US$0.91 = Cdn$1.00. The current metal prices used were closing prices on July 27, 2011 of US$4.44/lb copper, US$1,613/oz gold and US$40.34/oz silver with a foreign exchange rate of US$1.05 = Cdn$1.00. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

Mining of the Galore Creek deposit is planned as a conventional truck-shovel open-pit mining operation with a nominal 95,000 tonne-per-day throughput. Life of mine throughput average is estimated to be approximately 84,000 tonnes per day due to the milling circuit constraining throughput as harder rocks are encountered deeper in the open pits. The current 528 million tonne mineral reserve estimate is expected to support a mine life of approximately 18 years. NovaGold believes there is potential to extend the mine life with additional infill drilling and exploration. Using a conventional grinding and flotation circuit, the mine would produce a high-quality copper concentrate with significant gold and silver credits.

On November 16, 2011, subsequent to the date of the PFS, NovaGold announced that it is exploring opportunities to sell all or a part of its interest in the Galore Creek Partnership.

Galore Creek – Property Description and Location

The Galore Creek property is a large copper-gold-silver project located in northwestern British Columbia. The main Galore Creek property, which consists of the Southwest, Central, Junction and West Fork deposits, contains most of the project’s known resources. The project consists of 264 mineral claims, totalling 118,911.88 ha, held in the name of GCMC. Under an option agreement (the “Galore Creek Option Agreement”) originally with subsidiaries of Rio Tinto plc and Anglo American plc, the then shareholders of Stikine Copper Limited, the owner of the core mineral claims at the Galore Creek project, NovaGold could acquire 100% of such company. On June 1, 2007, the Company completed the exercise of its option pursuant to the Galore Creek Option Agreement to purchase 100% of Stikine Copper Limited by paying the final US$12.5 million of a US$20.3 million purchase. NovaGold’s financial earn-in requirements under the Galore Creek Option Agreement were satisfied and all of Stikine Copper’s assets were purchased by NovaGold and have been transferred to the Galore Creek Partnership.

On February 13, 2006, the Company announced that it had entered into a comprehensive agreement with the Tahltan Nation for their participation in, and support of, the development of the Galore Creek project. Financial contributions will be made by GCMC to the Tahltan Heritage Trust Fund which will be used to mitigate any adverse social and cultural impacts of mine development. During mine operations, Trust Fund payments are guaranteed to be no less than $1.0 million annually. Upon reaching certain agreed financial targets, and subject to positive mine operating cash flow, the trust will receive the greater of $1.0 million or a 0.5 to 1.0% NSR royalty each year. The agreement will remain in effect throughout the life of the Galore Creek project and will be binding on any future operator of the mine.

See also “The Company – Recent Developments – Copper Canyon Acquisition” above.

Galore Creek – Mineral Tenure

On May 23, 2007, NovaGold and Teck announced a 50/50 partnership to develop the Galore Creek property. On August 1, 2007 the Galore Creek Partnership was established to develop the Galore Creek mine and created GCMC, a jointly controlled operating company. In October 2007, all Galore Creek claims held by NovaGold Canada Inc. were transferred to GCMC. The project consists of 264 mineral claims, totalling 118,911.88 ha, held in the name of GCMC. Included in this total are the five Grace claims that were acquired by GCMC from Barrick as the successor company to Pioneer Metals Corporation on December 3, 2007. At the adjoining Copper Canyon property, a wholly owned subsidiary of NovaGold, acquired in May 2011 the remaining outstanding interest in Copper Canyon, which holds 12 claims totalling 11,344 hectares (28,032 acres).

See also “The Company – Recent Developments – Copper Canyon Acquisition” above.

Galore Creek – Accessibility and Climate

The Galore Creek project is located approximately 70 km west of the Bob Quinn airstrip on Highway 37 and 150 km northeast of the port of Stewart, and 370 km northwest of the town of Smithers, British Columbia, Canada. The town of Smithers, is the nearest major supply centre and has an airport with regularly scheduled flights to and from Vancouver, BC. The project is located in the Stikine area, the nearest point on the Stikine River to the project is the mouth of the Anuk River, about 16 km west of the camp. Most personnel, supplies, and equipment are staged from the Bob Quinn airstrip, on the Stewart-Cassiar Highway (Highway 37) and transported via helicopter to the Galore Creek camp. Bob Quinn is serviced by contract flights from Smithers and Terrace, each of which has daily flights from Vancouver. Flight time from Vancouver to Smithers/Terrace is about 90 minutes, then an additional 45 minutes to Bob Quinn. The helicopter flight from Bob Quinn to the Galore Creek camp is about 30 minutes.

Galore Creek is located in the humid continental climate zone of coastal British Columbia and is characterized by cold winters and short, cool, summers. Within the Galore Creek Valley, mean monthly temperatures range from -8.2ºC during the winter to 12.4ºC during the summer, with January and July typically being the coolest and warmest months, respectively. In the Upper West More Valley area, monthly average temperatures range from -8.9ºC in the winter to 7.9ºC in the summer. Precipitation begins to fall as snow in early October and continues until the end of May. A basinal average precipitation for the whole Galore Creek Valley watershed was estimated to be in the order of 3,000 mm. June and July tend to receive the least amount of precipitation on an annual basis (typically 40 to 60 mm of rain per month).

The project lies within a regional structure known as the Stikine Arch. Medium to steep slopes characterize the local terrain in the central and northern parts of the Galore Creek property. The surrounding topography is mountainous. The elevation of the tree line is variable, but alpine vegetation predominates above 1,100 m. The forests below consist of Balsam fir, Sitka spruce and cedar. Alpine tundra is present at higher elevations.

The project is currently isolated from power and other public infrastructure and is currently not accessible by road. Because of glaciers covering the surrounding mountain passes, a large cross-section tunnel is needed to provide long-term vehicular access into the Galore Creek valley and for mobilization of individual component pieces of large mining equipment needed for mining the ore body using open pit methods. The time and cost for driving a tunnel in new and unexplored underground terrain is subject to many unknowns which could change the outcome significantly. The same surface constraints that preclude building a road into the site (i.e. severe topography, snowpack, glaciers and weather) also limit the amount of borehole information, geologic mapping and other site specific data that can be obtained so that subsurface conditions can be better understood before tunnelling begins. Construction of the tunnel will most likely fall on the critical path for development of the mine and thus represents a significant cost and schedule risk for development of the Galore Creek property.

Within the ground holdings of GCMC, there is sufficient area to allow construction of all required project infrastructure. Except for the access corridor which is covered by the special use permit, all other infrastructure, including the processing plant and tailings area in West More and for the Filter Plant Area near Km 8 are located within GCMC’s mineral claims. GCMC intends to file for mining leases to secure the surface rights for these areas, which are held by the Crown. GCMC considers it a reasonable expectation that surface rights usages will be granted to the project. Ample water supply is available from surface and subsurface sources.

Galore Creek – Geological Setting

The main Galore Creek deposits lie in Stikinia, an accreted terrain composed of tectonically juxtaposed Mesozoic volcano-stratigraphic successions. The eastern boundary of the Coast Plutonic Complex lies about 7 km west of the claim block. A suite of multiphase syenite intrusions cuts a section of flysch-basin sedimentary strata and alkaline volcanic rocks of the middle to upper Triassic Stuhini Group. The intrusive suite, centered in the West Fork area, forms a north-northeast-trending belt 5 km long and 2 km wide and contains stocks, dikes and extensive sills. The presence of numerous sub-volcanic syenite sills indicates that the intrusions formed at a structurally high level. The spatial and temporal association of the chemically similar intrusive and extrusive igneous rocks indicates that the Galore Creek area is probably an eroded volcanic center. The Galore Creek intrusions commonly follow two orientations, one northwest and the other northeast. Post-intrusion and post-ore faulting follows these same orientations. Regionally, the Stuhini section shows broad open folding. The mineralized section is less deformed, so it is unclear whether the deformation occurred prior to, during, or subsequent to mineralization.

Galore Creek – Alteration and Mineralization

Mineralization at Galore Creek occurs primarily in altered Triassic alkalic lavas, volcano-sedimentary strata and, to a lesser degree, in alkalic intrusions. Twelve copper-gold-silver mineralized zones have been identified on the property. Alteration mineral assemblages at Galore Creek are somewhat unique due to the near total lack of quartz in the volcanic and intrusive host rocks. In general, the center of the district shows potassic alteration, including potassium-feldspar, biotite and magnetite, with local concentrations of garnet. Copper-sulfides are most closely associated with secondary biotite and magnetite. A propylitic assemblage, including epidote, chlorite and pyrite occurs outboard of the potassic assemblage.

Most of the mineralized zones contain evenly disseminated copper-sulfide with little apparent control by stockwork or larger scale veining. The sulfide assemblage generally includes chalcopyrite, bornite and pyrite. Uncertainty exists whether the pyrite is auriferous, but strong magnetite commonly occurs within gold-enriched zones. Higher gold values occur at the northern and southern ends of the Central deposit. These higher gold values generally occur along with elevated concentrations of bornite. Locally, as in the West Fork area, massive magnetite-bornite-chalcopyrite mineralization contains bonanza grades (>20% copper with significant precious metal values).

Galore Creek – Metallurgy

The sulfide minerals at Galore Creek are predominately gold- and silver-bearing chalcopyrite, bornite and pyrite. A primary grind of 80% passing 150 microns provides sufficient rougher flotation liberation to separate the copper minerals from the pyrite and gangue. At this grind, the majority of the gold is either free or associated with the copper sulfides. The proposed treatment process uses conventional flotation to produce a precious-metal-bearing copper concentrate.

The Galore Creek project has been the subject of several metallurgical studies since the 1960s. Early work by Kennecott Corporation (“Kennecott”) culminated in 1967 with a continuous pilot plant mill test. The pilot plant processed a 50-ton bulk sample mined from a short adit across the Central Zone of the deposit. The pilot plant confirmed the results of earlier bench-scale testing. The bulk sample assayed 1.28% copper of which 96% was recovered into a 25% copper concentrate. The indicated gold and silver recoveries from the sample were 63.9% and 84.5% respectively. Kennecott followed up in 1992 with additional bench testing using four composites taken from the then newly discovered Southwest Zone as well as two new composites from the Central Zone. The object of this study was to determine the amenability of the composites to the flow sheet developed previously and to determine if gold recovery could be significantly improved. It was found that both gold recoveries and copper concentrate grades for the Central Zone were higher than those indicated for the Southwest Zone. This was attributed to the higher pyrite content in the Southwest Zone and the association of at least part of the gold with pyrite. Overall copper and gold recoveries to a 25% copper concentrate averaged 90% and 58%, respectively.

NovaGold’s work in 2003 and 2004 consisted of further bench tests. The program included verification of the flow sheet, determination of grindability, modal analysis of flotation feed and products, gravity concentration, and batch rougher and cleaner flotation tests. The 2003 work was carried out on four 50-kg samples selected from the 2003 higher grade drill intercepts in the Central and Southwest Zones. The 2004 work was carried out on eight 50-kg samples selected from various locations from within the Central, Southwest, Junction, West Fork and Copper Canyon Zones.

The following is a summary of the key observations from the 2003/2004 work:

  Comparative ball mill work indices carried out on 28 samples averaged 13.5 kWh/t.
  Copper and gold were readily recovered using a simple flotation scheme and standard reagents for copper.
  A primary grind of 80% passing 150 microns was sufficient for copper mineral and gold liberation.
  A significant fraction of gold was free and floated readily with the copper minerals.
  Gravity gold concentration appeared to have limited additional benefits as the gold was readily recovered by flotation.
  Rougher concentrate required regrinding to a nominal 80% passing 40 microns for effective cleaning.
  A series of locked cycle flotation tests on the main ore types from within the Central, Southwest, Junction and West Fork Zones produced results in line with previous test work. An average head grade of 0.74% copper and 0.38 g/t gold produced 29% copper concentrate with copper and gold recoveries of 90.9% and 70.9%, respectively.

The 2005–2006 metallurgical test program was managed by Hatch and carried out by G&T Metallurgical Services Ltd (Kamloops, BC). G&T Metallurgical Services determined the Bond Ball Mill Work Index and conducted the flotation testwork on the composites used in the flotation program, while SGS Lakefield and SGS Minnovex (Toronto, ON) ran additional grindability and flotation simulation tests.

A comprehensive metallurgical program was completed on fresh drill core samples from 2005 drilling to further validate the flowsheet developed in the earlier work and to determine the metallurgy associated with the variable mineralization and head grades in the various zones of the Galore Creek deposit. The test program investigated grindability using CEET and JKSimMet methodologies, mineralogy, and minerals recovery by batch and locked-cycle flotation. Models were developed to project copper, gold and silver recoveries in mining blocks for each pit. Pilot plant campaigns were also completed, primarily to generate concentrate samples for dewatering tests and marketing purposes, and tailings samples for dewatering tests and environmental purposes.

At a grind of 80% passing 150 μm, 50% to 60% of copper sulphides and the majority of gold particles were liberated and recoverable by flotation. The gold particles were fine at nominally 8 to 12 μm and would be unlikely to be recovered by gravity concentration. A primary grind of 80% passing 200 μm was suggested to achieve the same metals recovery. The metallurgical response deteriorated as the grind approached 300 μm.

Mineralization hardness, in terms of Bond Ball Mill Work Index, varied between 13 kWh/t and 21 kWh/t over the various proposed pits. The average hardness in the dominant Central Pit was 16.5 kWh/t, similar to that determined from the 2003 metallurgical testwork.

The proposed flowsheet design consisted of rougher flotation, regrind of rougher concentrate, and three stages of cleaner flotation using a simple reagent scheme that utilized PAX as the primary collector and MIBC as the frother. The use of 3418A, a more selective dithiophosphinate collector, instead of PAX, was suggested to produce slightly higher concentrate grade at similar recovery. A guar gum carboxymethyl cellulose reagent was noted to be required to disperse talc-like materials and minimize their adverse impact on flotation responses. Variable amounts and occurrences of these talc-like materials were observed in the drill cores from across the deposit. The talc-like materials were not identified. The program also verified that chalcopyrite and bornite materials from various mineralization zones have similar metallurgical responses.

Models were developed for each deposit to project copper recovery from head grades at constant concentrate grade and to project gold and silver recoveries from copper recovery for use in mining blocks using a head grade of 0.7% copper for each deposit.

A model was also developed for projecting copper recovery from mineralization containing non-sulphide copper. Copper recovery was expected to be lower and to vary with the proportion of non-sulphide copper content, whereas the gold and silver recoveries were expected to correlate with copper recovery. Using a 0.7% total copper head and assuming 20% of the total copper occurring as a non-sulphide, the model projected recoveries of 71% copper, 55% gold and 51% silver at a 28% Cu concentrate grade. Since gold and silver recoveries largely followed copper recovery, the gold and silver in mineralization with very low copper grades, and largely occurring within pyrite grains, may not be recovered.

A preliminary flotation model indicated that the concentrate grade might improve at the same recovery if flotation columns were used for final cleaning in place of mechanical cells. Further work was recommended on this option.

The final concentrates had relatively low penalty elements. Fluorine, selenium, lead and zinc concentrations were variable and might have the potential to be of concern. It was recommended that further work be conducted to address a number of key issues and increase confidence in the projected metallurgical performance of the mineralization from each pit given the variable mineralization, head grades and observed metallurgy. The work should be conducted on fresh drill core samples, in particular, to better define and quantify the occurrences and spatial distributions of talc-like minerals and pyrite, non-sulphide copper, the penalty elements and the extent of their impact on metallurgy, and to determine how the recovery of lead and zinc into the concentrate may be minimized.

In 2008, G&T conducted testwork to investigate the effect of aging on metallurgical performance. The principal objective of this study was to simulate the effect of transporting ground slurry in a pipeline for seven hours prior to flotation processing in the rougher bank. The test procedure was to be conducted on two composites identified as CRZ Zone Stick and CRZ Zone Broken from the Galore Creek deposits. These composites were prepared from samples stored at the laboratory since mid- 2006. The testing process involved grinding the samples to 140 μm K80 for the CRZ Stick and 185 μm K80 for the CRZ Broken composites. The mill discharge slurry was allowed to age with occasional stirring for a period of 7 hours. Following this aging period, flotation proceeded to produce four timed rougher concentrates.

The results of these tests were then compared to baseline tests conducted on each sample under near identical conditions. The results indicated under the condition tested no perceived metallurgical disadvantage in copper flotation kinetics or gold recovery.

Locked-cycle testing carried out on six samples from the CRZ and NGL zones validated that metallurgical performance was achieved on all the samples tested. Copper recoveries ranged from 84% to 94% at grades ranging between 27% and 33% copper in the concentrates. Associated gold recoveries to the concentrate ranged from 46% to 78% with gold content in the copper concentrate ranging between 4.2 and 58 g/t.

In order to achieve these results, non-standard conditions were required for 3 met samples from the CRZ zone. The concentrates produced using the standard flowsheet and test conditions contained less than 20% copper.

Modal analyses carried out on these low grade concentrates revealed that they were contaminated with either liberated non-sulphide gangue or pyrite. To reject these diluents the test conditions were modified. These modifications resulted in production of acceptable copper grades and recoveries.

A three-day pilot plant campaign was carried out on two pilot plant feed samples: chalcopyrite and chalcopyrite-bornite material. The main purpose of this work was to generate flotation products (mainly tailings) for environmental testing. Metallurgical performance was also measured during each pilot plant run.

The average metallurgical performance for the chalcopyrite only feed sample was about 90% copper recovery into a copper concentrate grading 30% by weight copper. On average, about 77% of the gold in the feed was recovered into the copper concentrate. The average gold content in the copper concentrate was about 24 g/t.

For the chalcopyrite-bornite feed sample, the average copper recovery was 95% into a copper concentrate assaying about 41% copper. About 85% of the feed gold was recovered to the copper concentrate. The average gold content in the copper concentrate was also about 24 g/t gold.

The samples tested in this program did not explore the effect on metallurgical performance resulting from processing material containing less than 0.4% copper.

Grinding and flotation testwork was conducted by G&T Metallurgical Services in 2010. Full core from six diamond drill holes were used as feed stock to this test program.

Fifty-five discrete samples were generated for material hardness testing and 59 samples for flotation testing. The samples that were generated for flotation testing ranged in copper feed grade from about 0.15% up to greater than 2.0% . The gold feed grades in the flotation composites ranged from near zero to about 1.25 g/t.

Material hardness testing included JKTech Drop Weight and SMC tests, along with Bond ball mill work index testing. The Axb parameter value, a measure of resistance to impact breakage in the SAG mill ranged from about 28 to 236. The lower the Axb value the more resistance to impact breakage in the SAG mill. The samples tested in this program ranged from very hard to very soft but, on average, were moderately soft.

The Bond ball mill work index, a measure of resistance to breakage in the ball mill, ranged from about 13 to 20 kWh/t and averaged 15 kWh/t. This range of values of the Bond ball mill work index indicates that these material samples range from moderate hardness to hard with respect to breakage in a ball mill.

A single open circuit batch cleaner test was carried out on each of the 59 flotation samples. Feed copper recovery, to the final concentrate, ranged from about 25% to 98%. The copper grade in the copper concentrate ranged from about 10% up to 40%.

Locked-cycle tests were carried out on four composite samples. The copper feed grades in these samples ranged from 0.13% to 0.80% copper. Metallurgical performance was variable across the four composites with copper recoveries ranging from about 77% to 92%. The copper grades in the final concentrate ranged from 17% to 37% copper.

Additional open circuit flotation tests, using modified conditions were carried out on two composites. In these tests the rougher circuit pH was increased and PE26, a non-sulphide gangue depressant, were utilized. Under the modified conditions, these samples had acceptable metallurgical performance and were comparable to typical response for Galore Creek materials.

Minor element determinations were carried out on the final copper concentrate produced from one test. The zinc and cadmium levels were elevated in the concentrate produced from this sample. There was not enough concentrate to carry out minor element determinations on the other three locked-cycle test concentrates.

Almost all the samples from drill hole 799 produced lower copper grades in the final concentrate, averaging 16% copper in batch open circuit cleaning tests. The reason for lower concentrate grade, for Composites F799-50, was identified as contamination with liberated pyrite and non-sulphide gangue. It is not known if this is the common cause of lower final copper concentrate grades for the remaining samples in that drill hole.

In 2011 G&T Metallurgical Services completed a set of 11 locked-cycle tests using intervals from the remaining stock of Galore Creek samples. GCMC requested that AMEC include the results of the tests in the recovery estimation for the project.

Upon examination, AMEC concluded that the samples used to generate the new results are unrepresentative of any category of ore type, and are very likely to be biased toward higher recoveries. The new results were not used to estimate metal recoveries.

During the various metallurgical testwork programs, the presence of potential deleterious elements to the process route was noted. The only element that is considered to be above penalty levels in the final concentrates is fluorine.

Using results of flotation tests conducted during three campaigns in 2005–2006, 2008–2009 and 2010, empirical relationships to estimate recoveries for copper, silver, and gold were derived as a function of head grade. Separate models were prepared for material types defined as Standard or Oxidized/Near Surface material consistent with the geological block model.

Galore Creek – Sampling and Assaying

Prior to 1964, drill core was halved and then split in 10 ft (3 m) lengths. Samples were despatched to the now closed Coast Eldridge laboratory in Vancouver for copper analysis. Gold analysis was completed on some intervals. In 1964, a small assay laboratory was constructed on site and during the first season of operation, processed 3,747 samples. Half of the split core was crushed on site to ¼ inch (6.3 mm) then a 0.75 lb (340 g) split was separated using a Jones splitter.

During the 1970s, the onsite laboratory at Galore Creek was still in use. Half core samples were crushed to ½ inch (12.7 mm) and split to obtain a 0.75 lb (340 g) sample. This was further crushed in a cone crusher then placed in Kraft paper bags and shipped by air in locked metal boxes to either the Kennco Exploration Laboratory in North Vancouver or Chemex Laboratory, also in North Vancouver, for assay. Kennco Exploration Laboratory was used during 1972–1973, whereas the Chemex laboratory was used in 1974.

During the 1990 Mingold program, half of the split core was crushed on site at the Galore Creek Laboratory to ¼ inch (6.35 mm) and a 300–325 g split was taken and shipped to the former Mineral Environments Laboratories (Min-en Laboratories) in Smithers, BC for further processing and assaying.

All drill core from the 2003 through 2010 programs, except intervals of overburden and till material, were sampled. Sample intervals were determined by the geological relationships observed in the core and limited to a 3 m maximum length and 1 m minimum length. An attempt was made to terminate sample intervals at lithological and mineralization boundaries. Sampling was generally continuous from the top to the bottom of the drill hole. When the hole was in unmineralized rock, the sample length was generally 3 m, whereas in mineralized units, the sample length was shortened to 2 m. All the drill core samples were split using a rock saw. One half of the core was returned to its original box (5 ft or 1.5 m long wooden box) for long-term storage. The remaining half was sealed in a polyethylene bag for direct shipment to the ALS Chemex laboratory in Vancouver, BC for analysis.

In addition to the core, control samples were inserted into the shipments at the approximate rate of one standard, one blank and one duplicate per 20 core samples:

  Standards: 10 standards were used at Galore Creek. The core cutter inserted a sachet of the appropriate standard, as well as the sample tag, into the sample bag;

  Blanks: were composed of an unmineralized landscape aggregate. The core cutter inserted about 150 grams of blank, as well as the sample tag, into the sample bag;

  Duplicates: the assay laboratory split the sample and ran both splits. The core cutter inserted a sample tag into an empty sample bag.

All assay analysis for the 2003 through 2007 programs was carried out by ALS Chemex Labs of Vancouver, BC. Samples were logged into a tracking system on arrival at ALS Chemex, and weighed. Samples were then crushed, dried, and a 250 g split pulverized to greater than 85% passing 75 microns. Gold assays were determined using fire analysis followed by an AAS finish. The lower detection limit was 0.005 ppm Au; the upper limit was 1,000 ppm Au. An additional 34-element suite was assayed by ICP_AES methodology, following nitric acid aqua regia digestion. The copper analyses were completed by atomic absorption (AA), following a triple acid digest.

Galore Creek – Project History, Drilling and Exploration

Drilling History

Approximately 255,601 m has been drilled in 1,078 core holes on the project since 1961. The drilling between 1961 and 1976 was for early-stage, exploration-focused programs and for initial resource estimates. From 1990, drilling was designed primarily to support Mineral Resource estimation, and define deposit limits. In 2006, a minor amount of prospect and exploration drilling occurred. Drilling at the Grace Claims has either been for exploration or condemnation purposes; to date, no mineralization of significance has been outlined in drilling on the claims. Below is a summary of the drill history of the project:

Program by Company and Year	Number of Holes	Drilled Metres
Kennco 1961	5	363
Kennco 1962	40	4,697
Kennco 1963	49	11,261
Stikine 1963	2	470
Kennco 1964	54	11,117
Stikine 1964	1	245
Kennco 1965	8	1,525
Stikine 1965	80	17,174
Stikine 1966	30	7,482
Stikine 1972	50	10,416
Stikine 1973	61	14,689
Silver Standard Mines 1974	4	430
Stikine 1976	25	5,317
Stikine 1990	20	1,925
Trophy Gold 1990	4	829
Kennecott 1991	49	13,820
SpectrumGold 2003	10	2,950
NovaGold 2004
exploration	70	22,311
geotechnical	17	488
well monitoring	4	50
NovaGold 2005
exploration	211	60,590
geotechnical	37	1,628
well monitoring	10	242
NovaGold 2006
exploration	59	34,322
geotechnical	58	2,856
condemnation	2	495
NovaGold 2007
exploration	36	12,517
geotechnical	25	2,258
Barrick 2007	13	5,207
GCMC 2008
exploration	9	2,050
geotechnical	14	1,345
GCMC 2010
exploration	9	2,803
geotechnical	12	1,729
Total	1,078	255,601

Most of this work has focused on the Central Zone, with lesser amounts of work on eleven other target areas. Some zones have received only reconnaissance drilling. During the 1970s, drilling was principally confined to the Central Zone but nine holes were also drilled on the North Junction Zone. Average core recovery in the Central Zone was between 75 and 85% with the poorest recovery at depths between 60 and 90 meters where abundant open sheet fractures were encountered. At depths below 90 meters core recovery approached 100%. In the North Junction Zone recovery averaged around 60% due to shattered and sheared sections encountered both near surface and at intervals throughout the holes. In 1989-1990, Mingold, an Anglo American subsidiary, drilled holes on the Southwest Zone (eight holes, 1,026 meters), the North Rim showing (six holes, 546 meters), the Saddle Zone (two holes, 226 meters) and two reconnaissance holes. The 1991 drill program was mainly directed at areas peripheral to the Central Zone as well as exploration holes located in the Southwest, Butte, North Rim and Dry Creek Zones. Only six holes were drilled within the Central Zone itself.

The first drill program directed by NovaGold began in September of 2003, and consisted of eight core holes targeting four broad areas of the deposit: the North Gold Zone, South Gold Zone, Central Replacement Zone and Southwest Zone. Drilling was focused on understanding the zonation and gold variability of the deposit. This program was responsible for the discovery of new mineralization, known as the Bountiful Zone, found at depth below the South Gold Lens.

2006 Program

The 2006 drill program focused primarily on further definition of the deep Bountiful mineralization discovered in 2003, further resource definition along the western margin of the Central deposit and completion of condemnation drilling on the Grace claims in the planned tailings disposal site. The program drilled in excess of 36,200 meters in 67 drill holes and encountered significant new mineralization in the Bountiful Zone, in the high-wall of the Central deposit and down dip in the West Fork deposit. Additional geotechnical drilling in support of mine development was also completed.

Wide-spaced drilling in the Bountiful Zone defined a sub-horizontal zone occurring at roughly 300 meters depth and extending nearly 1,000 meters in the north-south direction and 700 meters in the east-west direction. Drilling indicates that typical widths in the Bountiful Zone are greater than 200 meters on average and up to 500 meters in a few exceptional intervals. Drilling at depth in the high-wall of the Central Zone extended mineralization from the North Gold lens approximately 250 meters to the west. Additional drilling in the Dendritic Creek area about 750 meters south of the North Gold lens shows limited mineralization to the west and likely the limited loss of some previously inferred mineralization. Drilling down dip along the north-dipping West Fork deposit continued to expand mineralization to depth and toward the Bountiful and Southwest deposits.

2007 Program

The 2007 drilling program for Galore Creek completed 15,000 meters of follow-up and exploration drilling. Targets concentrated on optimization of the mine schedule by targeting shallow moderate-grade resources that could displace low-grade stockpile material in years seven to nine of operations. Additional exploration focused on scoping potentially high-grade underground scenarios that could heighten the value of the project.

Drilling was carried out at three primary locations: Copper Canyon, the Grace Claims and the Lower Butte Zone. Drilling at the Lower Butte Zone suggests potential for resource additions. At the Copper Canyon deposit, drilling focused on testing up-slope historical soil anomalies, testing higher-grade targets discovered in 2006 and expanding on depth and lateral extensions of the current resource. As a result of the drilling at Copper Canyon, NovaGold has earned a 60% interest in the neighboring project. Significant additional drilling was completed to test the geotechnical characteristics of planned pit slopes, waste and tailings storage and water diversion facilities.

2008 Program

The 2008 diamond drilling program at Galore Creek was carried out between June 25, 2008 and September 17, 2008. The program consisted of nine diamond drill holes totalling 2,050 meters. The main objectives of the program were to obtain important acid base accounting (“ABA”) data in the Central, Southwest, North Junction and Junction pits, to confirm legacy grades in the Junction pit, and to collect metallurgical data in the Central pit for engineering design. Seven drill holes totalling 1,297 meters targeted gaps in the ABA model, specifically along the pit boundaries of the Central (South Gold Lens), Southwest and North Junction pits and within the core of the Junction pit. Two drill holes totalling 752 meters were drilled for the purpose of collecting metallurgical data in the chalcopyrite-rich Central Replacement Zone and the chalcopyrite-bornite-rich North Gold Lens.

2009 Program

There was no exploration program during 2009.

2010 Program

There were 9 drill holes, totalling 2,803 metres drilled into the Central Zone during 2010 for resource infill and metallurgical testing purposes.

The Galore Creek project is host to seven under-explored copper-gold prospects, five defined Mineral Resource areas, and numerous showings and conceptual target areas.

Galore Creek – Mineral Resource Estimates

The measured and indicated mineral resource for the Galore Creek project (exclusive of mineral reserves) is estimated to total 286.7 million tonnes grading 0.33% copper, 0.27 g/t gold and 3.64 g/t silver for a total estimated metal content of 2,070 million pounds of copper, 2.53 million ounces of gold and 33.54 million ounces of silver at an NSR cut-off grade of $10.08/t.

The updated inferred mineral resource (exclusive of mineral reserves) , excluding NovaGold’s 100% interest in the Copper Canyon project, is estimated to total 346.6 million tonnes grading 0.42% copper, 0.24 g/t gold and 4.28 g/t silver for a total estimated metal content of 3,230 million pounds of copper, 2.7 million ounces of gold and 47.7 million ounces of silver at an NSR cut-off grade of $10.08/t.

Galore Creek Mineral Resource Table, Effective Date July 11, 2011, G. Kulla, P.Geo.
	Tonnage	Cu	Au	Ag	Contained	Contained	Contained
	(Million	Grade	Grade	Grade	Cu (Billion	Au (Million	Ag (Million
Category	tonnes)	(%)	(g/t)	(g/t)	pounds)	ounces)	ounces)
Measured	39.5	0.25	0.39	2.58	0.22	0.50	3.27
Indicated	247.2	0.34	0.26	3.81	1.85	2.04	30.26
Total Measured and Indicated	286.7	0.33	0.27	3.64	2.07	2.53	33.54
Inferred	346.6	0.42	0.24	4.28	3.23	2.70	47.73

Notes to Accompany Mineral Resources Table:

1.	Mineral Resources are exclusive of Mineral Reserves. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. See “Cautionary Note to United States Investors”.
2.

Mineral Resources are contained within a conceptual Measured, Indicated and Inferred optimized pit shell using the same economic and technical parameters as used for Mineral Reserves. Tonnages are assigned based on proportion of the block below topography. The overburden/bedrock boundary has been assigned on a whole block basis.

3.

Mineral resources have been estimated using a constant NSR cut-off of $10.08/t milled. The Net Smelter Return (NSR) was calculated as follows: NSR = Recoverable Revenue – TCRC (on a per tonne basis), where: NSR = Diluted Net Smelter Return; TCRC = Transportation and Refining Costs; Recoverable Revenue = Revenue in Canadian dollars for recoverable copper, recoverable gold, and recoverable silver using silver using the economic and technical parameters used for mineral reserves.

4.	Rounding as required by reporting guidelines may result in apparent summation differences between tonnes, grade and contained metal content.
5.

Tonnage and grade measurements are in metric units. Contained gold and silver ounces are reported as troy ounces, contained copper pounds as imperial pounds. See “Cautionary Note to United States Investors”.

Galore Creek – Mineral Reserve Estimate

The proven and probable mineral reserve estimate for the Galore Creek project totals 528.0 million tonnes grading 0.59% copper, 0.32% gold and 6.02% silver for a total estimated metal content of 6.8 billion pounds of copper, 5.45 million ounces of gold and 102.1 million ounces of silver at an NSR cut-off grade of $10.08/t.

Mineral Reserve Statement, Effective Date July 11, 2011
	Tonnes	Diluted Grade			Cu	Au	Ag
	Mt	Cu	Au	Ag	Blbs	Moz	Moz
Proven	69.0	0.61	0.52	4.94	0.9	1.15	11.0
Probable	459.1	0.58	0.29	6.18	5.9	4.30	91.2
Proven and Probable	528.0	0.59	0.32	6.02	6.8	5.45	102.1

Notes to Accompany Mineral Reserves Table:

1.

Mineral Reserves are contained within Measured and Indicated pit designs, and supported by a mine plan, featuring variable throughput rates, stockpiling and cut-off optimization. The pit designs and mine plan were optimized on diluted grades using the following economic and technical parameters: Metal prices for copper, gold and silver of US$2.50/lb, US$1,050/oz, and US$16.85/oz, respectively. Mining and ore based costs (process, G&A and mine general) of $1.60/t mined and $10.08/t milled respectively; an exchange rate of US$ 0.91 to Cdn$1.00; variable recovery versus head grade relationships for both oxidized and non-oxidized material; appropriate smelting, refining and transportation costs; and inter ramp pit slope angles varying from 42º to 55º. See “Cautionary Note to United States Investors”.

2.

Mineral Reserves are reported using a ‘cash flow grade’ ($NSR/SAG mill hr) cut-off which was varied from year to year in the scheduling process to optimize NPV. The cash flow grade is a function of the NSR ($/t) and SAG mill throughput (t/hr). The net smelter return (NSR) was calculated as follows: NSR = Recoverable Revenue – TCRC (on a per tonne basis), where: NSR = Net Smelter Return; TCRC = Transportation and Refining Costs; Recoverable Revenue = Revenue in Canadian dollars for recoverable copper, recoverable gold, and recoverable silver using the economic and technical parameters mentioned above. SAG throughputs were modeled by correlation with alteration types.

3.	The life of mine strip ratio is 2.16.
4.	Rounding as required by reporting guidelines may result in apparent summation differences between tonnes, grade and contained metal content.
5.

Tonnage and grade measurements are in metric units. Contained gold and silver ounces are reported as troy ounces, contained copper pounds as imperial pounds. See “Cautionary Note to United States Investors”.

Galore Creek – Construction

On June 5, 2007, NovaGold announced that it had received the necessary Federal and Provincial authorizations and permits to allow NovaGold’s Board of Directors to approve the start of construction at Galore Creek. Board approval for construction activities was contingent on receiving full Provincial and Federal authorization for the project. Federal authorization was posted to the Canadian Environmental Assessment Registry on June 4, 2007.

On July 31, 2007, the Provincial Government announced the issuance of a Mines Act permit for the Galore Creek project for construction of the access tunnel. An interim permit issued on July 4, 2007 authorized limited blasting to prepare and stabilize the rock face of the tunnel, as well as preparatory work for the sediment ponds. Receipt of the new permit authorized completion of the access road and tunnel and allowed for the start of earthworks in the Galore Creek Valley.

Galore Creek – Construction Suspension

On November 26, 2007, the Company announced that NovaGold and Teck had reached the decision to suspend construction activities at the Galore Creek project. A review and completion of the first season of construction indicated substantially higher capital costs and a longer construction schedule for the project. This, combined with reduced operating margins as a result of the stronger Canadian dollar, would make the project, as conceived and permitted, uneconomic at then consensus long-term metal prices. NovaGold and Teck continue to view the property as a substantial resource and are working to identify an alternative development strategy that may allow for the resumption of construction.

Prior to the suspension of construction, substantial work was completed at Galore Creek, including clearing 80% of the 135-kilometer road right-of-way, completing 66 kilometers of pioneer road, installing a number of key bridges and initiating work on the road access tunnel into the Galore Creek Valley. During the construction suspension and optimization period, the partners have maintained and intend to continue to maintain the existing infrastructure.

While permits granted for the original project design remain in place, the alternative project design will require new or additional permits before construction can resume.

Galore Creek – Environmental Assessment and Permitting

The Galore Creek Project received its Environmental Assessment (“EA”) approval in February 2007. The project’s first permits were obtained in May 2007, and in June 2007, GCMC received final Federal approval.

The new project design and configuration is different from the design that was permitted under the original EA Certificate and that received Federal approval. Some of the most significant changes are:

  Better understanding of geochemistry, resulting in a different approach to waste rock and tailings management;

  Simplified waste and water management strategy in the Galore Creek Valley plant site and tailings relocated outside of the Galore Creek Valley, in a new previously unaffected watershed (West More);

  Deletion of 30 km section of access road down the Sphaler Valley to Porcupine and the Scott Simpson Valley, significantly reducing potential environmental impacts and geohazards;

  Deletion of the airstrip that was to be constructed in the Porcupine Valley; and

  Addition of new loadout facilities at the Port of Stewart.

While the new configuration is considered an improvement, with reduced overall environmental impacts, it is anticipated that a new EA process will be requested by the regulators. This will involve parallel and harmonized reviews by both the BC Environmental Assessment Office (BCEAO) and the Canadian Environmental Assessment Agency (“CEAA”). A comprehensive study report will be required through CEAA. It is anticipated that the entire EA review process will require two full years from submission of a project description to issuance of a new EA Certificate (by the BC government) and a decision by the federal Minister of Environment.

The existing Special Use Permit (SUP) for construction of the access road remains valid as long as there are no proposed changes to the SUP, thereby permitting GCMC to continue to build the access road. While there will eventually be changes to the SUP to accommodate the new mine design configuration, that relevant portion of the access road can be excluded from a new EA as long as any SUP mitigation plan measures (e.g., fish compensation and PAG rock management plans) are implemented. Changes to the current SUP will ultimately be required around the new tailings storage facility, plus a branch to the south portal of the tunnel to the Galore Creek Valley. An amendment to make these changes will be applied for once the EA process has been completed.

Existing permits associated with the existing construction camps, including water use and waste discharge, will continue to be maintained. All other project permits will have to be applied for following completion of the EA process, although the time-critical permits, such as those needed for starting the tunnelling can be prepared concurrent with the EA such that there should be little lag time following EA certification before tunnelling could begin.

Galore Creek – Current Activities

The PFS identified opportunities to extend the mine life, improve the production profile, and potentially reduce the capital requirements of the Galore Creek base case scenario. Further work has subsequently been completed to move forward with an enhanced project plan for the project description required for permitting and to support a feasibility decision (the “Enhanced Plan”). The Enhanced Plan includes an assessment of an increased production profile and potential extension of the mine life as well as a possible reduction of initial capital cost. The Enhanced Plan will provide the basis for the Company and Teck to consider proceeding to a feasibility study and permitting.

Ambler Project, Alaska

Ambler – Technical Report

Except for the information under the headings “Ambler – Current Activities” or as otherwise stated, the scientific and technical information relating to the Ambler Project contained in this Prospectus is derived from, and in some instances is an extract from, the technical report titled “NI 43-101 Preliminary Economic Assessment, Ambler Project, Kobuk, AK” dated May 9, 2011 (the “Preliminary Economic Assessment” or “PEA”) prepared by Neal Rigby, PhD, CEng, MIMMM and Russ White, P.Geo, SRK Consulting (“SRK”), both of whom are Qualified Persons as defined in NI 43-101. The information regarding the Ambler Project is based on assumptions, qualifications and procedures which are not fully described herein. Reference should be made to the full text of the PEA, which has been filed with certain Canadian securities regulatory authorities pursuant to NI 43-101 and is available for review on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Ambler – Overview

The Ambler Project comprises 90,315 acres (36,549 hectares) of State of Alaska mining claims and Federal patented mining claims located in the Ambler District, in the southern Brooks Range of northwestern Alaska at geographic coordinates N67.17º latitude and W156.38º longitude, within which VMS mineralization can be found. The current size of the Ambler Project is approximately 65km long x 8km wide and comprises a total of 36,549 ha.

Exploration on the Ambler Project was intermittent between discovery in 1965 and 1998. From 1998 until 2003, there was no work performed on the Ambler Project. An exploration agreement was signed on March 22, 2004, as amended, between Kennecott Arctic Company and NovaGold under which the Company had the ability to earn a 51% interest in the Ambler Project. Since 2004, NovaGold has been performing project level and regional mapping, drilling, geophysics and geochemical surveys.

Under a purchase agreement dated December 18, 2009, between NovaGold, its wholly-owned subsidiary Alaska Gold Company and Kennecott Exploration Company and Kennecott Arctic Company (collectively “Kennecott”), NovaGold agreed to pay Kennecott a total purchase price of US$29 million for a 100% interest in the Ambler Project, to be paid as to: US$5 million by the issuance of 931,098 NovaGold shares and two installments of US$12 million in cash each, due 12 months and 24 months, respectively, from the closing date on January 7, 2010. Kennecott retained a security interest in the Ambler Project to secure these cash payments. The NovaGold shares were issued in January 2010, the first US$12 million payment was made on January 7, 2011 and the second US$12 million payment was made early on August 5, 2011. Kennecott retains a 1% NSR royalty that is purchasable at any time for a one-time payment of US$10 million. The purchase agreement terminated the exploration agreement dated March 22, 2004, as amended.

The Ambler property hosts a number of deposits, including the high-grade copper-zinc-lead-gold-silver Arctic deposit, which was the focus of the PEA filed in May 2011. The Arctic deposit is currently estimated at 16.8 million tonnes of indicated mineral resources and 12.1 million tonnes of inferred mineral resources.

Based on the PEA, mining of the Arctic deposit is envisioned as an underground operation processing up to 4,000 tonnes of material per day. The current estimated resource base of 16.8 million tonnes of indicated mineral resources and 12.1 million tonnes of inferred mineral resources support a 25-year mine life. The mine is anticipated to produce three concentrates: a copper concentrate with gold byproduct, a lead concentrate with silver and gold byproducts and a zinc concentrate with silver byproduct, with copper cash costs, net of byproducts at long-term metal prices estimated at US$0.89/lb copper. Average annual payable metal production is forecast at 67 million pounds of copper, 80 million pounds of zinc, 12 million pounds of lead, 11,000 ounces of gold and 866,000 ounces of silver. Life-of-mine (“LOM”) payable metal production is estimated at approximately 1.7 billion pounds of copper, 2.0 billion pounds of zinc, 291 million pounds of lead, 266,000 ounces of gold and 22 million ounces of silver. The production schedule is based on processing average-grade material through the life of the operation of a total of 29.2 million tonnes, with potential upside to be obtained by mining higher-grade ore during the early years of the project.

Using base case metal prices of US$2.50/lb copper, US$1.05/lb zinc, US$1.00/lb lead, US$1,100/oz gold and US$20/oz silver, project value on a pre-tax basis (NPV8%) is US$718 million with an IRR of 30%. Project value on a post-tax basis (NPV8%)is US$505 million with an IRR of 25%. Post-tax cash flow is estimated at US$1.7 billion, with full payback occurring in year four of operations using base case metal prices. A one percent change of discount rate was evaluated.

Start-up capital is estimated at US$262 million including a 25% contingency of US$52 million which is envisioned as a three year construction period. Sustaining capital of US$134 million comprises primarily underground development, equipment and tailings dam expansion throughout the mine life and includes a contingency of US$34 million. The total LOM capital cost estimate is US$429 million, which is considered accurate to ±30%.

Project cash costs, defined as the sum of total operating, freight, marketing, and royalty costs, are estimated at US$132/t milled. Operating costs include mining and processing costs estimated at US$48.6/t milled and US$29.7/t milled, respectively.

Because of the remote location of the Ambler Project, infrastructure, specifically transport of material and personnel to and from the Ambler Project and power, are the largest cost items. There is no developed surface access to the Ambler Project area and no power infrastructure near the Ambler Project area.

Infrastructure required for the project includes building and upgrading an access road connecting the mine site to the village of Kobuk, camp accommodations, administration and maintenance facilities, the mine and plant site area, the tailings facility and diesel power generation. Due to the remote location of the project, primary access is currently by air using both fixed wing aircraft and helicopters. SRK examined various alternatives for improved access to the project area and transport of materials. Of these alternatives, access to the project is proposed to be via a road approximately 340 kilometers (211 miles) long extending west from the Dalton Highway along generally level terrain to the village of Kobuk, where it would connect with existing roads to the proposed project area. NovaGold has had constructive discussions with the State of Alaska regarding the concept of a public/private partnership for construction and operation of the road. For the PEA, SRK has assumed that the road would be designed and constructed by the State of Alaska. NovaGold would then reimburse the State on an agreed-upon basis over the operating life of the mine. A similar arrangement exists between the State and the Red Dog mine in northwest Alaska for its road and port facility. For the purposes of the PEA, SRK assumed that NovaGold would pay to the State of Alaska an annual fee of US$15 million for 20 years beginning in the sixth year of mine operations.

Ambler - Property Description and Location

The Ambler Project is located in the Ambler District, in the southern Brooks Range of northwestern Alaska at geographic coordinates N67.17º latitude and W156.38º longitude. The center of the Ambler Project area is 263km east of the town of Kotzebue, 29km north of the village of Kobuk, 260km west of the Dalton Highway and 480km northwest of Fairbanks. The current size of the Ambler Project is approximately 65km long x 8km wide and comprises a total of 36,670 ha.

The Ambler Project land tenure consists of 1,230 contiguous claims, including 868 40-acre State claims, 347 160-acre State claims, and 272 acres of Federal patented land. The Federal patented claim corners at the Ambler Project were located by U.S. Government Surveys (“USGS”). Rent for each State claim is paid annually to the Alaska Department of Natural Resources. The Arctic deposit is located near the southern edge of the center of the claim block. Mineralization is interpreted to extend west and east and potentially north of the Arctic deposit and is covered by claims in these directions.

In 1971, the United States Congress passed the Alaska Native Claims Settlement Act (“ANCSA”) which settled land and financial claims made by the Alaska Natives and provided for the establishment of 13 regional corporations to administer those claims. These are known as the Alaska Native Regional Corporations (“ANCSA Corporations”). One of these 13 regional corporations is NANA. Lands controlled by NANA bound the southern border of the claim block. In addition, the northern property border is within 25km of national park lands.

To date, the Ambler District has been the subject of various early stage exploration programs. However, there has been no actual mine development or production within the Ambler Project area boundaries, and therefore no known mine workings or mill tailings are present on the property. In addition, there are no indications of any known environmental impairment or enforcement actions associated with NovaGold’s activities on the Ambler Project to date.

Various permits are required during the exploration phase of the Ambler Project. The permit for exploration on the property, the State of Alaska Annual Hardrock Exploration Permit, is initially obtained and thereafter renewed annually through the Alaska Department of Natural Resources – State Division of Mining, Land and Water (“Alaska DNR”). NovaGold holds a current exploration permit in good standing with the Alaska DNR, and has done so each year since 2004. In addition, since the property is situated within the Northwest Arctic Borough, a Title 9 permit is required for transportation of personnel by air over Borough lands.

A number of statutory reports and payments are required to maintain the claims in good standing on annual basis. Additional permits will be necessary to carry out environmental baseline studies and detailed engineering studies as the Arctic deposit moves closer to development.

The Ambler Project will require multiple permits from regulatory agencies and other entities at the Federal, State and local (Borough) levels. As a result of the remoteness of the Ambler Project and the lack of existing infrastructure, it is likely that a significant permitting effort will also be a part of the development of support infrastructure. Due to the preliminary stages of the Ambler Project, it is difficult to assess what specific permitting requirements will ultimately apply to the Ambler Project.

Ambler - Accessibility, Climate, Local Resources, Infrastructure and Physiography

Accessibility is one of the most significant challenges of developing the Ambler Project. Currently the project has no access infrastructure. Numerous past studies have demonstrated that access infrastructure will be required to make this a viable project.

There is no developed surface access to the Ambler District. Primary access is by air using both fixed wing aircraft and helicopters. There are four well maintained, 1,524m-long gravel airstrips capable of accommodating charter aircraft. From the Arctic deposit, these airstrips are located 66km west at Ambler, 46km southwest at Shungnak, 36km southwest at Kobuk and 32km southwest at Dahl Creek. Additionally, there is a smaller and lesser-maintained dirt airstrip near the Bornite deposit. From these points of fixed wing access, helicopter use is required to access the Ambler Project site and transport personnel, equipment and supplies. A one-lane dirt track suitable for high-clearance vehicles or construction equipment links the project site to the Dahl Creek Camp. River access to Ambler, Shungnak and Kobuk by barge is occasionally possible via the Kobuk River from Kotzebue Sound via Hotham Inlet. High water during seasonal runoff is necessary for successful navigation of this route since the Kobuk River is commonly shallow and impassable upstream of the village of Ambler. The village of Kobuk is located 36km away and is accessible by fixed wing aircraft.

The climate is typical of a sub-arctic environment. The exploration season for the Ambler Project is from late May until late September. Weather conditions change suddenly during the field season and can vary significantly from year to year. During this time period average high temperatures range from 4 to 18°C, while average lows range from -2 to 10°C. Record high and low temperatures during these months are 29 and -17°C, respectively. Extended sunlight in late May and early June accelerates melting of the winter snow pack on the property. By late September or early October, poor weather can prohibit safe helicopter travel to the property. Heavy rains and snow are also possible in August. The winter is long and cold and the property is typically blanketed by snow and ice. During this time, snow cover allows for increased access to the property by snow machine, track vehicle or by fixed wing aircraft. Winter temperatures are routinely below -28°C and can exceed -51°C. Annual precipitation in the region is roughly 546.1mm with the most rainfall occurring from July through October and the most snowfall occurring from December through April.

The Ambler Project is located along the south side of the Brooks Range, one of the longest mountain ranges in Alaska. The Brooks Range separates the arctic region from the Alaskan interior. The Ambler Project is located on the east side of Subarctic Creek straddling a 970m ridge between Subarctic Creek and the Kogoluktuk River Valley. Subarctic Creek is a tributary of the Shungnak River. The Ambler Project area is marked by steep and rugged terrain with extreme topographic relief. Elevations range from 30m above mean sea level (“amsl”) at Ambler along the Kobuk River to 1,180mamsl on the peak immediately north of the Ambler Project area. The divide between the Shungnak and Kogoluktuk Rivers in the Ambler Lowlands is just 220mamsl. Nearby surface water includes Subarctic Creek, the Shungnak and Kogoluktuk Rivers, the Kobuk River, and numerous small lakes. The Kobuk Valley marks the transition zone between boreal forest and arctic tundra. Spruce, birch and poplar are found in better-drained portions of the valley, with lichen and moss covering the ground. Willow and alder thickets as well as isolated cottonwoods follow drainages, and alpine tundra are found on the higher slopes and ridges. Tussock tundra and low, heath-type vegetation covers most of the flat floor of the valley. Permafrost is a layer of soil at variable depths beneath the surface where the temperature has been below freezing continuously from a few to several thousands of years. Permafrost exists where summer heating fails to penetrate to the base of the layer of frozen ground and occurs in most of the northern third of Alaska as well as in discontinuous or isolated patches in the central portion of the State.

Because of the remote location of the Ambler Project, infrastructure, specifically transport of material and personnel to and from the Ambler Project and power, are the largest cost items. There is no developed surface access to the Ambler Project area and no power infrastructure near the Ambler Project area. SRK examined various methods for accessing the Ambler Project and transporting materials. Of these various methods, the PEA focuses on the use of a new road to the Dalton Highway.

The length of the proposed access road is approximately 340km (211 miles). It extends west from the Dalton Highway along generally level terrain to the village of Kobuk where it would connect with existing roads to Bornite and the proposed mine area. The road alignment is consistent with alignments that the Alaska Department of Transportation (“ADOT”) has previously considered to access the Ambler District as well as all of the western coast of Alaska. ADOT is currently undertaking a major planning study to further define access options, including detailed road alignment and engineering evaluations, for the Ambler District. NovaGold assumes that the proposed access road would be constructed and operated through a public/private partnership. As such, the PEA assumes that the State of Alaska would construct and maintain the road and that NovaGold would be required to pay an annual fee.

The PEA assumes the use of two existing airports versus constructing and maintaining a dedicated airstrip. These are the Dahl Creek airport and the Kobuk airport, both are located southwest of the Ambler Project at 32km and 36km, respectively. Each has a maintained gravel runway suitable for personnel and cargo charter aircraft.

Currently, electrical power in the region is produced by local diesel generators as well as small wind generators in communities where wind power can be economically harnessed. There are no interconnections with other power grids in the State of Alaska. SRK estimates that a mine complex at the Arctic deposit will require 10.2MW capacity for a nominal 4,000t/d operation. This capacity estimate is sufficient to meet the combined demand from the mine and process facilities, the support infrastructure, and the man-camp. The Preliminary Economic Assessment assumes the site will generate all its power needs by using diesel generators.

Water supply for consumptive uses is assumed to be available both from groundwater and surface water and that its quality is acceptable.

The transport of mine concentrates is to occur direct from the Arctic deposit site in bulk form using container boxes hauled on tractor-trailers; therefore the infrastructure requirements set out in the PEA incorporates a container loading facility as well as a truck staging and maintenance facility in a single structure. From here, the over-the-highway trucks will be loaded with filled containers, weighed and then driven to a rail site at Fairbanks using the proposed Ambler road and the existing Dalton Highway. An off-site support facility is planned at the Pump Station 5 intersect which includes a dormitory for rest and a light maintenance facility to handle unforeseen issues with the tractor-trailers. Once in Fairbanks the concentrate-laden containers will be off-loaded from the trucks and loaded onto rail for transport to the nearest shipping port and subsequently to the contracted smelter.

In addition to the previously mentioned truck staging facility, the preliminary mine design for the Arctic deposit in the PEA includes: the full assortment of support facilities including an administration building/offices, dry, laboratory, first aid clinic, lunch room, training room, process plant maintenance shop, warehouse and the mill building; a power station in its own dedicated facility located in close proximity to the fuel depot area; an underground main mine shop; a mill and tailings disposal at the head of Subarctic Creek; and underground waste disposal facilities will be adjacent to the camp. Camp facilities will accommodate at least 200 people at one time, including sleeping quarters, lavatories, a dining facility and recreational facilities are also included in the preliminary design. Additionally, Pump Station 5 facilities include a dormitory to facilitate the personnel located at this off-site location along with the passing truck drivers.

The total personnel requirements are estimated to be 420 workers. These labor requirements are comprised of approximately 250 mineworkers, 110 process staff and 60 infrastructure related workers. This figure includes the off-site personnel at Pump Station 5, but excludes any contract workers such as truck drivers or campsite support labor. Typically, the mine site crews will change on a standard fly-in-fly-out (“FIFO”) work schedule unless they normally live in the regional villages and towns.

Ambler - History

BCMC, the exploration subsidiary of Kennecott, conducted regional exploration of the Cosmos Hills and the southern Brooks Range while drilling extensively at Bornite. Stream silts sampling in 1963 revealed a 1,400ppm Cu anomaly in Arctic Creek. This anomaly contributed to discoveries of massive sulfide at Arctic and Dead Creeks in 1965. In 1966 and 1967, BCMC drilled eight core holes at Dead Creek, also intercepting massive sulfide. Structural complexities at Dead Creek hindered progress and BCMC focused on the Arctic Creek area. In 1967, eight core holes were drilled at Arctic Creek yielding impressive massive sulfide intercepts over a strike length of 460m. This successful program resulted in the continuation of drilling over the next several seasons at the Ambler Project. BCMC intermittently conducted exploration programs on the Ambler Project from August 1967 to 1998. Over that span, 92 holes were drilled at the Ambler Project, including 14 large diameter metallurgical holes, totalling 17,572m. No drilling or additional exploration on the Ambler Project was conducted between 1998 and 2004.

In addition to drilling on the Ambler Project, BCMC continued their exploration of other prospects in the Ambler District. Competing companies, including Sunshine Mining Company, Anaconda, Noranda, Teck Cominco, Resource Associates of Alaska (“RAA”), Watts, Griffis and McOuat Ltd. (“WGM”), and Houston Oil and Minerals Company, entered into a claim staking war in the Ambler District in the early 1970’s. District exploration by Sunshine Mining Company and others resulted in two substantial discoveries; the Sun deposit located 60km east of the Arctic deposit and the Smucker deposit located 40km west of the Arctic deposit. District exploration continued until the early 1980s on the four larger deposits (Arctic, Bornite, Smucker and Sun) as well as many lesser-defined prospects within the district, including Sunshine Creek, CS, Bud, Horse Creek, Cliff, Dead Creek, Kogo, Red, BT and Tom Tom.

In the 1990s, Kennecott Minerals, the successor of BCMC, began to re-evaluate the Arctic deposit. This included a review of the deposit geology and the assembly of a computer database. A new computer-generated block model was constructed and an updated resource was estimated from the block model. The result, although believed by NovaGold management to have been relevant and reliable, predates the development of NI 43-101 reporting guidelines, was not estimated in compliance with NI 43-101 procedures and should not be relied on.

Ambler - Historical Metallurgical Testwork

The first three metallurgical test campaigns performed on the Arctic deposit mineralized material were conducted at the Kennecott Research Center between 1968 and 1976. The focus was on selective flotation to provide separate copper, lead and zinc concentrates for conventional smelting.

The initial amenability testing was carried out in 1968 on individual samples and their composites made from cores from eight diamond drillholes. Core drilled prior to 1998 was drilled using NQ- and BQ-sized strings. An additional four samples were obtained from three holes and tested in 1972. Laboratory scale bench tests included a conventional selective flotation approach to produce three separate (copper, lead and zinc) concentrates. The major problems encountered were:

  Difficult copper-lead separation, and

  Zinc deportment to the copper and the lead concentrates.

The highest-grade copper concentrate contained over 30% Cu, 2 to 3% Zn and less than 1% Pb, but at a low copper recovery of less than 80%. The lead concentrate was low-grade 17 to 36% Pb and assayed 5 to 25% Cu. The subsequent sphalerite flotation was generally efficient. The zinc concentrate grade was 55% and the zinc recovery up to 70%, depending on how much zinc floated in the preceding copper and lead flotation. Silver generally followed galena.

During 1975, large diameter cores from 14 drillholes were used for more detailed testing to develop the concentrator flowsheet and process parameters. Two composites were prepared: No.1 (Eastern zone) and No.2 (Western zone). Most of the test work was conducted on the composite No.1, which represented 75% of the resources. The test program included mineralogical examinations, bench scale testing of various process parameters for each selective flotation step and locked cycle tests. Complete analyses were done on a number of concentrates to identify potential impurities. Preliminary tests for bulk flotation of all sulfides were also carried out.

A 1976 conceptual study for the selection of the metallurgical process for the Arctic deposit established that the Kennecott Sulfite Process could be developed as an economic hydro metallurgical alternative to smelting. Bulk concentrate could be amenable for processing with this novel technology.

Historical testing showed that a clear separation of various sulfide minerals is difficult because of fine interlocking of mineral grains. It showed that the economically most important minerals, chalcopyrite and sphalerite, could be recovered into selective copper and zinc concentrates with commercial concentrate grades and good recoveries. Lead and precious metals easily reported to the copper concentrate. The production of a selective high-grade lead concentrate was not successful. Only a low-grade, silver-bearing lead concentrate (17 to 36% Pb) was obtained, containing high amounts of iron, copper and zinc. Generally, the copper concentrate grade and recovery depended on the amounts of lead and zinc prevented from floating during copper flotation and cleaning. Production of two selective copper and zinc concentrates could be confidently projected, although additional testing would be required to optimize the flow sheet and all process parameters.

Silver was mainly associated with galena. The highest silver recovery to copper concentrate was achieved when lead was recovered as well. If galena was rejected from the copper concentrate, 20 to 40% of the silver, associated with tetrahedrite and tennantite, remained in the copper concentrate.

Gold assaying was very sporadic during the three test campaigns and was not provided. It was noted, however, that at least 70% of the gold reported to the copper concentrate, although not enough testing was performed to predict gold recovery.

Ambler - Historical Drilling

Between 1967 to July 1985, 86 holes were drilled (including 14 large diameter metallurgical test holes) totalling 16,080m. In 1998, Kennecott drilled six core holes totalling 1,492m in the Arctic deposit to test for extensions of the known resource, and to test for grade and thickness continuity. Drilling for all BCMC/Kennecott campaigns in the Arctic deposit area (1966–1998) totals 92 core holes for a combined 17,572m.

No drilling was performed on the project between 1998 and 2003. NovaGold took control of the project in 2004. The 2004–2006 and 2008 drill programs conducted by NovaGold are described under the heading “Drilling” below.

Ambler - Historical Geophysics

In 1998, an airborne geophysical survey of the entire claim block generated numerous electromagnetic anomalies. Additional geophysical surveys have been performed by NovaGold and are discussed under the heading “Exploration below”.

Ambler - Historical Resource Estimates

A resource estimate was performed on the Arctic deposit by Kennecott based on 70 holes. This resource estimate was performed in 1990 and is considered to be that of an inferred resource. Although believed by NovaGold management to be relevant and reliable, this historical resource estimate predates the development of NI 43-101 reporting guidelines, was not estimated in compliance with NI 43-101 procedures and should not be relied on.

Ambler - Geologic Setting

Regional Geology. The Ambler District occurs within an east–west trending zone of Devonian to Jurassic age submarine volcanic and sedimentary rocks. VMS deposits and prospects are hosted in the Middle Devonian to Early Mississippian age Ambler Sequence, a group of metamorphosed bimodal volcanic rocks with interbedded tuffaceous, graphitic and calcareous volcanoclastic metasediments. The Ambler Sequence occurs in the upper part of the Anirak Schist, the thickest member of the Coldfoot subterrane. VMS mineralization can be found along the entire 110km strike length of the district. Hitzman notes that the 1,980m-thick Devonian age section of the Cosmos Hills, which includes the 915m-thick Bornite Carbonate Sequence, is equivalent in age to the Anirak Schist and was mineralized during the Ambler mineralizing event.

The Ambler District is characterized by a series of east–west trending belts of rocks of increasing metamorphic grade northward across the strike of the units. The structure of the district is isoclinally folded in the northern area and thrust faulted in the southern half. The Devonian to Mississippian age Angayucham basalt and the Triassic to Jurassic age mafic volcanic rocks are in low-angle thrust contact with various units of the Coldfoot subterrane along the northern edge of the Ambler Lowlands.

District/Property Geology. Rocks that form the Ambler schist belt consist of a lithologically diverse sequence of lower Paleozoic possibly Devonian age carbonate and siliciclastic strata with interlayered mafic lava flows and sills. The clastic strata, derived from terrigenous continental and volcanic sources, were deposited primarily by mass-gravity flow into the sub-wavebase environment of an extending marginal basin.

NovaGold’s work shows that the Ambler sequence underwent two periods of intense, penetrative deformation. Sustained upper greenschist-facies metamorphism with coincident formation of a penetrative schistosity and isoclinal transposition of bedding marks the first deformation period. Pervasive similar-style folds on all scales deform the transposed bedding and schistosity, defining the subsequent event. At least two later non-penetrative compressional events deform these earlier fabrics. NovaGold’s observations of the structural and metamorphic history of the Ambler District are consistent with current tectonic evolution models for the schist belt, based on the work of others elsewhere in southern Brooks Range.

The local base of the Ambler section consists of variably metamorphosed carbonates historically referred to as the Gnurgle Gneiss. NovaGold interprets these strata as calc-turbidites, perhaps deposited in a sub-wavebase environment adjacent to a carbonate bank. Calcareous schists overlie the Gnurgle Gneiss and host sporadically distributed mafic sills and pillowed lavas. These fine-grained clastic strata indicate a progressively quieter depositional environment up section, and the presence of pillowed lavas indicates a rifting, basinal environment. The overlying Arctic-sulfide host section consists mostly of fine-grained carbonaceous siliciclastics and indicates further isolation from a terrigenous source terrain. The section above the Arctic host contains voluminous reworked silicic volcanic strata with the Button Schist at its base. The paucity of volcanically derived strata below the Arctic host section and abundance above indicates that the basin and surrounding hinterlands underwent major tectonic reorganization during deposition of the Arctic section. Greywacke sands that NovaGold interpret as channeled high-energy turbidites occur throughout the section but concentrate high in the local stratigraphy.

Three mineralized horizons comprise the Arctic deposit: the Main Sulfide Horizon, the Upper South Horizon and the Warm Springs Horizon. The Main Sulfide Horizon is further subdivided into three zones: the southeast zone, the central zone and the northwest zone. Previous deposit modeling was grade-based resulting in numerous individual mineralized zones representing relatively thin sulfide horizons.

Work from the 2004 campaign suggests that mineralization at the Arctic Project can be explained using two locally folded and refolded mineralized horizons. The primary exception is in the area of Warm Springs and east of Warm Springs where mineralization occurs stratigraphically higher than anticipated using this model. Thrust faulting may have an effect on massive sulfide horizon geometry in this area.

Five lithologic groups and/or types found within the Ambler Project area include:

  Metarhyolite: Includes the Button Schist, which is described as a porphyroblastic quartz feldspar porphyry. It also includes a variety of less porphyroblastic felsic schists considered as metamorphosed rhyolitic volcaniclastic and tuffaceous rocks. Members of this group occur both stratigraphically above and below the main mineralized sequence at the Ambler Project. These units have been interpreted as separate metavolcanics, though similarities occur between the basal Button Schist and the uppermost units;

  Quartz Mica Schist: Locally contains varying proportions of carbonate, chlorite, graphite and feldspar. Protolith for these rocks may have been tuffaceous sediments, volcaniclastics and dirty carbonates;

  Talc Schist: Highly talc chlorite altered products of metavolcanic or graphitic schist units with talc in excess of 30%. Original texture often destroyed by alteration;

  Graphitic Schist: Dark grey to black, fissile, well-foliated quartz-banded schist found throughout the deposit; and

  Base-Metal, Sulfide-Bearing Schist: This is the mineralized lithology at the Ambler Project. These contain highly-altered schists containing varying amounts of talc, chlorite, barite, quartz, muscovite, carbonate and massive, relatively non-schistose zones.

Studies in 2004 suggest the base-metal, sulfide-bearing schist is more a product of alteration than primary lithology and, as a result, should be included in the quartz mica schist group.

The three main zones of hydrothermal alteration occurring at the Ambler Project have been defined as:

  A main chloritic zone occurring within the footwall of the deposit consisting of phengite and magnesium- chlorite;

  A mixed alteration zone occurring below and lateral to sulfide mineralization consisting of phengite and phlogopite along with talc, calcite, dolomite and quartz; and

  A pyritic zone overlying the sulfide mineralization.

Talc has been recognized as a significant component of the mineralized assemblage at the Arctic deposit. Distribution is poorly understood at present though logging observations would suggest that the core of the antiform opening to the east or the footwall of the mineralized horizon has increased quantities. Along the mineralized horizon itself the upper limb of the antiform to the east appears to have the greatest quantity of talc and might in part be a guide to the fluid feeder of the system. Quantitative determinations of talc based on visual logging are extremely difficult due to the light green foliated texture of the talc which is difficult to discern from chlorite and muscovite species. Logging estimates are often based more on tactile characteristics of the core than visual characteristics.

Based on this discussion, talc has been very conservatively estimated at 20% throughout the deposit. With some detailed work further defining mineral assemblages specifically solid solution relationships in chlorites and carbonates, CO2 analyses to define total amounts of Mg bearing carbonates and added ICP analyses throughout the deposit to further define the overall distribution of Mg, a strongly quantitative estimate of talc can be made in the future. An added point to grasp from the ICP analysis of talc is that high-grade copper intervals contain less talc than low grade intervals.

Ambler - Deposit Type

The mineralization at the Ambler Project and within the Ambler District consists of Devonian age, polymetallic (Zn-Cu-Pb-Ag) VMS occurrences. VMS deposits are formed by and associated with sub-marine volcanic-related hydrothermal events. These events are related to spreading centers such as fore arc, back arc or mid-ocean ridges. VMS deposits are often stratiform accumulations of sulfide minerals that precipitate from hydrothermal fluids on or below the seafloor. These deposits are found in association with volcanic, volcaniclastic and/or siliciclastic rocks. They are classified by their depositional environment and associated proportions of mafic and/or felsic igneous rocks to sedimentary rocks. There are five general classifications based on rock type and depositional environment:

  Mafic rock dominated often with ophiolite sequences, often called Cyprus type;

  Bimodal-mafic type with up to 25% felsic volcanic rocks;

  Mafic-siliciclastic type with approximately equal parts mafic and siliclastic rocks, which can have minor felsic rocks and are often called Beshi type;

  Felsic-siliclastic type with abundant felsic rocks, less than 10% mafic rocks and shale rich; and

  Bimodal-felsic type where felsic rocks are more abundant than mafic rocks with minor sedimentary rocks, also termed Kuroko type.

Prior to any subsequent deformation and/or metamorphism, these deposits are often bowl- or mound-shaped with stockworks and stringers of sulfide minerals found near vent zones. These types of deposit exhibit an idealized zoning pattern as follows:

  Pyrite and chalcopyrite near vents;

  A halo around the vents consisting of chalcopyrite, sphalerite and pyrite;

  A more distal zone of sphalerite and galena and metals such as manganese; and

  Increasing manganese with oxides such as hematite and chert.

Alteration halos associated with VMS deposits often contain sericite, ankerite, chlorite, hematite and magnetite close to the VMS with weak sericite, carbonate, zeolite, prehnite and chert more distal. These alteration assemblages and relationships are dependent on degree of post deposition deformation and metamorphism. A modern analog of this type of deposit is found around fumeroles or black smokers in association with rift zones.

At the Arctic deposit, sulfides occur as semi-massive (10 to 30% sulfide) to massive (>30% sulfide) layers, typically dominated by pyrite with substantial disseminated sphalerite and chalcopyrite and trace amounts of galena

Ambler - Exploration

Exploration on the Ambler Project was intermittent between discovery in 1965 and 1998. From 1998 until 2003, there was no work performed on the Ambler Project. Since 2004, NovaGold has been performing project level and regional mapping, drilling, geophysics and geochemical surveys. NovaGold purchased Kennecott’s ownership in January, 2010 and continues exploration activities at the Ambler Project.

The 2004 drilling focused on the Arctic deposit area and was principally designed to verify the grade and continuity of the mineralized intercepts encountered in the previous drill campaigns. Eleven holes totalling 2,996m were drilled in potential extensions of mineralization and on an adjacent geophysical anomaly. During 2005, approximately 3,030m of core drilling was completed, and in the 2006 field season an additional 3,010m of drilling in 12 drill holes was completed. The 2006 program focused on regional extensions and included drilling at the Dead Creek, Sunshine Creek, COU and Red prospects. NovaGold completed a 14 hole drill program totalling 3,306m in 2008. All holes were designed to infill within the then defined resource area, and three holes were drilled for metallurgical testing purposes. None of the assay results were available at the time of construction of the original 2008 resource model.

Local and regional mapping performed during the 2005–2006 mapping program enabled Paul Lindberg, contracted to NovaGold, to complete a model of an unfolded view of the Arctic deposit geology. These results provide a good platform on which to build subsequent models of original zoning patterns, changing thicknesses and other laterally variable characteristics of the deposit.

A total of 2,106 stream silt and soil samples were collected during the 2004 mapping program as part of an effort to develop a regional geochemistry model for future district exploration.

During 2005, two Time Domain Electro-Magnetic (“TDEM”) induction ground surveys were performed at the Arctic deposit and COU. COU is within the claim block and is a significant anomaly of similar size and tenor a few kilometers to the northwest of the town of Ambler. The 2006 exploration program focused on a regional basis to extend existing mineralization and to identify new mineralized targets within the claim block, and included 13 TDEM surveys performed to enhance previous work performed by Kennecott in 1998.

Oriented data were collected from select angle drillholes. The clay impression method was used to orient the core with data capture done using a circular protractor for beta values and a standard protractor for alpha values. The majority of oriented measurements were of foliation with a NW strike and a SW dip, similar to those observed on the surface.

Exploration activities at the Ambler Project have been performed within industry standards using appropriate models and techniques for a VMS target. SRK agrees with the techniques used at this project.

Ambler - Mineralization

Mineralization at the Arctic deposit occurs as stratiform semi-massive to massive sulfide beds. The sulfide beds average 4m thick but vary from less than 1m up to 18m thick. The bulk of the mineralization is within four zones located between two thrust faults, the upper Warm Springs Thrust and the Lower Thrust. A smaller fifth zone is located below the Lower Thrust. All of these zones are within an area of roughly 1km, with average zone length ranging from 850m to 600m and width ranging from 700m to 350m. Mineralization has been defined to a depth of approximately 250m below the surface and is open in several areas. Host rocks are primarily graphitic chlorite schists and fine-grained quartz sandstones.

Marginal to the Arctic deposit, mineralization is locally present as discontinuous thin, “wispy” sulfide bands. No stockworks or stringers in association with the mineralization have been observed. These features are common in near-vent VMS deposits. Much of the core from the 2004 and 2005 programs within the deposit exhibits characteristics and textures common to replacement-style mineralization.

Mineralization is predominately coarse-grained sulfides consisting mainly of chalcopyrite, sphalerite, galena, pyrite and pyrrhotite, and may or may not include tetrahedrite. Tetrahedrite-tennantite, electrum and enargite are also present in minor amounts. Pyrite is commonly associated with the massive sulfide horizons, and pyrrhotite and arsenopyrite are present in lesser amounts. Gangue minerals associated with the mineralized horizons include quartz, barite, white mica, black chlorite, calcite, dolomite and cymrite, while talc is common in the footwall.

Ambler - Drilling

Between 1967 to July 1985, 86 holes were drilled (including 14 large diameter metallurgical test holes) totalling 16,080m. In 1998, Kennecott drilled six core holes totalling 1,492m in the Arctic deposit to test for extensions of the known resource, and to test for grade and thickness continuity. Drilling for all BCMC/Kennecott campaigns in the Arctic deposit area (1966–1998) totals 92 core holes for a combined 17,572m.

Ambler - Drill Program and Objectives

The 2004 drilling focused on the Arctic deposit area and was principally designed to verify the grade and continuity of the mineralized intercepts encountered in the previous drill campaigns. Alternate geologic models for the Arctic deposit were investigated through surface mapping, drill core re-logging and re-interpretation of previous drill results. Eleven holes totalling 2,996m were drilled. Significant mineralized intervals were encountered in eight of the eleven holes drilled in the program. The twin and infill drilling confirmed previously drilled intervals of base-metal mineralization.

Drilling in 2005 again focused on extending and confirming mineralization, particularly in the lower limb of the Arctic Antiform. Approximately 3,030m of core drilling was completed and, although good mineralization was encountered in several holes, structural discontinuities appear to limit expansion of mineralization to the south and east. Results suggest that the model remains open to the northeast and that the faulted off-root zone has yet to be identified. Drill spacing for all programs is dependent on the steep, rugged terrain for locating drill rigs; however, it varies from 90 to 120m. Sections have been drawn at 61m intervals.

During the 2006 field season, an additional 3,010m of drilling in 12 drillholes was completed. This drill program was focused on a more regional basis to extend existing mineralization and to identify new mineralized targets within the Ambler Project. These holes were drilled at the Dead Creek, Sunshine Creek, COU and Red prospects.

NovaGold completed a 14 hole drill program totalling 3,306m in 2008. All holes were designed to infill within the Arctic deposit, and three holes were drilled for metallurgical testing purposes.

All NovaGold drill core was logged, photographed and sawn, with half sent to the lab for analyses and half stored near the property. Core logging was done using metric measurements. Lithology and visual alteration features were captured on observed interval breaks. Mineralization data, including total sulfide (recorded as percent), sulfide type (recorded as a relative amount), gangue and vein mineralogy were collected for each sample interval with an average interval of approximately 2m. Structure data were collected as point data. Geotechnical data (core recovery, RQD) were collected along drill run intervals. Using the 2004 logging procedure as a guide, data from the earlier campaigns were taken from those drill logs and entered into the database, with a focus on mineralization information.

The overall objectives of the three drill programs were:

  Verification of mineralized intercepts from previous drill campaigns (twin holes);

  Continuity of higher grade intercepts in the central part of the resource area (infill holes);

  Exploring possible extensions of mineralized zones; and

  Recording data electronically and building a 3-D model of the Arctic deposit.

Ambler - Drill Results

Significant mineralized intervals were encountered in eight of the 11 holes drilled in 2004. Twin and infill drilling confirmed previously drilled intervals of high-grade base-metal mineralization. The results of the 2004 drilling program show a high degree of variability in thickness and grade within areas of the deposit.

Drillholes designed to test extension of the Arctic deposit failed to extend significant mineralization. Some holes encountered locally anomalous or lower grade material, possibly representing distal mineralization. An abrupt decrease in grade occurred in AR04-81 below a fault zone, suggesting that the mineralized zones may be offset or folded south of the known deposit. AR04-87 was abandoned due to an inability to penetrate a major fault zone, and was subsequently re-drilled as AR04-88. This hole ended at 387.6m in altered quartz muscovite schist, short of the targeted Button Schist.

In April 2005, NovaGold made plans to drill 3,000m on the south and east fringe of the Arctic deposit through the projected elevation of the lower sulfide limb, completing a downhole TDEM geophysical survey and extending the geologic mapping from the Arctic deposit area northwest toward Dead Creek. Work completed toward extending the lower sulfide limb included nine holes totalling 3,030m. Of these, two failed to achieve their targeted depth.

Frontier Geosciences, Inc. (“Frontier”) was contracted to complete downhole probing of selected holes at the Ambler Project. They also completed a large loop TDEM survey over the Ambler Project area. Because mapping indicated permissive stratigraphy coincident with the airborne anomaly west of Riley Ridge, Frontier completed an additional TDEM loop survey over the anomaly core.

NovaGold geologists completed geochemical sampling of all NovaGold core and spot sampling of much of the historical BCMC/Kennecott Minerals Arctic core. This work is ongoing and will allow NovaGold to build a reasonably comprehensive lithogeochemical model of the Arctic deposit.

The 2006 drilling program completed 3,010m in 12 holes. This program was performed to test mineralization extensions and geophysical anomalies outside the immediate Arctic deposit area, but within the claim block. These holes were drilled at the Dead Creek, Sunshine Creek, COU and Red prospects.

NovaGold completed a 14 hole drill program totalling 3,306m in 2008. All holes were designed to infill within the currently defined resource area, and three holes were drilled for metallurgical testing purposes.

At Dead Creek, the holes were located based on a combination of geophysics and geology. Each hole penetrated the targeted stratigraphy, and showed that the sulfide system diminishes to the north and east but remains open to the south and west. One of the Back-Door Creek holes penetrated an 8m zone that contained several 2 to 7cm-thick pyrrhotite bands, but with only a trace of chalcopyrite. This zone correlates stratigraphically with a mineralized interval in a nearby historical hole, suggesting metallic mineral zonation from pyrite and base-metal sulfide to pyrrhotite.

Drilling in the Sunshine Creek area tested the western extent of mineralization observed in historical drill holes, which is interpreted to be two sulfide-bearing horizons that lie sub-parallel to the stratigraphy, above a carbonate package. The Company interprets the two mineralized horizons as limbs of an F2 anticline. Drill intercepts from 2006 that correlate with these two horizons had significantly lower grade and were thinner than historical intercepts. Preliminary results indicate that the sulfide horizon becomes dominated by pyrrhotite to the west. The Company currently interprets this compositional change to represent a more distal portion of the mineralized system.

Drilling at COU was performed to investigate an electromagnetic anomaly and consisted of one hole. The source of this anomaly was a thick sequence of graphitic black schist that contained abundant continuous pyrrhotite bands. Downhole a few hundred meters it was recognized that the hole was still in the hanging wall to the stratigraphic package that hosts the Ambler Project. This resulted in extending the hole. The hole was stopped slightly above its target because of safety considerations. This hole has proven vital to the Company’s understanding of the regional F2 folds and to the stratigraphic stacking order in this area.

NovaGold drilled four holes into the Red prospect, located in the lowlands of the Kogoluktuk Valley, about 5km east of the Ambler Project. These holes tested an electromagnetic anomaly and intersected a sulfide vein system hosted by siltstone believed to underlie the Gnurgle Gneiss. The veins have a quartz-calcite-fluorite gangue, and their margins commonly contain concentrations of secondary brown biotite, suggesting an affinity to relatively high-temperature potassic alteration. The F1 structural fabric deforms the veins, suggesting that they are relatively old. The vein style of mineralization makes this occurrence unique in the district.

An ongoing effort to gather and compile data for a new resource model for the Arctic deposit includes re-logging of historical drill core, detailed logging of individual mineralized intersections at 1:50 scale and work with hole-to-hole correlations.

Multiple drillhole intersections have resulted in a reasonably accurate knowledge of the orientation of the mineralization. Mineralization follows enclosing stratigraphic layering and is further defined, except where tightly folded, by bedding parallel to bedding subparallel foliation.

Most holes intersect the mineral zone nearly perpendicular to foliation and to the mineralization, so the intersections represent near true thickness. Exceptions are where mineralized zones wrap around tight fold hinges, but these instances are rare.

Ambler - Sampling Method and Approach

The sampling protocol for all the NovaGold drill programs at the Ambler deposit from 2004–2008 was the same. Core logging geologists mark the sample intervals, which range from 1 to 3m in length. Varying rock types, lithologic contacts and mineralized zones influence sample interval selection. Sample boundaries are placed at lithologic contacts. Each hole was sampled in its entirety, even in areas that encountered significant intervals of unmineralized core. Sample intervals of 2 to 3m are most common in weakly to unmineralized core, and sample intervals of 1 to 2m are more common in mineralized zones or areas of varying lithology. Sample intervals used are well within the width of the average mineralized zone in the resource area. This sampling approach is considered sound and appropriate for this style of mineralization and alteration. Core recovery was good to excellent, resulting in quality samples with little to no bias. There are no known drilling and/or recovery factors that could materially impact accuracy.

Sampling of drill core prior to 2004 by Kennecott and BCMC focused primarily on the mineralized zones. During the 1998 campaign, Kennecott did sample some broad zones of alteration and weak mineralization, but much of the unaltered and unmineralized rock remains unsampled. ALS Chemex was also used for analyses conducted by Kennecott.

Earlier BCMC sampling was even more restricted to mineralized zones of core. Intervals of visible sulfide mineralization were selected for sampling and analyses were conducted by Union Assay Office Inc. of Salt Lake City, Utah. Numerous intervals of weak to moderate mineralization remain unsampled in the historic drill care.

NovaGold conducted some limited sampling of this historical drill core to gain a better understanding of trace element distribution around the Arctic deposit. During the relogging of much of this historical core, 1m intervals were selected over each 10m of unmineralized core. These 1m intervals were sawn in half, with one-half returned to the box and the other half placed in a bag, labeled and sent to the laboratory for analysis. This type of sampling was used to determine trace element distribution about the deposit; none of the mineralized zones were sampled in this way.

With the lack of outcrop in a folded metamorphic terrane, it is necessary to have a good understanding of the geologic model to predict positioning of the drill to get a sample of true thickness in the mineralized zone. NovaGold has been diligently relogging core and mapping the project to gain this understanding. The use of oriented core is very important to this interpretation. SRK has confidence that the samples collected at the Ambler Project are representative of the geometry of the mineralized zone.

Ambler - Sample Preparation, Analyses and Security

The core from the NovaGold programs was sawn in half, with half sent to labs in Fairbanks, AK for sample preparation and the other half returned to the core box for storage. Samples were crushed to 70% <2mm and a nominal 250g split was sent to Vancouver, B.C. for analysis by ALS Chemex. There the splits were pulverized to 85% <75um. Initial gold analysis was done by FA-AAA on a nominal 30g split of the pulp. Samples returning over limit gold values (>10ppm) were rerun using fire assay techniques. Initial results for all other elements (27) were done via four acid digestion ICP analysis on a nominal 25g split of the pulp. Samples with over limit values for copper (>10,000ppm), lead (>10,000ppm), zinc (>10,000ppm) or silver (>100ppm) were rerun using AA techniques.

Gold values for duplicate samples (both blind and laboratory) from 2004 and for those samples re-assayed from earlier programs locally showed high variability, indicating a possible nugget effect. As a result, a series of samples was selected for MSA analysis. Results are pending.

A QA/QC program was instituted for the 2004 drill program and utilized for subsequent programs. Samples were broken into 20 sample batches that included three QA/QC samples. The QA/QC samples included one duplicate, one blank and one standard. Duplicate samples were prepared at the prep facility by taking a second split from the entire prepped sample. A local limestone source was used as the blank material. A series of samples taken from the source area and assayed confirm that the limestone is a suitable blank material. The standard material was obtained from WCM Minerals of Burnaby, B.C. A base-metal standard was selected that best represented the grade of the Arctic deposit mineralization. Samples were either in the custody of NovaGold personnel or the assay labs at all times.

A search was made through Kennecott’s Reno, NV warehouse for sample pulps from pre-1998 drill campaigns. A total of 290 pulps were located, mainly from the earliest drill programs, and sent to ALS Chemex Labs in Vancouver, B.C. for analysis. The samples were analyzed for gold by FA-AAA as well as 27 additional elements by ICP analysis (see analytical description). Samples were arranged in batches of approximately 20, each with inserted QA/QC samples. Of the 290 total pulps, 11 contained insufficient volume for any analysis. The variable number of sample pairs is the result of either insufficient sample size for analysis of select elements in 2004 (mainly over limits) or because some elements were not selected for assay in earlier campaigns. Zinc, silver and gold analyses all compared favorably. While lead showed the largest variability, the average grades are relatively low, thereby having little effect on the tonnage value. Copper values also had high variability and averaged 10% lower than the original values. ALS Chemex has attained ISO 9001:2000 registration. In addition, the ALS Chemex Vancouver laboratory is accredited to ISO 17025 by Standards Council of Canada for a number of specific test procedures including fire assay Au by AA, ICP and gravimetric finish, multi-element ICP and AA Assays for Ag, Cu, Pb and Zn.

The apparently poor reproducibility of historic assay values is likely a sign of a highly variable deposit, and not an assaying issue. While sample assays are suitable for the PEA, further analysis and comparisons are necessary for pre-feasibility.

The QA/QC data appears to be reasonable for a program of this scope, a few discrepancies exist which are normal. A formal assessment will need to be completed before pre-feasibility, and any significant problems addressed by re-assaying samples which had issues.

Ambler - Data Verification

NovaGold performed a review of existing Ambler Project data at the Kennecott offices in Salt Lake City, Utah with a focus on data relating to the Arctic deposit. Numerous reports and studies were scanned. All available assay certificates as well as the current database were copied and/or scanned. All pre-2004 drill assay values in the database provided by Kennecott were compared to assay values from the original assay certificates. Local discrepancies, mainly associated with precious metal results, were identified and corrected.

SRK was supplied with paper and scanned electronic certificates for the pre-2004 programs. Assay certificates for 472 samples out of 1,854 of these samples were unavailable for review. SRK checked 10% of pre-2004 assay certificates against the database. Only minor typographical discrepancies were found and corrected. All of the highest 5% grades of all five elements were checked where available. SRK also received electronic certificates (CSV text files) for 2,612 assays (88% of the NovaGold Ambler samples) from the 2004–2005 drilling/sampling program, which also included numerous samples selected from previously drilled core. All of these assays were verified successfully with the provided database. QA/QC data was also made available for the 2005 sampling program, consisting of 166 duplicate samples, 282 standards and 293 blanks. These samples were well within acceptable limits. Although a few of the paper certificates were unavailable, the available certificates provided reasonable assurance that the database is accurate.

Ambler - Mineral Processing and Metallurgical Testing

The Arctic deposit is a semi-massive sulfide intrusion in talc schists. The principal economic minerals are chalcopyrite, tetrahedrite, galena and sphalerite. The results of metallurgical studies on test composites from the Arctic deposit are presented in this section.

In 1999 Kennecott commissioned Lakefield Research Limited (“Lakefield”) to conduct a metallurgical research program on test composites from the Arctic deposit, with the objective of confirming and improving upon the results of the work carried out by Kennecott in the 1970’s. This work was carried on test composites prepared from three separate drill holes. The test composite from the upper portion of hole 72 has identified as being low in talc content, however, composites formulated for the lower portion of hole 72, as well as, holes 74 and 75 high in talc content.

Lakefield conducted a series of five tests on the low talc mineralized composite (as represented by the upper zone of Hole 72). These tests were all done at a grind of about P80 53µm and included bulk copper/lead rougher flotation followed by zinc rougher flotation. The bulk copper/ lead concentrate was reground and subjected to two stages of cleaner flotation and one stage of copper/lead separation using zinc oxide and sodium cyanide to depress the copper while floating the lead. The resulting lead rougher concentrate was upgraded with two stages of cleaner flotation to produce the final lead concentrate. The lead rougher flotation tailing represented the final copper concentrate. The zinc rougher concentrate was reground and upgraded with two stages of cleaner flotation. The results of the best test with the low talc composite demonstrate that 68% of the lead could be recovered into an upgraded flotation concentrate containing 58.8% Pb, and 86.8% of the copper could be recovered into a concentrate containing 29% Cu, and 81% of the zinc could be recovered into an upgraded zinc concentrate containing 59.1% Zn. No locked-cycle tests were conducted so the deportment of the intermediate cleaner tailing products remains to be defined.

Lakefield conducted flotation tests on each of the high talc composites using a test procedure that was essentially the same as the procedure used for the low talc composite, with the exception that carboxymethyl cellulose (“CMC”) was added as a depressant for talc. The results of these tests demonstrated the significant negative impact that the presence of talc has on the selective flotation process. The average of these tests resulted in only 30.3% lead recovery into a lead cleaner flotation concentrate containing 35.3% Pb, and only 43.3% copper recovery into a copper concentrate containing 26.0% Cu. Zinc recovery was not influenced by the talc, with 81% of the zinc being recovered into a zinc cleaner flotation concentrate containing 53.4% Zn.

Recognizing that talc is a naturally floatable mineral, Lakefield investigated the effect of including talc flotation prior to sulfide flotation as a means of removing this deleterious contaminant prior before sulfide flotation. This work was conducted on a High Talc Composite that was formulated by blending equal weights of composites from Hole 72 L, Hole 74 and Hole 75. These tests were conducted at a somewhat coarser grind with two stages of talc rougher flotation using only methyl isobutyl carbinol (“MIBC”) as a frother. The resulting talc concentrate was then subjected to four stages of cleaner flotation to remove any sulfide minerals that had been entrained in the talc concentrate. Following talc flotation, the remaining sulfide minerals were conditioned and floated to produce separate lead, copper and zinc concentrates according the basic procedures employed by Lakefield in their previous testwork. The results of the best test using this talc prefloat procedure showed that about 62% of lead was recovered in to a lead flotation concentrate containing 43.7% Pb, and 62% of the copper was recovered into a copper flotation concentrate containing 28.8% Cu. It should be noted that for some reason unknown to SRK, Lakefield elected not to include zinc flotation as part of this test series.

SRK would make the following comments regarding metallurgical testing for the Arctic deposit:

  Separate lead, copper and zinc concentrates can be readily produced from low talc mill feed from the Arctic deposit;

  High talc mill feed will require the inclusion of talc flotation prior to sulfide flotation, but even with this, production of a marketable grade lead concentrate remains a challenge;

  SRK views the metallurgical studies conducted by Lakefield to essentially be at an amenability level of study; and

  During the next phase of study a methodical metallurgical program should be undertaken on representative mill feed samples to more thoroughly evaluate the process parameters required to produce marketable grade concentrates from both the low talc and high talc mill feed.

Ambler - Mineral Resource Estimate

The mineral resource estimate was prepared by Russ White, P.Geo, Associate Resource Geologist at SRK Denver. Grade estimations were made using Ordinary Kriging based on a three-dimensional block model constructed using Vulcan® commercial mine planning software. The project limits are based on a UTM coordinate system (NAD 1927, Zone 24), and the block model is based on a parent block size of 5m X x 5m Y x 5m Z, with a sub-cell size of 5m X x 5m Y x 0.2m Z. Five mineralized massive sulfide zones have been defined along a northeasterly striking corridor, with all zones tending to dip moderately to the southwest. The mineralization at the Arctic deposit occurs as massive sulfide lenses hosted within weakly to unmineralized schistose country rocks. Potentially economic mineralization is associated with coarse-grained sulfides. For the resource estimation work, all of the massive sulfide zones are collectively referred to as the Arctic deposit.

The resource estimate has been generated from composites derived from drill hole sample assay results, and is constrained by manually interpreted sulfide bed boundaries constructed by SRK. No three dimensional geologic model was utilized to constrain the resource estimate. Grade interpolation parameters have been defined based largely on the geologic understanding of controls on mineralization, drillhole spacing and geostatistical analysis of the data. The resources have been classified by their proximity to the sample locations and number of drill holes used to inform the blocks. SRK finds the resource model and resource classification to be acceptable for resource reporting under CIM guidelines.

The drillhole database used for resource estimation consists of 119 core holes, 96 of which intercepted significant mineralization. Of the approximately 25,000m drilled within the resource, 4,808 intervals were sampled representing 9,128m of sampled drilling. Sample lengths vary from 0.1 to 12m, and average about 1.9m. Each interval contains assays for copper, zinc, lead, gold and silver, as well as codes for lithology and mineralized zone. In 2008, NovaGold completed an additional 14 hole drill program totalling 3,306m. All holes were designed to infill within the currently defined resource area, and three holes were drilled for metallurgical testing purposes. None of the assay results were available at the time of constructing the original 2008 resource model and are not included in the current resource. SRK recommends that the results of this program be incorporated into the next resource model update.

A separate database table includes specific gravity measurements for 404 samples taken from 47 drillholes.

Ambler - Resource Classification and Mineral Resource Statement

The mineral resources have been classified according to the “CIM Standards on Mineral Resources and Reserves: Definitions and Guidelines” (November 2005). The PEA contained herein is preliminary in nature and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. There is no certainty that the PEA will ever be realized. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

Resources in the MS zones, which were estimated by the first (50m) search, were classified as indicated. This is roughly based on a distance that is twice the variogram range and within one cross section distance inside a modeled shape, which is based on correlated intervals. All blocks outside of the MS zones, and all other estimated blocks too distant from the samples for the first pass, were classified as inferred. No resources were classified as measured. Inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of inferred resources will ever be upgraded to a higher category.

Mineral Resource Statement (as of May 9, 2011)

Resource		Tonnage	Metal Grades					Contained Metal
Category	Zone	(kt)	Cu	Zn	Pb	Au	Ag	Cu	Zn	Pb	Au	Ag
			(%)	(%)	(%)	(g/t)	(g/t)	(klb)	(klb)	(klb)	(koz)	(koz)
	1	5,293	4.56	6.45	1.05	0.96	62.77	532,571	752,305	122,428	163	10,683
Indicated	2	2,982	4.36	5.82	0.80	0.52	45.76	286,906	382,593	52,831	50	4,387
	3	1,964	3.66	5.98	0.93	0.52	51.02	158,357	259,080	40,173	33	3,222
	4	6,089	3.82	6.00	0.98	1.01	68.71	513,088	805,142	130,965	197	13,451
	11	517	4.16	3.32	0.34	0.25	32.86	47,400	37,854	3,859	4	546
	All Zones	16,845	4.14	6.02	0.94	0.83	59.62	1,538,322	2,236,974	350,255	447	32,289
	0	1,191	2.18	2.24	0.70	0.34	4.17	57,114	58,716	18,474	13	159
	1	3,166	3.91	5.74	0.93	0.76	54.98	273,161	400,765	64,808	77	5,596
	2	1,559	4.06	5.60	0.74	0.43	43.40	139,424	192,610	25,317	22	2,175
Inferred	3	1,307	3.83	5.13	0.63	0.44	48.08	110,404	147,864	18,292	18	2,020
	4	4,492	3.28	4.95	0.83	0.87	57.56	324,875	489,789	81,815	126	8,312
	11	373	4.25	3.30	0.35	0.29	33.65	34,945	27,137	2,905	3	404
	All Zones	12,087	3.53	4.94	0.79	0.67	48.04	939,923	1,316,882	211,610	260	18,667

Notes:

(1)

Mineral Resources have been classified according to CIM Definition Standards. The PEA contained herein includes inferred Mineral Resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as Mineral Reserves.

(2)	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves.
(3)	Resources stated as contained within potentially economically minable underground shapes above a $75.00/t NSR cut-off.
(4)

NSR calculation is based on assumed metal prices of US$2.50/lb for copper, US$1.00/lb for zinc, US$1.00/lb for lead, US$1,000/oz for gold and US$16/oz for silver. A mining cost of US$45.00/t and combined processing and G&A costs of US$31.00 were assumed to form the basis for the resource NSR cut-off determination. Note: these metal prices and operating costs differ from those used for the cash flow model.

(5)	Mineral resource tonnage and contained metal have been rounded to reflect the accuracy of the estimate, and numbers may not sum due to rounding.
(6)

The above table refers to “indicated resources” and “inferred resources” which have been determined in accordance with Canadian securities regulations (under NI 43-101), which differ from the SEC’s standards for resource classification. See “Cautionary Note to United States Investors” and “Risk Factors”.

Ambler District – Current Activities

Field work at the Ambler District during 2011 included approximately 7,100 meters of exploration and geotechnical drilling. Exploration drilling focused on the Bornite target and geotechnical drilling will provide structural information on the Arctic deposit for a greater understanding of the deposit as well as subsurface hydrologic information, see “Bornite Deposit” below. The 2012 work program will focus on advancing the environmental and engineering studies required to initiate a pre-feasibility study for the project, with geotechnical, metallurgical and hydrological studies as well as environmental baseline data collection. Additional exploration drilling is planned for prospects in the Ambler belt which have been identified through further analysis and mapping during 2011.

On October 19, 2011, NovaGold entered into the NANA Agreement with NANA to explore and possibly develop, construct and operate one or more mines on the Bornite Lands, ANCSA Lands and Ambler Lands (as defined in the NANA Agreement). Please see “The Company – Recent Developments – Agreement with NANA Regional Corporation” above for additional information regarding the agreement.

RISK FACTORS

An investment in any Securities is speculative and involves a high degree of risk due to the nature of the Company’s business and the present stage of exploration and development of its mineral properties. The following risk factors, as well as risks not currently known to the Company, could materially adversely affect the Company’s future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking statements relating to the Company, or its business, property or financial results, each of which could cause purchasers of Securities to lose part or all of their investment. Before deciding to invest in any Securities, investors should consider carefully the risks included herein and incorporated by reference in this Prospectus and those described in any Prospectus Supplement.

NovaGold has no history of commercially producing precious or base metals from its mineral exploration properties and there can be no assurance that it will successfully establish mining operations or profitably produce precious or base metals.

None of NovaGold’s mineral properties are in production, NovaGold has no history of commercially producing precious or base metals from its current portfolio of mineral exploration properties, and the Company has no ongoing mining operations or revenue from mining operations. Mineral exploration and development involves a high degree of risk and few properties that are explored are ultimately developed into producing mines. None of the Company’s properties are currently under construction. The future development of any properties found to be economically feasible will require obtaining permits and financing and the construction and operation of mines, processing plants and related infrastructure, including road access. As a result, NovaGold is subject to all of the risks associated with establishing new mining operations and business enterprises, including:

  the timing and cost, which can be considerable, of the construction of mining and processing facilities and related infrastructure;
  the availability and cost of skilled labor and mining equipment;
  the availability and cost of appropriate smelting and/or refining arrangements;
  the need to obtain necessary environmental and other governmental approvals and permits, and the timing of those approvals and permits;
  the availability of funds to finance construction and development activities;
  potential opposition from non-governmental organizations, environmental groups or local groups which may delay or prevent development activities; and
  potential increases in construction and operating costs due to changes in the cost of fuel, power, materials and supplies and foreign exchange rates.

The costs, timing and complexities of mine construction and development are increased by the remote location of the Company’s mining properties, with additional challenges related thereto, including road access, water and power supply and other support infrastructure. Cost estimates may increase significantly as more detailed engineering work and studies are completed on a project. It is common in new mining operations to experience unexpected costs, problems and delays during development, construction and mine start-up. In addition, delays in the commencement of mineral production often occur. Accordingly, there are no assurances that the Company’s activities will result in profitable mining operations or that the Company will successfully establish mining operations or profitably produce precious or base metals at any of its properties.

In addition, there is no assurance that the Company’s mineral exploration activities will result in any discoveries of new bodies of ore. If further mineralization is discovered there is also no assurance that the ore body would be economical for commercial production. Discovery of mineral deposits is dependent upon a number of factors and significantly influenced by the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit is also dependent upon a number of factors which are beyond the Company’s control, including the attributes of the deposit, commodity prices, government policies and regulation and environmental protection.

Actual capital costs, operating costs, production and economic returns may differ significantly from those NovaGold has anticipated and there are no assurances that any future development activities will result in profitable mining operations.

The capital costs to take the Company’s projects into production may be significantly higher than anticipated. Escalation of costs was a significant factor in the decisions to suspend construction at Galore Creek in 2007 and commissioning at Rock Creek. On September 7, 2011, the Company announced preliminary capital cost estimates of approximately US$6 billion for the Donlin Gold project with an additional approximately US$1 billion for the natural gas pipeline. The previous capital cost estimate for the project released in April 2009 was US$4.5 billion and did not include a natural gas pipeline.

None of the Company’s mineral properties have an operating history upon which the Company can base estimates of future operating costs. Decisions about the development of these and other mineral properties will ultimately be based upon feasibility studies. Feasibility studies derive estimates of cash operating costs based upon, among other things:

  anticipated tonnage, grades and metallurgical characteristics of the ore to be mined and processed;
  anticipated recovery rates of gold, copper and other metals from the ore;
  cash operating costs of comparable facilities and equipment; and
  anticipated climatic conditions.

Capital costs, operating costs, production and economic returns, and other estimates contained in studies or estimates prepared by or for the Company may differ significantly from those anticipated by NovaGold’s current studies and estimates, and there can be no assurance that the Company’s actual operating costs will not be higher than currently anticipated.

The figures for NovaGold’s resources and reserves are estimates based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.

Unless otherwise indicated, mineralization figures presented in this Prospectus and in the Company’s other filings with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by Company personnel and independent geologists. These estimates are imprecise and depend upon geologic interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. There can be no assurance that:

  these estimates will be accurate;
  reserve, resource or other mineralization figures will be accurate; or
  this mineralization could be mined or processed profitably.

Because the Company has not commenced commercial production at any of its properties, mineralization estimates for the Company’s properties may require adjustments or downward revisions based upon further exploration or development work or actual production experience. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by drilling results. There can be no assurance that minerals recovered in small-scale tests will be duplicated in large-scale tests under on-site conditions or in production scale.

The estimating of mineral reserves and mineral resources is a subjective process that relies on the judgment of the persons preparing the estimates. The process relies on the quantity and quality of available data and is based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. By their nature, mineral resource and reserve estimates are imprecise and depend, to a certain extent, upon analysis of drilling results and statistical inferences that may ultimately prove to be inaccurate. There can be no assurances that actual results will meet the estimates contained in studies. As well, further studies are required.

Estimated mineral reserves or mineral resources may have to be recalculated based on changes in metal prices, further exploration or development activity or actual production experience. This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence mineral reserve or mineral resource estimates. The extent to which mineral resources may ultimately be reclassified as mineral reserves is dependent upon the demonstration of their profitable recovery. Any material changes in mineral resource estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital. The Company cannot provide assurance that mineralization can be mined or processed profitably.

The resource and reserve estimates contained in this Prospectus have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for gold, silver and copper may render portions of the Company’s mineralization uneconomic and result in reduced reported mineralization. Any material reductions in estimates of mineralization, or of the Company’s ability to extract this mineralization, could have a material adverse effect on NovaGold’s results of operations or financial condition.

The Company has established the presence of proven and probable reserves only at its Donlin Gold and Galore Creek properties. There can be no assurance that any resource estimates for the Company’s mineral projects will ultimately be reclassified as mineral reserves. There can be no assurance that subsequent testing or future studies will establish proven and probable reserves at the Company’s other properties. The failure to establish proven and probable reserves could restrict the Company’s ability to successfully implement its strategies for long-term growth and could impact future cash flows, earnings, results of operation and financial condition.

NovaGold’s ability to continue its exploration activities and any future development activities, and to continue as a going concern, will depend in part on its ability to commence production and generate material revenues or to obtain suitable financing.

NovaGold has limited financial resources. The Company intends to fund its plan of operations from working capital, the proceeds of financings and revenue from land and gravel sales. In the future, the Company’s ability to continue its exploration and development activities, if any, will depend in part on the Company’s ability to obtain suitable financing. Any unexpected costs, problems or delays could severely impact the Company’s ability to continue exploration and development activities.

There can be no assurance that the Company will commence production at any of its mineral properties or generate sufficient revenues to meet its obligations as they become due or obtain necessary financing on acceptable terms, if at all. The Company’s failure to meet its ongoing obligations on a timely basis could result in the loss or substantial dilution of the Company’s interests (as existing or as proposed to be acquired) in its properties. In addition, should the Company incur significant losses in future periods, it may be unable to continue as a going concern, and realization of assets and settlement of liabilities in other than the normal course of business may be at amounts materially different than the Company’s estimates.

NovaGold will require external financing or may need to enter into a strategic alliance or sell property interests to develop its mineral properties.

The Company will need external financing to develop and construct the Donlin Gold and, if applicable, the Galore Creek projects. If the proposed Plan is not approved by the Court or shareholders of NovaGold and does not become effective, the Company will need further external financing to develop and construct the Ambler projects and to fund the exploration and development of the Company’s other mineral properties. The mineral properties that the Company is likely to develop are expected to require significant capital expenditures. The sources of external financing that the Company may use for these purposes include project or bank financing, or public or private offerings of equity or debt. In addition, the Company may enter into a strategic alliance, decide to sell certain property interests, and may utilize one or a combination of all these alternatives. There can be no assurance that the financing alternative chosen by the Company will be available on acceptable terms, or at all. The failure to obtain financing could have a material adverse effect on the Company’s growth strategy and results of operations and financial condition. In addition, the Company may have to postpone further exploration or development of, or sell, one or more of its properties.

NovaGold is dependent on third parties that participate in or are responsible for exploration and development on its properties.

NovaGold’s success may be dependent on the efforts and expertise of third parties with whom the Company has contracted. Most of the properties in which NovaGold holds interests are subject to third party contracts. With respect to each of Donlin Gold and Galore Creek, the Company holds a 50% interest and the remaining 50% interest is held by a third party that is not under NovaGold’s control or direction. The Company is dependent on such third parties for accurate information relating to its mining properties and related assets and the progress and development of such properties and assets. A third party may also be in default of its agreement with NovaGold, without the Company’s knowledge, which may put the property and related assets at risk. Third parties may also have different priorities which could impact the timing of development of Donlin Gold and Galore Creek.

NovaGold is exposed to credit, liquidity, interest rate and currency risk.

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. The Company’s cash equivalents and short-term investments are held through large Canadian financial institutions. Short-term and long-term investments (including those presented as part of cash and cash equivalents) are composed of financial instruments issued by Canadian banks and companies with high investment-grade ratings. These investments mature at various dates over the current operating period. The Company’s GST and other receivables consist of general sales tax due from the Federal Government of Canada and amounts due from related parties. The carrying amount of financial assets recorded in the financial statements, net of any allowances for losses, represents the Company’s maximum exposure to credit risk.

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due. The Company manages liquidity risk through the management of its capital structure and financial leverage. Accounts payable, accrued liabilities and coupon interest on the convertible notes are due within one year from the balance sheet date.

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The risk that the Company will realize a loss as a result of a decline in the fair value of the short-term investments included in cash and cash equivalents is limited because these investments, although available-for-sale, are generally held to maturity. In respect of financial liabilities, the bridge loan, convertible notes and capital leases are not subject to interest rate risk because they are at fixed rates. The promissory note owed to Barrick is variable with the U.S. prime rate. Based on the amount owing on the promissory note as at November 30, 2010, and assuming that all other variables remain constant, a 1% change in the U.S. prime rate would result in an increase/decrease of $0.6 million in the interest accrued by the Company per annum.

The Company is exposed to the financial risk related to the fluctuation of foreign exchange rates. The Company operates in Canada and the United States and a portion of its expenses are incurred in U.S. dollars. A significant change in the currency exchange rates between the Canadian dollar relative to the U.S. dollar could have an effect on the Company’s results of operations, financial position or cash flows. The Company has not hedged its exposure to currency fluctuations. Based on the Company’s net exposures as at November 30, 2010, and assuming that all other variables remain constant, a 10% depreciation or appreciation of the Canadian dollar against the U.S. dollar would result in an increase/decrease of $1.7 million in the Company’s net earnings before tax.

General economic conditions may adversely affect the Company’s growth, future profitability and ability to finance.

The unprecedented events in global financial markets in the past several years have had a profound impact on the global economy. Many industries, including the mining industry, are impacted by these market conditions. Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations, high volatility in global equity, commodity, foreign exchange and precious metal markets and a lack of market liquidity. A worsening or slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates and tax rates, may adversely affect the Company’s growth and ability to finance. Specifically:

  the global credit/liquidity crisis could impact the cost and availability of financing and the Company’s overall liquidity;
  the volatility of metal prices would impact the Company’s revenues, profits, losses and cash flow;
  negative economic pressures could adversely impact demand for the Company’s production;
  construction related costs could increase and adversely affect the economics of any of the Company’s projects;

  volatile energy, commodity and consumables prices and currency exchange rates would impact the Company’s production costs; and
  the devaluation and volatility of global stock markets would impact the valuation of the Company’s equity and other securities.

Significant uncertainty exists related to inferred mineral resources.

There is a risk that inferred mineral resources referred to in this Prospectus cannot be converted into measured or indicated mineral resources as there may be limited ability to assess geological continuity. Due to the uncertainty relating to inferred mineral resources, there is no assurance that inferred mineral resources will be upgraded to resources with sufficient geological continuity to constitute measured and indicated resources as a result of continued exploration. See “Cautionary Note to United States Investors”.

Lack of infrastructure could delay or prevent NovaGold from developing advanced projects.

Completion of the development of the Company’s advanced projects is subject to various requirements, including the availability and timing of acceptable arrangements for power, water, transportation, access and facilities. The lack of availability on acceptable terms or the delay in the availability of any one or more of these items could prevent or delay development of the Company’s advanced projects. There can be no assurance that adequate infrastructure, including road access, will be built, that it will be built in a timely manner or that the cost of such infrastructure will be reasonable or that it will sufficiently satisfy the requirements of the advanced projects. If adequate infrastructure is not available in a timely manner, there can be no assurance that:

  the development of the Company’s projects will be commenced or completed on a timely basis, if at all;
  the resulting operations will achieve the anticipated production volume; or
  the construction costs and ongoing operating costs associated with the development of the Company’s advanced projects will not be higher than anticipated.

Access to Ambler, Donlin Gold and Galore Creek is limited and there is no infrastructure in the respective areas.

Furthermore, at Galore Creek, a minimum 13.6 km long, 9.5 m diameter tunnel is needed for vehicular access into the Galore Creek valley. Tunnels are high risk undertakings and in the case of Galore Creek, tunnelling risks are further exacerbated by deep cover and restricted access for gathering necessary geotechnical data. Cost and schedule estimates may increase significantly as more detailed engineering work and geotechnical studies are completed.

Mining is inherently dangerous and subject to conditions or events beyond NovaGold’s control, which could have a material adverse effect on NovaGold’s business.

Mining involves various types of risks and hazards, including:

  environmental hazards;
  industrial accidents;
  metallurgical and other processing problems;
  unusual or unexpected rock formations;
  structural cave-ins or slides;
  flooding;
  fires;
  power outages;
  labour disruptions;
  explosions;
  landslides and avalanches;
  mechanical equipment and facility performance problems;
  availability of materials and equipment;
  metals losses; and
  periodic interruptions due to inclement or hazardous weather conditions.

These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties; personal injury or death, including to employees; environmental damage; delays in mining; increased production costs; asset write downs; monetary losses; and possible legal liability. The Company may not be able to obtain insurance to cover these risks at economically feasible premiums or at all. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, is not generally available to the Company or to other companies within the mining industry. The Company may suffer a material adverse impact on its business if it incurs losses related to any significant events that are not covered by its insurance policies.

Exploration, construction and production activities may be limited and delayed by inclement weather and shortened exploration, construction and development seasons.

NovaGold requires various permits to conduct its current and anticipated future operations, and delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that NovaGold has obtained, could have a material adverse impact on NovaGold.

The Company’s current and anticipated future operations, including further exploration and development activities and commencement of production on the Company’s properties, require permits from various United States and Canadian federal, state, provincial, territorial and local governmental authorities. There can be no assurance that all permits that the Company requires for the construction of mining facilities and to conduct mining operations will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that the Company has obtained, could have a material adverse impact on the Company.

The duration and success of efforts to obtain and renew permits are contingent upon many variables not within the Company’s control. Shortage of qualified and experienced personnel in the various levels of government could result in delays or inefficiencies. Backlog within the permitting agencies could affect the permitting timeline of the various projects. Other factors that could affect the permitting timeline include (i) the number of other large-scale projects currently in a more advanced stage of development which could slow down the review process and (ii) significant public response regarding a specific project. As well, it can be difficult to assess what specific permitting requirements will ultimately apply to all the projects.

Changes in the market price of gold, copper and other metals, which in the past have fluctuated widely, affect the financial condition of NovaGold.

The Company’s profitability and long-term viability depend, in large part, upon the market price of gold, copper and other metals and minerals produced from the Company’s mineral properties. The market price of gold and other metals is volatile and is impacted by numerous factors beyond the Company’s control, including:

  global or regional consumption patterns;
  expectations with respect to the rate of inflation;
  the relative strength of the U.S. dollar and certain other currencies;
  interest rates;
  global or regional political or economic conditions, including interest rates and currency values;
  supply and demand for jewellery and industrial products containing metals; and

  sales by central banks and other holders, speculators and producers of metals in response to any of the above factors.

The Company cannot predict the effect of these factors on metal prices. A decrease in the market price of gold, copper and other metals could affect the Company’s ability to finance the development of the Donlin Gold and Galore Creek projects and in the event the proposed Plan is not approved by the court or the shareholders of NovaGold and does not become effective, the Company’s ability to finance the exploration and development of the Ambler project would also be effected as would the exploration and development of the Company’s other mineral properties, which would have a material adverse effect on the Company’s financial condition and results of operations. There can be no assurance that the market price of gold, copper and other metals will remain at current levels or that such prices will improve. In particular, an increase in worldwide supply, and consequent downward pressure on prices, may result over the longer term from increased production from mines developed or expanded as a result of current metal price levels. There is no assurance that if commercial quantities of gold, copper and other metals are discovered, that a profitable market may exist or continue to exist for a production decision to be made or for the ultimate sale of the metals. As the Company is not currently in production, no sensitivity analysis for price changes has been provided or carried out.

The Company is subject to significant governmental regulation.

The Company’s operations and exploration and development activities in Canada and the United Stated are subject to extensive federal, state, provincial, territorial and local laws and regulations governing various matters, including:

  environmental protection;
  management and use of toxic substances and explosives;
  management of tailings and other wastes generated by the Company’s operations;
  management of natural resources;
  exploration and development of mines, production and post-closure reclamation;
  exports;
  price controls;
  taxation and mining royalties;
  regulations concerning business dealings with native groups;
  management of tailing and other waste generated by operations;
  labor standards and occupational health and safety, including mine safety; and
  historic and cultural preservation.

Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining, curtailing or closing operations or requiring corrective measures, installation of additional equipment or remedial actions, any of which could result in the Company incurring significant expenditures. The Company may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements. It is also possible that future laws and regulations, or a more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of the Company’s operations and delays in the exploration and development of the Company’s properties.

NovaGold’s activities are subject to environmental laws and regulations that may increase the Company’s costs of doing business and restrict its operations.

All of the Company’s exploration, potential development and production activities in Canada and the United States are subject to regulation by governmental agencies under various environmental laws. To the extent that the Company conducts exploration activities or undertakes new mining activities in other foreign countries, the Company will also be subject to environmental laws and regulations in those jurisdictions. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species, and reclamation of lands disturbed by mining operations. Environmental legislation in many countries is evolving and the trend has been toward stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and increasing responsibility for companies and their officers, directors and employees. Compliance with environmental laws and regulations may require significant capital outlays on behalf of the Company and may cause material changes or delays in the Company’s intended activities. There can be no assurance that future changes in environmental regulations will not adversely affect the Company’s business, and it is possible that future changes in these laws or regulations could have a significant adverse impact on some portion of the Company’s business, causing the Company to re-evaluate those activities at that time.

Environmental hazards may exist on the Company’s properties that are unknown to the Company at the present time, and that have been caused by previous owners or operators or that may have occurred naturally. The Company may be liable for remediating such damage.

Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulator or judicial authorities, causing operations to cease or to be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions.

NovaGold has ongoing reclamation on some of its mineral properties and may be required to fund additional work that could have a material adverse effect on its financial position.

Land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance. Reclamation may include requirements to:

  treat ground and surface water to drinking water standards;
  control dispersion of potentially deleterious effluents; and
  reasonably re-establish pre-disturbance land forms and vegetation.

The Company’s Rock Creek, Galore Creek and Ambler projects and its lands and properties around the Nome area have been subject to either historical mining operations or exploration activities by prior owners. AGC carried out mining operations for many years in the Nome area before NovaGold acquired the company. On acquisition, the Company set up a provision for reclamation work and the Company has been actively remediating the property against prior activities. The Company has also been carrying out certain remediation against previous exploration activities at both its Galore Creek and Ambler properties. Financial resources spent on reclamation might otherwise be spent on further exploration and development programs. In addition, regulatory changes could increase the Company’s obligations to perform reclamation and mine closing activities. There can be no assurance that the Company will not be required to fund additional reclamation work at these sites that could have a material adverse effect on the Company’s financial position.

Title and other rights to NovaGold’s mineral properties cannot be guaranteed, are subject to agreements with other parties and may be subject to prior unregistered agreements, transfers or claims and other defects.

The Company cannot guarantee that title to its properties will not be challenged. The Company may not have, or may not be able to obtain, all necessary surface rights to develop a property. Title insurance is generally not available for mineral properties and the Company’s ability to ensure that it has obtained secure claim to individual mineral properties or mining concessions may be severely constrained. The Company’s mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. The Company has not conducted surveys of all of the claims in which it holds direct or indirect interests. A successful challenge to the precise area and location of these claims could result in the Company being unable to operate on its properties as permitted or being unable to enforce its rights with respect to its properties. This could result in the Company not being compensated for its prior expenditure relating to the property.

In addition, the ability of the Company to continue to explore and develop the property may be subject to agreements with other third parties including agreements with native corporations and first nations groups, for instance, the Company’s subsurface and surface rights at the Donlin Gold property are subject to a lease from Calista and TKC, two Native Alaskan corporations. In the case of development of the Bornite, ANCSA and Ambler Properties, the Lands are subject to the NANA Agreement signed with NANA. See “The Company – Recent Developments – Agreement with NANA Regional Corporation”.

There is uncertainty related to unsettled aboriginal rights and title in British Columbia and this may adversely impact NovaGold’s operations and profit.

Native land claims in British Columbia remain the subject of active debate and litigation. The Galore Creek project lies within the traditional territory of the Tahltan Nation and the Tahltan – like the majority of British Columbia’s First Nations – have not concluded a comprehensive treaty or land claims settlement regarding their traditional territories. There can be no guarantee that the unsettled nature of land claims in British Columbia will not create delays in project approval or unexpected interruptions in project progress, or result in additional costs to advance the project.

NovaGold has a history of losses and expects to incur losses for the foreseeable future.

The Company has incurred losses since its inception and the Company expects to continue to incur losses unless and until such time as one or more of its properties enter into commercial production and generate sufficient revenues to fund continuing operations. The Company incurred losses of $203.5 million for the year ended November 30, 2010.

The development of the Company’s properties will require the commitment of substantial financial resources. The amount and timing of expenditures will depend on a number of factors, including the progress of ongoing exploration and development, the results of consultant analysis and recommendations, the rate at which operating losses are incurred, the execution of any joint venture agreements with strategic partners, and the Company’s acquisition of additional properties, some of which are beyond the Company’s control. There can be no assurance that the Company will ever achieve profitability.

NovaGold may be subject to legal proceedings.

Due to the nature of its business, the Company may be subject to numerous regulatory investigations, claims, lawsuits and other proceedings in the ordinary course of its business. The results of these legal proceedings cannot be predicted with certainty due to the uncertainty inherent in litigation, including the effects of discovery of new evidence or advancement of new legal theories, the difficulty of predicting decisions of judges and juries and the possibility that decisions may be reversed on appeal. There can be no assurances that these matters will not have a material adverse effect on the Company’s business.

An event of default under the Company’s unsecured senior convertible notes (the “Notes”) may significantly reduce NovaGold’s liquidity and adversely affect NovaGold’s business.

Under the base indenture and supplemental indenture governing the Notes, NovaGold made various covenants to the trustee on behalf of the holders of the Notes, including to make payments of interest and principal when due and, upon undergoing a fundamental change, to offer to purchase all of the outstanding Notes. The indenture is available for review on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

If there is an event of default under the Notes, the principal amount of the Notes, plus accrued and unpaid interest, if any, may be declared immediately due and payable. If such an event occurs, NovaGold could lose its properties and NovaGold’s shareholders could lose their entire investment.

The Company’s majority shareholder has significant influence on the Company and may also affect the market price and liquidity of the Securities.

Electrum Strategic Resources LLC (“Electrum”) is the single major shareholder of the Company, controlling approximately 22% of the outstanding voting securities and warrants exercisable for 34,737,278 Company common shares which, if exercised would increase its holdings a further 10% if no other shares were issued. Electrum also has certain rights to participate in any future equity offerings by the Company. Accordingly, Electrum will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of the Company’s assets and other significant corporate actions. Unless full participation of all shareholders takes place in such shareholder meetings, Electrum may be able to approve such matters itself. The concentration of ownership of the shares by Electrum may: (i) delay or deter a change of control of the Company; (ii) deprive shareholders of an opportunity to receive a premium for their shares as part of a sale of the Company; and (iii) affect the market price and liquidity of the shares. Additionally, while Electrum had agreed to vote its common shares at the 2009 annual general meeting of the Company in favor of management’s nominees to the Company’s Board of Directors or to abstain from voting on such matter, in subsequent years, Electrum will have significant influence in determining the members of the Board of Directors. Without the consent of Electrum, the Company could be prevented from entering into transactions that are otherwise beneficial to the Company. The interests of Electrum may differ from or be adverse to the interests of the Company’s other shareholders. The effect of these rights and Electrum’s influence may impact the price that investors are willing to pay for securities. If Electrum sells a substantial number of shares in the public market, the market price of the shares could fall. The perception among the public that these net sales will occur could also contribute to a decline in the market price of the shares.

Recent high metal prices have encouraged mining exploration, development and construction activity, which has increased demand for and cost of contract mining services and equipment.

Recent increases in metal prices have encouraged increases in mining exploration, development and construction activities, which have resulted in increased demand for and cost of contract exploration, development and construction services and equipment. Increased demand for and cost of services and equipment could cause project costs to increase materially, resulting in delays if services or equipment cannot be obtained in a timely manner due to inadequate availability, and increased potential for scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment, any of which could materially increase project exploration, development or construction costs, result in project delays, or both. Increased costs were a significant factor in the decisions to suspend commissioning at Rock Creek and construction at Galore Creek in 2007 and there can be no assurance that increased costs may not adversely affect the Company’s development of its properties in the future.

Increased competition could adversely affect NovaGold’s ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

The mining industry is intensely competitive. Significant competition exists for the acquisition of properties producing or capable of producing metals. The Company may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than the Company or are further advanced in their development or are significantly larger and have access to greater mineral reserves, for the acquisition of mineral claims, leases and other mineral interests. The Company may also encounter increasing competition from other mining companies in its efforts to hire experienced mining professionals. Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs and helicopters. Increased competition could adversely affect the Company’s ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future. If the Company is unsuccessful in acquiring additional mineral properties or qualified personnel, it will not be able to grow at the rate it desires, or at all.

NovaGold may experience difficulty attracting and retaining qualified management and technical personnel to meet the needs of its anticipated growth, and the failure to manage NovaGold’s growth effectively could have a material adverse effect on the Company’s business and financial condition.

The Company is dependent on the services of key executives including the Company’s President and Chief Executive Officer and other highly skilled and experienced executives and personnel focused on managing the Company’s interests and the advancement of the Donlin Gold and Galore Creek projects, as well as its other properties and projects in addition to the identification of new opportunities for growth and funding. Due to the Company’s relatively small size, the loss of these persons or the Company’s inability to attract and retain additional highly skilled employees required for the development of the Company’s activities may have a material adverse effect on the Company’s business or future operations.

NovaGold does not currently intend to use forward sales arrangements to protect against low commodity prices, therefore, NovaGold’s operating results are exposed to the impact of any significant drop in commodity prices.

The Company does not currently intend to enter into forward sales arrangements to reduce the risk of exposure to volatility in commodity prices. Accordingly, NovaGold’s future operations are exposed to the impact of any significant decrease in commodity prices. If such prices decrease significantly at a time when the Company is producing, the Company would realize reduced revenues. While it is not the Company’s current intention to enter into forward sales arrangements, the Company is not restricted from entering into forward sales arrangements at a future date.

There can be no assurance that NovaGold will successfully acquire additional mineral rights.

Most exploration projects do not result in the discovery of commercially mineable ore deposits and no assurance can be given that any particular level of recovery of ore reserves will be realized or that any identified mineral deposit will ever qualify as a commercially mineable (or viable) ore body which can be legally and economically exploited. Estimates of reserves, mineral deposits and production costs can also be affected by such factors as environmental permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. If current exploration programs do not result in the discovery of commercial ore, the Company may need to write-off part or all of its investment in existing exploration stage properties, and may need to acquire additional properties. Material changes in ore reserves, grades, stripping ratios or recovery rates may affect the economic viability of any project.

NovaGold’s future growth and productivity will depend, in part, on its ability to identify and acquire additional mineral rights, and on the costs and results of continued exploration and development programs. Mineral exploration is highly speculative in nature and is frequently non-productive. Substantial expenditures are required to:

  establish ore reserves through drilling and metallurgical and other testing techniques;
  determine metal content and metallurgical recovery processes to extract metal from the ore; and
  construct, renovate or expand mining and processing facilities.

In addition, if the Company discovers a mineral deposit, it would take several years from the initial phases of exploration until production is possible. During this time, the economic feasibility of production may change. As a result of these uncertainties, there can be no assurance that the Company will successfully acquire additional mineral rights.

NovaGold may experience problems integrating new acquisitions into existing operations, which could have a material adverse effect on NovaGold.

The Company may make selected acquisitions in the future, with a focus on late-stage development projects. The Company’s success at completing any acquisitions will depend on a number of factors, including, but not limited to:

  identifying acquisitions that fit NovaGold’s business strategy;
  accurately assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates;
  negotiating acceptable terms with the seller of the business or property to be acquired; and
  obtaining approval from regulatory authorities in the jurisdictions of the business or property to be acquired.

If the Company does make further acquisitions, any positive effect on the Company’s results will depend on a variety of factors, including, but not limited to:

  assimilating the operations of an acquired business or property in a timely and efficient manner;
  maintaining the Company’s financial and strategic focus while integrating the acquired business or property;
  achieving identified and anticipated operating and financial synergies;
  unanticipated costs;
  diversion of management attention from existing business;
  potential loss of key employees or key employees of any business acquired;
  unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition;
  decline in the value of acquired properties, companies or securities;
  implementing uniform standards, controls, procedures and policies at the acquired business, as appropriate; and
  to the extent that the Company makes an acquisition outside of markets in which it has previously operated, conducting and managing operations in a new operating environment.

Acquiring additional businesses or properties could place increased pressure on the Company’s cash flow if such acquisitions involve a cash consideration. The integration of the Company’s existing operations with any acquired business will require significant expenditures of time, attention and funds. Achievement of the benefits expected from consolidation would require the Company to incur significant costs in connection with, among other things, implementing financial and planning systems. The Company may not be able to integrate the operations of a recently acquired business or restructure the Company’s previously existing business operations without encountering difficulties and delays. In addition, this integration may require significant attention from the Company’s management team, which may detract attention from the Company’s day-to-day operations. Over the short-term, difficulties associated with integration could have a material adverse effect on the Company’s business, operating results, financial condition and the price of the Company’s common shares. In addition, the acquisition of mineral properties may subject the Company to unforeseen liabilities, including environmental liabilities, which could have a material adverse effect on NovaGold. There can be no assurance that any future acquisitions will be successfully integrated into NovaGold’s existing operations and such acquisition may result in a material adverse effect on the financial condition of the Company.

In addition, the Company anticipates that as it brings its mineral properties into production and as the Company acquires additional mineral rights, the Company will experience significant growth in its operations. The Company expects this growth to create new positions and responsibilities for management and technical personnel and to increase demands on its operating and financial systems. There can be no assurance that the Company will successfully meet these demands and effectively attract and retain additional qualified personnel to manage its anticipated growth. The failure to attract such qualified personnel to manage growth effectively could have a material adverse effect on the Company’s business, financial condition and results of operations.

Unknown liabilities in connection with acquisitions.

As part of the Company’s acquisitions, the Company has assumed liabilities and risks. While the Company conducted due diligence, there may be liabilities or risks that the Company failed, or was unable, to discover in the course of performing the due diligence investigations or for which the Company was not indemnified. Any such liabilities, individually or in the aggregate, could have a material adverse effect on the Company’s financial position and results of operations.

Some of the directors have conflicts of interest as a result of their involvement with other natural resource companies.

Certain of the directors of the Company also serve as directors, or have significant shareholdings in, other companies involved in natural resource exploration and development or mining-related activities; for example, following completion of the Plan certain directors may serve as directors of the Company and NovaCopper. To the extent that such other companies may participate in ventures in which the Company may participate in, or in ventures which the Company may seek to participate in, the directors may have a conflict of interest. In all cases where the directors have an interest in other companies, such other companies may also compete with the Company for the acquisition of mineral property investments. Such conflicts of the directors may result in a material and adverse effect on the Company’s profitability, results of operation and financial condition. As a result of these conflicts of interest, the Company may miss the opportunity to participate in certain transactions, which may have a material adverse effect on the Company’s financial position.

Global climate change is an international concern, and could impact the Company’s ability to conduct future operations.

Global climate change is an international issue and receives an enormous amount of publicity. The Company would expect that the imposition of international treaties or U.S. or Canadian federal, state, provincial or local laws or regulations pertaining to mandatory reductions in energy consumption or emissions of greenhouse gasses could affect the feasibility of mining projects and increase operating costs.

Adverse publicity from non-governmental organizations could have a material adverse effect on the Company.

There is an increasing level of public concern relating to the effect of mining production on its surroundings, communities and environment. Non-governmental organizations (“NGOs”), some of which oppose resource development, are often vocal critics of the mining industry. While the Company seeks to operate in a socially responsible manner, adverse publicity generated by such NGOs related to extractive industries, or the Company's operations specifically, could have an adverse effect on the reputation and financial condition of the Company or its relationships with the communities in which it operates.

The Company may fail to achieve and maintain the adequacy of internal control over financial reporting as per the requirements of the Sarbanes-Oxley Act.

The Company has documented and tested its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”). SOX requires an annual assessment by management of the effectiveness of the Company’s internal control over financial reporting and an attestation report by the Company’s independent auditors addressing this assessment. At November 30, 2008, November 30, 2009, and again at November 30, 2010, management concluded that the Company’s internal control over financial reporting was effective. The Company may in the future fail to achieve and maintain the adequacy of its internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, and the Company may not be able to ensure that it can conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with Section 404 of SOX. The Company’s failure to satisfy the requirements of Section 404 of SOX on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm the Company’s business and negatively impact the trading price of its common shares. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company’s operating results or cause it to fail to meet its reporting obligations. Future acquisitions of companies may provide the Company with challenges in implementing the required processes, procedures and controls in its acquired operations. Acquired companies may not have disclosure control and procedures or internal control over financial reporting that are as thorough or effective as those required by securities laws currently applicable to the Company.

No evaluation can provide complete assurance that the Company’s internal control over financial reporting will detect or uncover all failures of persons within the Company to disclose material information otherwise required to be reported. The effectiveness of the Company’s control and procedures could also be limited by simple errors or faulty judgments. In addition, should the Company expand in the future, the challenges involved in implementing appropriate internal controls over financial reporting will increase and will require that the Company continue to improve its internal controls over financial reporting. Although the Company intends to devote substantial time and incur substantial costs, as necessary, to ensure compliance, the Company cannot be certain that it will be successful in complying with Section 404 on an ongoing basis.

If we complete the disposition of our Galore Creek project, we may lose our status as a foreign private issuer under U.S. federal securities laws, resulting in additional expenses associated with compliance with the U.S. securities laws applicable to U.S. domestic issuers.

As a foreign private issuer, we are exempt from certain of the provisions of the U.S. federal securities laws. For example, the U.S. proxy rules and the Section 16 reporting and “short swing” profit rules do not apply to foreign private issuers. However, if we complete the disposition of all or part of our 50% interest in the Galore Creek project, we may lose our status as a foreign private issuer. If we lose our status as a foreign private issuer the aforementioned regulations would apply and we would also be required to commence reporting on forms required of U.S. companies, such as Forms 10-K, 10-Q and 8-K, rather than the forms currently available to us, such as Forms 40-F and 6-K. Compliance with these additional disclosure and timing requirements under these securities laws would likely result in increased expenses and would require our management to devote substantial time and resources to comply with new regulatory requirements following a loss of our foreign private issuer status. Further, to the extent that we were to offer or sell our securities outside of the United States, we would have to comply with the more restrictive Regulation S requirements that apply to U.S. companies, and we would no longer be able to utilize the multijurisdictional disclosure system forms for registered offerings by Canadian companies in the United States, which could limit our ability to access the capital markets in the future. See “The Company – Recent Developments – Galore Creek Project”.

Increased Regulatory Compliance Costs Relating to the Dodd-Frank Act

In July 2010, the “Dodd-Frank Wall Street Reform and Consumer Protection Act” (“Dodd-Frank Act”) was enacted, representing an overhaul of the framework for regulation of U.S. financial markets. The Dodd-Frank Act calls for various regulatory agencies, including the SEC and the Commodities Futures Trading Commission, to establish regulations for implementation of many of the provisions of the Dodd-Frank Act, and the Company anticipates that these new regulations will provide additional clarity regarding the extent of the impact of this legislation on the Company. If the Company’s efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against the Company and its business may be harmed. Dodd-Frank also requires companies in the mining industry to disclose in their periodic reports filed with the SEC substantial additional information about safety issues relating to their mining operations. This heightened scrutiny could generate negative publicity for the mining industry, increase the cost of compliance with mining regulations or result in the passage of new laws and regulations, any of which could negatively affect the Company’s business results. NovaGold may also need to incur additional costs and invest additional resources, including management’s time, in order to comply with the new regulations and anticipated additional reporting and disclosure obligations. While the Company is not able to assess the full impact of the Dodd-Frank Act until all the implementing regulations have been adopted, based on the information available to the Company at this time, the Company does not believe provisions of the regulations implementing the Dodd-Frank Act will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

NovaGold may be a “passive foreign investment company” under the U.S. Internal Revenue Code, which could result in adverse tax consequences for investors in the United States.

Acquiring, holding or disposing of NovaGold’s securities may have tax consequences under the laws of Canada and the United States that are not disclosed in this Prospectus. In particular, potential investors that are U.S. taxpayers should be aware that the Company may be considered a “passive foreign investment company” under Section 1297(a) of the U.S. Internal Revenue Code (a “PFIC”). If the Company is or becomes a PFIC, any gain recognized on the sale of Equity Securities and/or rights to acquire Equity Securities and any excess distributions paid on the Equity Securities and/or rights to acquire Equity Securities must be ratably allocated to each day in a U.S. taxpayer’s holding period for the Equity Securities and/or rights to acquire Equity Securities and any excess distributions paid on the Equity Securities and/or rights to acquire Equity Securities must be ratably allocated to each day in a U.S. taxpayer's holding period for the Equity Securities and/or rights to acquire Equity Securities. The amounts allocated to the taxable year of disposition and to years before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate applicable to ordinary income in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amount, calculated as if such tax liability had been due in each such prior year.

Alternatively, a U.S. taxpayer that makes a “QEF election” generally will be subject to U.S. federal income tax on such U.S. taxpayer’s pro rata share of the Company’s “net capital gain” and “ordinary earnings” (calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by the Company. As a second alternative, a U.S. taxpayer may make a “mark-to-market election” if the Company is a PFIC and the common shares are marketable stock. A U.S. taxpayer that makes a mark-to-market election generally will include in gross income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares as of the close of such taxable year over (b) such U.S. taxpayer’s tax basis in such common shares.

This risk factor is qualified in its entirety by the discussion set forth under the heading, “Certain Material U.S. Federal Income Tax Consequences.”

Investors should consult their own tax advisors as to the tax consequences of an investment in NovaGold.

NovaGold is a Canadian company and U.S. investors may have difficulty bringing actions and enforcing judgments under U.S. securities laws.

Investors in the United States or in other jurisdictions outside of Canada may have difficulty bringing actions and enforcing judgments against NovaGold, its directors, its executive officers and some of the experts named in this Prospectus based on civil liabilities provisions of the federal securities laws or other laws of the United States or any state thereof or the equivalent laws of other jurisdictions of residence.

Risks Related to the Securities

Except as otherwise disclosed in a Prospectus Supplement for any particular issuance of Securities, the following risk factors apply with respect to the Securities, as applicable.

Market for Securities

There is no market through which the preferred shares, Share Purchase Contracts, Share Purchase or Equity Units, Debt Securities or Warrants may be sold. There can be no assurance that an active trading market will develop for the aforementioned securities, or if developed, that such a market will be sustained at the price level at which it was offered. The liquidity of the trading market in those securities, and the market price quoted for those securities, may be adversely affected by, among other things:

  changes in the overall market for those securities;
  changes in the Company’s financial performance or prospects;
  changes or perceived changes in the Company’s creditworthiness;
  the prospects for companies in the industry generally;
  the number of holders of those securities;
  the interest of securities dealers in making a market for those securities; and
  prevailing interest rates.

There can be no assurance that fluctuations in the trading price will not materially adversely impact on the Company’s ability to raise equity funding without significant dilution to its existing shareholders, or at all.

Future sales or issuances of equity securities could decrease the value of any existing equity securities and warrants, dilute investors’ voting power and reduce the Company’s earnings per share.

The Company may sell additional equity securities in subsequent offerings (including through the sale of securities convertible into equity securities) and may issue additional equity securities to finance operations, exploration, development, acquisitions or other projects. The Company has a large number of authorized but unissued equity securities. The Company cannot predict the size of future sales and issuances of equity securities or the effect, if any, that future sales and issuances of equity securities will have on the market price of the equity securities and warrants. Sales or issuances of a substantial number of equity securities, or the perception that such sales could occur, may adversely affect prevailing market prices for the equity securities and warrants. With any additional sale or issuance of equity securities, investors will suffer dilution of their voting power and may experience dilution in the Company’s earnings per share.

The Company’s common shares are subject to various factors that have historically made share prices volatile.

The market price of the Company’s common shares may increase or decrease in response to a number of events and factors, including: the Company’s operating performance and the performance of competitors and other similar companies; volatility in metal prices; the public’s reaction to press releases, material change reports, other public announcements and filings with the various securities regulatory authorities; changes in earnings estimates or recommendations by research analysts who track shares or the shares of other companies in the resource sector; changes in general economic and/or political conditions; the number of shares to be publicly traded after any equity offering; the arrival or departure of key personnel; acquisitions, strategic alliances or joint ventures involving the Company or its competitors; and the factors listed under the heading “Cautionary Statement Regarding Forward-Looking Information”.

The market price of the common shares may be affected by many other variables which are not directly related to the Company’s success and are, therefore, not within the Company’s control, including other developments that affect the market for all resource sector securities, the breadth of the public market for the Company’s common shares and the attractiveness of alternative investments.

The board of directors may issue, without shareholder approval, preferred shares that have rights and preferences potentially superior to those of the common shares. Such an issuance may delay or prevent a change of control.

While there are no preferred shares currently outstanding, the Company’s articles allow the issuance of preferred shares in one or more series. Subject to the TSX, NYSE Amex and any applicable regulatory approvals, the board of directors may set the rights and preferences of any series of preferred shares in its sole discretion without shareholder approval. The rights and preferences of those preferred shares may be superior to those of the common shares. Accordingly, the issuance of preferred shares may adversely affect the rights of holders of common shares and could have the effect of delaying or preventing a change of control, which may deprive the Company’s shareholders of a control premium that might otherwise have been realized in connection with an acquisition of the Company.

The Company does not intend to pay any cash dividends in the foreseeable future.

The Company has not declared or paid any dividends on its common shares. It intends to retain future earnings, if any, to finance the growth and development of the business and does not intend to pay cash dividends on the common shares in the foreseeable future. Any return on an investment in the common shares will come from the appreciation, if any, in the value of the common shares. The payment of future cash dividends, if any, will be reviewed periodically by the Board of Directors and will depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and conditions and other factors. See “Dividend Policy”.

USE OF PROCEEDS

Specific information about the use of proceeds from the specific issuance of any Securities will be set forth in the applicable Prospectus Supplement.

All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Company’s general funds, unless otherwise stated in the applicable Prospectus Supplement.

EARNINGS COVERAGE

The following consolidated financial earnings coverage figures and ratios are calculated for the twelve months ended August 31, 2011 and year ended November 30, 2010 and give effect to all long-term financial liabilities of the Company and the repayment, redemption or retirement thereof since that date. The earnings coverage deficiencies and earnings coverage ratios, and the amount of earnings and interest expense set forth below do not purport to be indicative of earnings coverage deficiencies or ratios for any further periods. The deficiency figures and coverage ratios have been calculated based on Canadian GAAP. These coverage deficiencies, coverage ratios, earnings, or interest expenses do not give effect to the issuance of any Debt Securities that may be issued pursuant to any Prospectus Supplement, since the aggregate principal amounts and the terms of such Debt Securities are not presently known.

	Year Ended	Twelve Months Ended
	November 30, 2010	August 31, 2011
	($ amounts in millions)	($ amounts in millions)
Earnings coverage (deficiency)(1)	($204.7)	($164.0)
Earning coverage ratio	(12.5)	(9.8)

Notes:
(1)	Earnings coverage (deficiency) is the dollar amount of earnings required to attain an earnings coverage ratio of one-to-one. Earnings coverage ratio is equal to net income after the unrealised loss on derivatives and before interest expense and income taxes divided by interest expense on all debt.

The Company’s interest expense amounted to approximately $15.2 million for the year ended November 30, 2010 and $15.2 million for the twelve months ended August 31, 2011. The Company’s loss before interest expense and income tax for the year ended November 30, 2010 was approximately $189.5 million and for the twelve months ended August 31, 2011 was approximately $148.9 million, which results in an earnings coverage ratio of (12.5) for the year ended November 30, 2010 and (9.8) for the twelve months ended August 31, 2011.

The Company had outstanding at November 30, 2010 and August 31, 2011 a convertible debt instrument which is accounted for as a split instrument, partially as a liability and partially as an equity instrument. The following earnings coverage (deficiency) and earnings coverage ratios have been calculated as if the convertible debt instrument had been accounted for entirely as debt for the following noted periods.

	Year Ended	Twelve Months Ended
	November 30, 2010	August 31, 2011
	($ amounts in millions)	($ amounts in millions)
Earnings coverage (deficiency)(1)	($204.4)	($163.6)
Earning coverage ratio	(12.6)	(10.0)

Notes:
(1)	Earnings coverage (deficiency) is the dollar amount of earnings required to attain an earnings coverage ratio of one-to-one. Earnings coverage ratio is equal to net income before interest expense and income taxes divided by interest expense on all debt with interest expense and net income calculated as if the Company’s convertible debt instrument was accounted for entirely as debt.

If the Company’s convertible debt instrument was accounted entirely as debt, the Company’s interest expense would have amounted to approximately $15.0 million for the year ended November 30, 2010 and $14.9 million for the twelve months ended August 31, 2011. The Company’s loss before interest expense and income tax for the year ended November 30, 2010 would have been approximately $189.3 million and for the twelve months ended August 31, 2011 would have been approximately $148.7 million, which results in an earnings coverage ratio of (12.6) for the year ended November 30, 2010 and (10.0) for the twelve months ended August 31, 2011.

If the Company offers any Debt Securities having a term to maturity in excess of one year under a Prospectus Supplement, the Prospectus Supplement will include earnings coverage ratios giving effect to the issuance of such Debt Securities.

DIVIDEND POLICY

The Company has not declared or paid any dividends on its common shares since the date of its incorporation. The Company intends to retain its earnings, if any, to finance the growth and development of its business and does not expect to pay dividends or to make any other distributions in the near future. The Company’s Board of Directors will review this policy from time to time having regard to the Company’s financing requirements, financial condition and other factors considered to be relevant.

CONSOLIDATED CAPITALIZATION

Other than the issuance of shares pursuant to the exercise of stock options and warrants, and the issuance of shares in connection with performance and director share units and property acquisitions, there have been no material changes in the capital structure of the Company since November 30, 2010.

MANAGEMENT

Executive Officers, Senior Management and Directors

The following table sets forth information about the Company’s directors, executive officers and certain key employees, and their respective positions as of the date of this Prospectus.

Name	Title
Executive Officers and Directors
Rick Van Nieuwenhuyse(1)	President, Chief Executive Officer and Director
Gillyeard J. Leathley	Senior Vice President, Chief Operating Officer and Director
Elaine M. Sanders	Vice President, Chief Financial Officer and Corporate Secretary
Dr. Thomas S. Kaplan	Chairman of the Board of Directors
Gerald J. McConnell	Director
Markus Faber	Director
Tony S. Giardini	Director
Igor Levental	Director
Kalidas V. Madhavpeddi	Director
Clynton R. Nauman	Director
James L. Philip	Director

Name	Title
Other Senior Management
Kevin A. Francis	Vice President, Resources
Sacha A. Iley	Vice President, Human Resources
Gregory J. Martin (2)	Vice President, Business Development & Treasurer
Joseph R. Piekenbrock	Vice President, Exploration
Ronald C. Rimelman	Vice President, Environment, Health, Safety & Sustainability
Heather E. White	Vice President, Mining

Notes:
(1)	Gregory A. Lang to become the President and Chief Executive Officer in January 2012. See “Recent Developments – Changes to Senior Management”
(2)	Gregory J. Martin has advised that he will be resigning from NovaGold effective January 27, 2012.

Rick Van Nieuwenhuyse is President and Chief Executive Officer of the Company. Mr. Van Nieuwenhuyse has 30 years of worldwide experience in the natural resource sector including time as Vice President of Exploration at Placer Dome. He brings years of working experience and knowledge of Alaska, Western Canada, Africa and Asia, and has managed projects from grassroots discovery through to advanced feasibility studies and production. Mr. Van Nieuwenhuyse holds a Candidature degree in Science from the Universite de Louvain in Belgium and an M.Sc. in Geology from the University of Arizona.

Gregory A. Lang will become President and Chief Executive Officer of the Company in January 2012. Mr. Lang has over 30 years of diverse experience in mine operations, project development and evaluations, including time as President of Barrick Gold North America, a wholly-owned subsidiary of Barrick. Mr. Lang has held progressively responsible operating and project development positions over his 10-year tenure with Barrick and, prior to that, with Homestake Mining Company and International Corona Corporation, both of which are now part of Barrick. He holds a Bachelor of Science in Mining Engineering from University of Missouri-Rolla and is a Graduate of the Stanford University Executive Program.

Gillyeard J. Leathley is Senior Vice President and Chief Operating Officer of the Company and a Director. Mr. Leathley joined the Company in January 2010 as Senior Advisor to the President, was instrumental in advancing the Company’s two core projects and was subsequently appointed to his current position in November 2010. He trained as a mine surveyor and industrial engineer with the Scottish National Coal Board, working in coal, bauxite, gold and copper mines. Mr. Leathley has over 25 years of experience overseeing the development of several major operating mines. Mr. Leathley is responsible for all technical and operating aspects of the Company’s portfolio of projects.

Elaine M. Sanders joined the Company in 2003 and was appointed Chief Financial Officer in 2011 and has more than 15 years of experience in audit, finance and accounting with public and private companies. Ms. Sanders is currently Vice President, Chief Financial Officer and Corporate Secretary of the Company. She has been involved with numerous financings and acquisitions, and has listed companies on both the TSX and NYSE Amex. Ms. Sanders is responsible for all aspects of financial services, financial reporting and corporate governance. She holds a Bachelor of Commerce degree from the University of Alberta and is a chartered accountant.

Dr. Thomas S. Kaplan is Chairman of the Board of Directors of the Company and is also Chairman and Chief Executive Officer of The Electrum Group LLC (“Electrum Group”), a privately-held global natural resources investment management company which manages the portfolio of Electrum, the single largest shareholder of the Company. Dr. Kaplan is an entrepreneur and investor with a track record of both creating and unlocking shareholder value in public and private companies. Most recently, Dr. Kaplan served as Chairman of Leor Exploration & Production LLC, a natural gas exploration and development company founded by Dr. Kaplan in 2003. In 2007, Leor’s natural gas assets were sold to EnCana Oil & Gas USA Inc., a subsidiary of Encana Corporation, for $2.55 billion. Dr. Kaplan holds Bachelor's, Master's and Doctoral Degrees in History from Oxford University.

Gerald J. McConnell is a Director and has over 25 years of experience in the resource sector. Mr. McConnell is a director and Chief Executive Officer of Namibia Rare Earths Inc., a public Canadian company focused on the development of rare earth opportunities in Namibia. From 1990 to 2010, he was President and Chief Executive Officer of Etruscan Resources Inc., a West African junior gold producer. From December 1984 to January 1998, Mr. McConnell was the President of the Company and from January 1998 to May 1999 he was the Chairman and Chief Executive Officer of the Company. Mr. McConnell, a graduate of Dalhousie Law School, was called to the bar of Nova Scotia in 1971 and received his Queen’s Counsel designation in 1986.

Markus Faber is Managing Director of Marc Faber Ltd., an investment advisory and fund management firm. He is an advisor to a number of private investment funds and serves as a Director of Ivanhoe Mines Ltd. and Sprott Inc. Dr. Faber publishes a monthly investment newsletter entitled The Gloom, Boom & Doom Report and is the author of several books including Tomorrow’s Gold – Asia’s Age of Discovery. Dr. Faber is a commentator on global market trends and developments, and is also a regular contributor to several leading financial publications around the world, including Barron’s, where he is a member of the Barron’s Roundtable. Dr. Faber received his PhD in Economics magna cum laude from the University of Zurich.

Tony S. Giardini is Chief Financial Officer of Ivanhoe Mines Ltd., an international mining company listed on the TSX, NYSE and NASDAQ, with operations focused in Central Asia and the Asia Pacific region. During his time at Ivanhoe Mines Ltd. Prior to joining Ivanhoe Mines Ltd., Mr. Giardini spent more than 10 years with Placer Dome Inc. as Vice President and Treasurer, responsible for managing and overseeing the company’s debt and capital market activities. Mr. Giardini is a CA, CPA and CBV and spent 12 years with accounting firm KPMG prior to joining Placer Dome Inc.

Igor Levental is President of Electrum Group, a privately-held global natural resources investment management company. Electrum, an affiliate of Electrum Group, is currently the largest shareholder of NovaGold. Mr. Levental is a director of Gabriel Resources Ltd., which is engaged in the development of major precious metals deposits in Romania; he is also a director of Sunward Resources Ltd., a TSX-V-listed company engaged in the exploration and development of a large porphyry gold-copper project in Colombia. With more than 30 years of experience across a broad cross-section of the international mining industry, Mr. Levental has held senior positions with major mining companies including Homestake Mining Company and International Corona Corporation. Mr. Levental is a Professional Engineer with a BSc in Chemical Engineering and an MBA from the University of Alberta.

Kalidas V. Madhavpeddi is President of Azteca Consulting LLC, an investment and advisory company to the mining industry and Chief Executive Officer of Aurizon Resources Ltd., a subsidiary of China Molybdenum Co. (a Hong Kong listed company), whom he advises on overseas growth strategy. Mr. Madhavpeddi has over 30 years of international experience in business development, corporate strategy, global mergers and acquisitions, exploration, government relations, marketing, trading and sales and mining engineering and capital. He spent nearly 26 years with Phelps Dodge Corporation; the world’s largest publicly traded copper company at the time. Mr. Madhavpeddi has held various executive positions at Phelps Dodge Corporation including Senior Vice President, Business Development, President, Phelps Dodge Wire and Cable Co., and Senior Vice President, Phelps Dodge Sales Company.

Clynton R. Nauman is the Chief Executive Officer of Alexco Resource Corp. and Asset Liability Management Group ULC, and was formerly President of Viceroy Gold Corporation and Viceroy Minerals Corporation and a director of Viceroy Resource Corporation, positions he held from February 1998 until February 2003. Previously, Mr. Nauman was the General Manager of Kennecott Minerals from 1993 to 1998. Mr. Nauman has 25 years of diversified experience in the mining industry ranging from exploration and business development to operations and business management in the precious metals, base metals and coal sectors.

James L. Philip is President of Clan Chatton Finance Ltd., a private investment holding company. Mr. Philip joined Morgan & Company Chartered Accountants in May 1980, became a partner in June 1981 and was managing partner from August 1993 until December 2004. Mr. Philip is a chartered accountant and has over 25 years of public accounting experience, servicing mainly companies listed on Canadian and United States stock exchanges. His clients include a significant number of public companies in the mining resource sector. The services he provided his clients include assisting them with the financial aspects of continuous disclosure reporting requirements in Canada and the United States.

Kevin A. Francis is Vice President, Resources. He joined the Company in October 2005 and manages all aspects of resource estimation, direct resource estimate activities, supervision of mining professionals, corporate development activities and the development of internal audit standards. He has more than 20 years of experience in integrating computerized geology and other mining disciplines used to improve resource estimation and mine reconciliation. Before joining the Company he was the principal geologist at AMEC and also spent eight years working at two operating mines. Mr. Francis’ formal education includes a Bachelors degree in Geology and a Masters in Geology, both from the University of Colorado.

Sacha A. Iley joined the Company as Human Resources Manager in May 2006 and was promoted to Vice President, Human Resources in June 2007. Prior to joining the Company, Ms. Iley worked for Placer Dome Inc. for over 7 years. Her most recent assignment was with Placer Dome Canada as the Human Resources Superintendent at Musselwhite Mine, located north of Thunder Bay, Ontario. In addition, Ms. Iley’s construction and start-up experiences have taken her to such culturally diverse locations as South Deep Mine in South Africa, North Mara Mine in Tanzania and Henty Mine in Tasmania. Ms. Iley holds a Bachelors Degree from the University of British Columbia.

Gregory J. Martin is Vice President, Business Development & Treasurer. He joined the Company in April 2011 to direct the treasury function and evaluate and participate in all matters related to corporate financings, corporate acquisitions and mergers. He will also focus on building and sustaining effective partnerships with industry, regional contacts, governments, NGOs and other interested parties. Mr. Martin has more than 12 years’ experience in the areas of finance, business development, corporate and investor relations in the resource sector. He also leads the Communications and Investor Relations team. Previously, Mr. Martin held the positions of Assistant Treasurer of Finning International Inc., Vice-President and Chief Financial Officer of Zincore Metals Inc. and various key strategic positions at Placer Dome Inc. for 10 years. Mr. Martin holds a B.A. Sc in Civil Engineering from the University of British Columbia and a Masters of Business Administration from the University of Western Ontario.

Joseph R. Piekenbrock is Vice President, Exploration. He joined the Company in 2002 and has more than 30 years of experience in the minerals exploration and development sector. He has managed exploration projects from grassroots discovery through advanced acquisitions. Prior to joining the Company, Mr. Piekenbrock worked extensively in South America and he brings a wealth of northern experience through years of exploration for both Teck Cominco and Placer Dome in Alaska. Mr. Piekenbrock holds a B.A. in Geology from the University of Colorado and an M.Sc. in Geology from the University of Arizona.

Ronald C. Rimelman worked as a consultant to the Company for 18 months prior to joining the Company in 2011. He is the Vice President, Environment, Health, Safety & Sustainability. With nearly 25 years of environmental experience, Mr. Rimelman has managed environmental impact assessments and permitting activities for mines around the world, with a focus in Alaska and other northern climates. His most recent position was Vice President Environmental Services for Tetra Tech Inc., where he coordinated the natural resources group and took the lead on a range of projects, including preparing environmental impact statements for the Kensington and Red Dog Mines in Alaska. Mr. Rimelman also has extensive experience with mine permitting and water resource analysis, as well as financial and personnel management.

Heather E. White joined the Company as Director, Mining in April 2011 and was promoted to Vice President, Mining in December 2011. Prior to joining the Company, Ms. White held the role of Director Marketing, Supply Chain at Vale Canada Limited in Toronto where she was responsible for planning and managing the worldwide nickel supply chain for Vale Canada Limited, including alignment of production of all products at all finished nickel smelting and refining facilities with market demand. Before her role at Vale Canada Limited, Ms. White was the Mine Manager at Voisey’s Bay Nickel Company Ltd. in Labrador. Ms. White holds a Bachelor of Mining Engineering from Queens University.

Conflicts of Interest

To the knowledge of the Company as of the date of this Prospectus, no existing or potential conflicts of interest exist between the Company and any of its officers or directors other than as set forth below.

In 2009, the Company provided exploration and management services totalling $0.1 million to Alexco Resource Corp. (“Alexco”), and during 2010 the Company provided exploration and management services totalling $0.03 million to Alexco. Alexco is a related party having two common directors. In January 2009, NovaGold sold its interest in Alexco.

In 2009, the Company provided exploration and management services to Tintina Resources Inc. (“Tintina”) totalling $0.05 million, and during 2010 the Company provided exploration and management services totalling $0.1 million to TintinaGold. In March 2009, Tintina (formerly TintinaGold Resources Inc., formerly Mantra Mining Inc.) purchased five early-stage Alaskan base metal properties from the Company. In consideration for the sale of the five properties, the Company received 3,125,000 shares of Mantra common stock worth $1.6 million at deal closing. In October 2009, Tintina completed its plan of arrangement to spin out AsiaBaseMetals, of which NovaGold’s Vice President Exploration, Mr. Piekenbrock, is a director. At August 31, 2011, the Company held 3,125,000 shares with a fair value of $2.0 million in both companies. Mr. Van Nieuwenhuyse is a significant shareholder and director on the board of Tintina.

Thomas S. Kaplan is Chairman of the Board of Directors of NovaGold and is also Chairman and Chief Executive officer of Electrum Group. Electrum, an affiliate of Electrum Group, is the single largest shareholder of the Company, controlling approximately 22% of the outstanding voting securities and warrants exercisable for an additional 34,737,278 Company common shares. Electrum has certain rights under its subscription arrangements with the Company including the right to participate in certain future equity offerings by the Company.

DESCRIPTION OF SHARE CAPITAL

The Company’s authorized share capital consists of 1,000,000,000 common shares without par value and 10,000,000 preferred shares, issuable in series. As at January 5, 2012 , the Company had 240,560,367 common shares and no preferred shares issued and outstanding.

Electrum acquired its interest in the Company pursuant to a Unit Purchase Agreement dated as of December 31, 2008 between the Company and Electrum (the “Unit Purchase Agreement”). Pursuant to the terms and conditions of the Unit Purchase Agreement, Electrum has been given the right until January 21, 2013, subject to certain exceptions and so long as Electrum owns not less than 15,000,000 of the issued and outstanding common shares of the Company, to participate on a pro rata basis (determined on a fully diluted basis, assuming full exercise of any warrants held by Electrum or its affiliates) in any offering of equity securities of the Company, including any securities which are exercisable, exchangeable or convertible into equity securities.

Common Shares

All of the common shares rank equally as to voting rights, participation in a distribution of the assets of the Company on a liquidation, dissolution or winding-up of the Company and the entitlement to dividends. The holders of the common shares are entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Each common share carries with it the right to one vote.

In the event of the liquidation, dissolution or winding-up of the Company or other distribution of its assets, the holders of the common shares will be entitled to receive, on a pro rata basis, all of the assets remaining after the Company has paid out its liabilities. Distributions in the form of dividends, if any, will be set by the Board of Directors. See “Dividend Policy”.

Provisions as to the modification, amendment or variation of the rights attached to the common shares are contained in the Company’s articles of association and the Companies Act (Nova Scotia). Generally speaking, substantive changes to the share capital require the approval of the shareholders by special resolution (at least 75% of the votes cast) and in certain cases approval by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights, in which event the resolution must be approved by no less than two-thirds of the votes cast by shareholders who vote in respect of the resolution.

Preferred Shares

The Company’s preferred shares may be issued from time to time in one or more series, the number of shares, designation, rights and restrictions of which will be determined by the Board of Directors of the Company. The preferred shares rank ahead of the common shares with respect to the payment of dividends and the payment of capital. There are no preferred shares outstanding at the date of this Prospectus.

DESCRIPTION OF DEBT SECURITIES

In this section only, the term “NovaGold” refers only to NovaGold Resources Inc. without any of its subsidiaries. This description sets forth certain general terms and provisions that would apply to any debt securities that NovaGold may issue pursuant to this Prospectus. NovaGold will provide particular terms and provisions of a series of debt securities, and a description of how the general terms and provisions described below may apply to that series, in a Prospectus Supplement.

The debt securities will be issued under an indenture to be entered into between NovaGold as Issuer and one or more trustees (the “Trustee”) that will be named in a Prospectus Supplement to this Prospectus. The Indenture is subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture has been filed as an exhibit to NovaGold’s registration statement filed with the SEC. The following summary highlights the material terms of the Indenture. Wherever this section refers to particular provisions or defined terms of the Indenture, such provisions or defined terms are incorporated in this Prospectus by reference as part of the statement made, and the statement is qualified by such reference. The term “Securities” as used under this section, refers to all securities issued under the Indenture, including the debt securities.

NovaGold may issue debt securities and incur additional indebtedness otherwise than through the offering of any debt securities pursuant to this Prospectus.

This Prospectus and any Prospectus Supplement filed in connection herewith will not be used to qualify debt securities, or to qualify securities convertible or exchangeable into such debt securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including an equity or debt security, a statistical measure of economic or financial performance (such as a currency, consumer price or mortgage index, or the price or volume of one or more commodities, indices or other items), or any other item or formula, or any combination or basket of the foregoing (collectively, “linked notes”). The foregoing prohibition on linked notes does not include the issuance of equity or debt securities by NovaGold in lieu of cash payments of principal and/or interest on debt securities.

General

The Indenture does not limit the amount of Securities which NovaGold may issue under the Indenture, and NovaGold may issue Securities in one or more series. Securities may be denominated and payable in any currency. NovaGold may offer no more than US$500,000,000 (or the equivalent in other currencies) aggregate principal amount of Securities pursuant to this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture permits NovaGold, without the consent of the holders of any Securities, to increase the principal amount of any series of Securities NovaGold has previously issued under the Indenture and to issue such increased principal amount.

The applicable Prospectus Supplement will set forth the following terms relating to the Securities offered by such Prospectus Supplement (the “Offered Securities”):

  the specific designation of the Offered Securities; any limit on the aggregate principal amount of the Offered Securities; the date or dates, if any, on which the Offered Securities will mature and the portion (if less than all of the principal amount) of the Offered Securities to be payable upon declaration of acceleration of maturity;

  the rate or rates at which the Offered Securities will bear interest, if any, the date or dates on which any such interest will begin to accrue and on which any such interest will be payable and the record dates for any interest payable on the Offered Securities which are in registered form;

  the terms and conditions under which NovaGold may be obligated to redeem, repay or purchase the Offered Securities pursuant to any sinking fund or analogous provisions or otherwise;

  the terms and conditions upon which NovaGold may redeem the Offered Securities, in whole or in part, at its option;

  whether the Offered Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Offered Securities which are in bearer form and as to exchanges between registered form and bearer form;

  whether the Offered Securities will be issuable in the form of registered global securities (“Global Securities”), and, if so, the identity of the depositary for such registered Global Securities;

  the denominations in which registered Offered Securities will be issuable, if other than denominations of US$1,000 and any multiple thereof, and the denominations in which bearer Offered Securities will be issuable, if other than US$1,000;

  each office or agency where payments on the Offered Securities will be made (if other than the offices or agencies described under “Payment” below) and each office or agency where the Offered Securities may be presented for registration of transfer or exchange;

  if other than U.S. dollars, the currency in which the Offered Securities are denominated or the currency in which NovaGold will make payments on the Offered Securities;

  the terms, if any, on which the Offered Securities may be converted or exchanged for other of NovaGold’s Securities or securities of other entities;

  any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Offered Securities; and

  any other terms of the Offered Securities which apply solely to the Offered Securities, or terms generally applicable to the Securities which are not to apply to the Offered Securities.

Unless otherwise indicated in the applicable Prospectus Supplement:

  holders may not tender Securities to NovaGold for repurchase; and

  the rate or rates of interest on the Securities will not increase if NovaGold becomes involved in a highly leveraged transaction or NovaGold is acquired by another entity.

NovaGold may issue Securities under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance and, in such circumstances, NovaGold will offer and sell those Securities at a discount below their stated principal amount. NovaGold will describe in the applicable Prospectus Supplement any Canadian and U.S. federal income tax consequences and other special considerations applicable to any discounted Securities or other Securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes.

Any Debt Securities issued by NovaGold will be direct, unconditional and unsecured obligations of NovaGold and will rank equally among themselves and with all of NovaGold’s other unsecured, unsubordinated obligations, except to the extent prescribed by law. Debt Securities issued by NovaGold will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of NovaGold’s subsidiaries.

NovaGold will agree to provide to the Trustee (i) annual reports containing audited financial statements and (ii) quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

Form, Denomination, Exchange and Transfer

Unless otherwise indicated in the applicable Prospectus Supplement, NovaGold will issue Securities only in fully registered form without coupons, and in denominations of $1,000 and multiples of $1,000. Securities may be presented for exchange and registered Securities may be presented for registration of transfer in the manner set forth in the Indenture and in the applicable Prospectus Supplement, without service charges. NovaGold may, however, require payment sufficient to cover any taxes or other governmental charges due in connection with the exchange or transfer. NovaGold will appoint the Trustee as security registrar. Bearer Securities and the coupons applicable to bearer Securities thereto will be transferable by delivery.

Payment

Unless otherwise indicated in the applicable Prospectus Supplement, NovaGold will make payments on registered Securities (other than Global Securities) at the office or agency of the Trustee, except that NovaGold may choose to pay interest (a) by check mailed to the address of the person entitled to such payment as specified in the security register or (b) by wire transfer to an account maintained by the person entitled to such payment as specified in the security register. Unless otherwise indicated in the applicable Prospectus Supplement, NovaGold will pay any interest due on registered Securities to the persons in whose name such registered Securities are registered on the day or days specified by NovaGold.

Registered Global Securities

Registered debt securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement. Global Securities will be registered in the name of a financial institution that NovaGold selects, and the debt securities included in the Global Securities may not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the Global Securities is called the “Depositary”. Any person wishing to own debt securities issued in the form of Global Securities must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depositary.

Special Investor Considerations for Global Securities

NovaGold’s obligations, as well as the obligations of the Trustee and those of any third parties employed by NovaGold or the Trustee, run only to persons who are registered as holders of debt securities. For example, once NovaGold makes payment to the registered holder, NovaGold has no further responsibility for the payment even if that holder is legally required to pass the payment along to an investor but does not do so. As an indirect holder, an investor's rights relating to a Global Security will be governed by the account rules of the investor’s financial institution and of the Depositary, as well as general laws relating to debt securities transfers.

An investor should be aware that when debt securities are issued in the form of Global Securities:

  the investor cannot have debt securities registered in his or her own name;

  the investor cannot receive physical certificates for his or her interest in the debt securities;

  the investor must look to his or her own bank or brokerage firm for payments on the Debt Securities and protection of his or her legal rights relating to the Debt Securities;

  the investor may not be able to sell interests in the Debt Securities to some insurance companies and other institutions that are required by law to hold the physical certificates of Debt Securities that they own;

  the Depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the Global Security. NovaGold and the Trustee will have no responsibility for any aspect of the Depositary’s actions or for its records of ownership interests in the Global Security. NovaGold and the Trustee also do not supervise the Depositary in any way; and

  the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.

Special Situations When Global Security Will be Terminated

In a few special situations described below, a Global Security will terminate and interests in it will be exchanged for physical certificates representing Debt Securities. After that exchange, an investor may choose whether to hold Debt Securities directly or indirectly through an account at its bank or brokerage firm. Investors must consult their own banks or brokers to find out how to have their interests in Debt Securities transferred into their own names, so that they will be direct holders.

The special situations for termination of a Global Security are:

  when the Depositary notifies NovaGold that it is unwilling, unable or no longer qualified to continue as Depositary (unless a replacement Depositary is named); and

  when and if NovaGold decides to terminate a Global Security.

The Prospectus Supplement may list situations for terminating a Global Security that would apply only to the particular series of Debt Securities covered by the Prospectus Supplement. When a Global Security terminates, the Depositary (and not NovaGold or the Trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

Events of Default

The term “Event of Default” with respect to Securities of any series means any of the following:

(a)	default in the payment of the principal of (or any premium on) any Security of that series at its Maturity;

(b)	default in the payment of any interest on any Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(c)	default in the deposit of any sinking fund payment when the same becomes due by the terms of the Securities of that series;

(d)

default in the performance, or breach, of any other covenant or agreement of NovaGold in the Indenture in respect of the Securities of that series (other than a covenant or agreement for which default or breach is specifically dealt with elsewhere in the Indenture), where such default or breach continues for a period of 90 days after written notice to NovaGold by the Trustee or the holders of at least 25% in principal amount of all outstanding Securities affected thereby;

(e)	certain events of bankruptcy, insolvency or reorganization; or

(f)	any other Events of Default provided with respect to the Securities of that series.

If an Event of Default described in clause (a), (b) or (c) above occurs and is continuing with respect to Securities of any series, then the Trustee or the holders of not less than 25% in principal amount of the outstanding Securities of that series may require the principal amount (or, if the Securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Securities of that series and any accrued but unpaid interest on such Securities be paid immediately. If an Event of Default described in clause (d) or (f) above occurs and is continuing with respect to Securities of one or more series, then the Trustee or the holders of not less than 25% in principal amount of the outstanding Securities of all series affected thereby (as one class) may require the principal amount (or, if any of the Securities of such affected series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of such affected series) of all the outstanding Securities of such affected series and any accrued but unpaid interest on such Securities be paid immediately. If an Event of Default described in clause (e) above occurs and is continuing, then the Trustee or the holders of not less than 25% in principal amount of all outstanding Securities (as a class) may require the principal amount (or, if the Securities or any series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Securities and any accrued but unpaid interest on such Securities be paid immediately. However, at any time after a declaration of acceleration with respect to Securities of any series (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Securities of such series (or of all series, as the case may be), by written notice to NovaGold and the Trustee, may, under certain circumstances, rescind and annul such acceleration. The applicable Prospectus Supplement will contain provisions relating to acceleration of the maturity of a portion of the principal amount of Original Issue Discount Securities or Indexed Securities upon the occurrence of any Event of Default and the continuation thereof.

Except during default, the Trustee is not obligated to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless the holders have offered to the Trustee reasonable indemnity. If the holders provide reasonable indemnity, the holders of a majority in principal amount of the outstanding Securities of all series affected by an Event of Default may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of all series affected by such Event of Default.

No holder of a Security of any series will have any right to institute any proceedings, unless:

  such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Securities of that series;

  the holders of at least 25% in principal amount of the outstanding Securities of all series affected by such Event of Default have made written request and have offered reasonable indemnity to the Trustee to institute such proceedings as trustee; and

  the Trustee has failed to institute such proceedings, and has not received from the holders of a majority in the aggregate principal amount of outstanding Securities of all series affected by such Event of Default a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, these limitations do not apply to a suit instituted by the holder of a Security for the enforcement of payment of principal of or interest on such Security on or after the applicable due date of such payment.

NovaGold will be required to furnish to the Trustee annually an officers’ certificate as to the performance of certain of its obligations under the Indenture and as to any default in such performance.

Defeasance

When NovaGold uses the term “defeasance”, NovaGold means discharge from some or all of its obligations under the Indenture with respect to Securities of a particular series. If NovaGold deposits with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity or a redemption date of the Securities of a particular series, then at its option:

  NovaGold will be discharged from its obligations with respect to the Securities of such series with certain exceptions, and the holders of the Securities of the affected series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Securities and replacement of lost, stolen or mutilated Securities and certain other limited rights. Such holders may look only to such deposited funds or obligations for payment; or

  NovaGold will no longer be under any obligation to comply with certain covenants under the Indenture, and certain Events of Default will no longer apply to it.

To exercise defeasance NovaGold also must deliver to the Trustee:

  an opinion of U.S. counsel to the effect that the deposit and related defeasance would not cause the holders of the Securities of the applicable series to recognize income, gain or loss for U.S. federal income tax purposes and that holders of the Securities of that series will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

  an opinion of Canadian counsel or a ruling from Canada Revenue Agency that there would be no such recognition of income, gain or loss for Canadian federal or provincial tax purposes and that holders of the Securities of such series will be subject to Canadian federal and provincial income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

In addition, no Event of Default with respect to the Securities of the applicable series can have occurred and NovaGold cannot be an insolvent person under the Bankruptcy and Insolvency Act (Canada). In order for U.S. counsel to deliver the opinion that would allow NovaGold to be discharged from all of its obligations under the Securities of any series, NovaGold must have received from, or there must have been published by, the Internal Revenue Service a ruling, or there must have been a change in law so that the deposit and defeasance would not cause holders of the Securities of such series to recognize income, gain or loss for U.S. federal income tax purposes and so that such holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred.

Modifications and Waivers

NovaGold may modify or amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Securities of all series affected by such modification or amendment provided, however, that NovaGold must receive consent from the holder of each outstanding Security of such affected series to:

  change the stated maturity of the principal of or interest on such outstanding Security;

  reduce the principal amount of or interest on such outstanding Security;

  reduce the amount of the principal payable upon the acceleration of the maturity of an outstanding Original Issue Discount Security;

  change the place or currency of payments on such outstanding Security;

  impair the right to institute suit for the enforcement of any payment on or with respect to any Security;

  reduce the percentage in principal amount of outstanding Securities of such series from which the consent of holders is required to modify or amend the Indenture or waive compliance with certain provisions of the Indenture or waive certain defaults; or

  modify any provisions of the Indenture relating to modifying or amending the Indenture or waiving past defaults or covenants except as otherwise specified.

The holders of a majority in principal amount of Securities of any series may waive NovaGold’s compliance with certain restrictive provisions of the Indenture with respect to such series. The holders of a majority in principal amount of outstanding Securities of all series with respect to which an Event of Default has occurred may waive any past default under the Indenture, except a default in the payment of the principal of, or interest on, any Security or in respect of any item listed above.

The Indenture or the Securities may be amended or supplemented, without the consent of any holder of such Securities, in order to, among other things, cure any ambiguity or inconsistency or to make any change, in any case, that does not have a materially adverse effect on the rights of any holder of such Securities.

Consent to Jurisdiction and Service

Under the Indenture, NovaGold will irrevocably appoint CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York, 10011 as its agent for service of process in any suit, action or proceeding arising out of or relating to the Indenture and the Securities and for actions brought under federal or state securities laws brought in any federal or state court located in The City of New York (herein after referred to as a New York Court), and will submit to such non-exclusive jurisdiction.

Governing Law

The Indenture and the Securities will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since a significant portion of all of NovaGold’s assets, as well as the assets of a number of NovaGold’s directors and officers, are outside the United States, any judgment obtained in the United States against NovaGold or certain of NovaGold’s directors or officers, including judgments with respect to the payment of principal on any Securities, may not be collectible within the United States.

NovaGold has been informed by Blake, Cassels & Graydon LLP that the laws of the Province of British Columbia and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province of British Columbia on any final and conclusive judgment in personam of New York Court against NovaGold, which judgment is subsisting and unsatisfied for a sum certain with respect to the enforceability of the Indenture and NovaGold’s Securities that is not impeachable as void or voidable under the internal laws of the State of New York if:

  the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of British Columbia or the federal courts of Canada (and submission by NovaGold in the Indenture to the jurisdiction of the New York Court will be sufficient for that purpose with respect to NovaGold’s Securities);

  such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such terms are understood under the laws of the Province of British Columbia, the federal laws of Canada or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada);

  the enforcement of such judgment would not be contrary to the laws of general application limiting the enforcement of creditors’ rights including bankruptcy, reorganization, winding up, moratorium and similar laws and does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws in the Province of British Columbia or any applicable federal laws in Canada;

  no new admissible evidence relevant to the action is discovered prior to the rendering of judgment by the courts in the Province of British Columbia or the federal courts of Canada;

  interest payable on NovaGold’s Securities is not characterized by a court in the Province of British Columbia as interest payable at a criminal rate within the meaning of section 347 of the Criminal Code (Canada); and

  the action to enforce such judgment is commenced within the appropriate limitation period except that any court in the Province of British Columbia or federal court of Canada may only give judgment in Canadian dollars.

The Company has been advised by such counsel that there is doubt as to the enforceability in Canada in original actions, or in motions to enforce judgments of U.S. courts, of civil liabilities predicated solely upon U.S. federal securities laws.

The Trustee

The Trustee under the Indenture will be named in the applicable Prospectus Supplement.

DESCRIPTION OF WARRANTS

This section describes the general terms that will apply to any Warrants for the purchase of common shares (the “Equity Warrants”) or for the purchase of Debt Securities (the “Debt Warrants”).

Warrants may be offered separately or together with other Securities, as the case may be. Each series of Warrants will be issued under a separate Warrant indenture to be entered into between the Company and one or more banks or trust companies acting as Warrant agent. The applicable Prospectus Supplement will include details of the Warrant agreements covering the Warrants being offered. The Warrant agent will act solely as the agent of the Company and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered under this Prospectus. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable Prospectus Supplement.

Equity Warrants

The particular terms of each issue of Equity Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

  the designation and aggregate number of Equity Warrants;

  the price at which the Equity Warrants will be offered;

  the currency or currencies in which the Equity Warrants will be offered;

  the designation and terms of the common shares purchasable upon exercise of the Equity Warrants;

  the date on which the right to exercise the Equity Warrants will commence and the date on which the right will expire;

  the number of common shares that may be purchased upon exercise of each Equity Warrant and the price at which and currency or currencies in which the common shares may be purchased upon exercise of each Equity Warrant;

  the designation and terms of any securities with which the Equity Warrants will be offered, if any, and the number of the Equity Warrants that will be offered with each Security;

  the date or dates, if any, on or after which the Equity Warrants and the related securities will be transferable separately;

  whether the Equity Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

  material United States and Canadian tax consequences of owning the Equity Warrants; and

  any other material terms or conditions of the Equity Warrants.

Debt Warrants

The particular terms of each issue of Debt Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

  the designation and aggregate number of Debt Warrants;

  the price at which the Debt Warrants will be offered;

  the currency or currencies in which the Debt Warrants will be offered;

  the aggregate principal amount, currency or currencies, denominations and terms of the series of Debt Securities that may be purchased upon exercise of the Debt Warrants;

  the designation and terms of any Securities with which the Debt Warrants are being offered, if any, and the number of the Debt Warrants that will be offered with each Security;

  the date or dates, if any, on or after which the Debt Warrants and the related Securities will be transferable separately;

  the principal amount of Debt Securities that may be purchased upon exercise of each Debt Warrant and the price at which and currency or currencies in which that principal amount of Securities may be purchased upon exercise of each Debt Warrant;

  the date on which the right to exercise the Debt Warrants will commence and the date on which the right will expire;

  the minimum or maximum amount of Debt Warrants that may be exercised at any one time;

  whether the Debt Warrants will be subject to redemption or call, and, if so, the terms of such redemption or call provisions;

  material United States and Canadian tax consequences of owning the Debt Warrants; and

  any other material terms or conditions of the Debt Warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE OR EQUITY UNITS

The Company may issue share purchase contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of Equity Securities, at a future date or dates, or similar contracts issued on a “prepaid” basis (in each case, “Share Purchase Contracts”). The price per Equity Security and the number of Equity Securities may be fixed at the time the Share Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Share Purchase Contracts. The Share Purchase Contracts will require either the share purchase price be paid at the time the Share Purchase Contracts are issued or that payment be made at a specified future date. The Share Purchase Contracts may be issued separately or as part of units consisting of a Share Purchase Contract and Debt Securities or obligations of third parties (including U.S. treasury securities) (the “Share Purchase or Equity Units”), and may, or may not serve as collateral for a holder’s obligations. The Share Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Share Purchase Contracts also may require the Company to make periodic payments to the holders of the Share Purchase Contracts or vice versa, and such payments may be unsecured or refunded on some basis.

The applicable Prospectus Supplement will describe the terms of the Share Purchase Contracts or Share Purchase or Equity Units. The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the Share Purchase Contracts, and, if applicable, collateral, depositary or custodial arrangements, relating to the Share Purchase Contracts or Share Purchase or Equity Units. Material United States and Canadian federal income tax considerations applicable to the holders of the Share Purchase or Equity Units and the Share Purchase Contracts will also be discussed in the applicable Prospectus Supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

The Securities will be issued in fully registered form without coupons attached in either global or definitive form and in denominations and integral multiples as set out in the applicable Prospectus Supplement (unless otherwise provided with respect to a particular series of Debt Securities pursuant to the provisions of the Trust Indenture, as supplemented by a supplemental indenture). Other than in the case of book-entry-only Securities, Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) in the city specified for such purpose at the office of the registrar or transfer agent designated by the Company for such purpose with respect to any issue of Securities referred to in the Prospectus Supplement. No service charge will be made for any transfer, conversion or exchange of the Securities but the Company may require payment of a sum to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer, conversion or exchange will be effected upon such registrar or transfer agent being satisfied with the documents of title and the identity of the person making the request. If a Prospectus Supplement refers to any registrar or transfer agent designated by the Company with respect to any issue of Securities, the Company may at any time rescind the designation of any such registrar or transfer agent and appoint another in its place or approve any change in the location through which such registrar or transfer agent acts.

In the case of book-entry-only Securities, a global certificate or certificates representing the Securities will be held by a designated depository for its participants. The Securities must be purchased or transferred through such participants, which includes securities brokers and dealers, banks and trust companies. The depository will establish and maintain book-entry accounts for its participants acting on behalf of holders of the Securities. The interests of such holders of Securities will be represented by entries in the records maintained by the participants. Holders of Securities issued in book-entry-only form will not be entitled to receive a certificate or other instrument evidencing their ownership thereof, except in limited circumstances. Each holder will receive a customer confirmation of purchase from the participants from which the Securities are purchased in accordance with the practices and procedures of that participant.

PRIOR SALES

NovaGold issued the following Securities during the 12-month period prior to the date hereof:

Prior Sales

Common Shares
	Number of Common	Price per Common
Date of Issuance	Shares Issued	Share (CDN$)	Reason for Issuance
January 17, 2011	5,355	6.60	SAR Exercise
January 19, 2011	6,675	5.25	SAR Exercise
January 19, 2011	427	6.40	SAR Exercise
January 20, 2011	613	2.45	SAR Exercise
January 24, 2011	5,282	6.60	SAR Exercise
January 27, 2011	332	8.86	SAR Exercise
January 31, 2011	5,085	6.60	SAR Exercise
January 31, 2011	2,596	6.60	SAR Exercise
February 2, 2011	5,425	8.86	SAR Exercise
February 4, 2011	327	2.45	SAR Exercise
February 4, 2011	477	2.45	SAR Exercise
February 8, 2011	826	2.45	SAR Exercise
February 8, 2011	8,239	2.45	SAR Exercise
February 8, 2011	911	6.40	SAR Exercise
February 8, 2011	5,315	6.60	SAR Exercise
February 9, 2011	4,025	8.86	SAR Exercise
February 9, 2011	278	2.45	SAR Exercise
February 11, 2011	283	6.40	SAR Exercise
February 18, 2011	3,893	8.86	SAR Exercise
February 22, 2011	390	6.40	SAR Exercise
March 7, 2011	7,342	8.86	SAR Exercise
March 7, 2011	3,760	8.86	SAR Exercise
March 9, 2011	574	2.45	SAR Exercise
March 11, 2011	45,000	6.60	SAR Exercise
March 11, 2011	10,000	5.25	SAR Exercise
March 18, 2011	414	6.40	SAR Exercise
March 28, 2011	3,110	8.86	SAR Exercise
March 28, 2011	5,380	2.45	SAR Exercise
March 31, 2011	2,825	8.86	SAR Exercise
April 1, 2011	1,427	8.86	SAR Exercise
April 4, 2011	1,484	8.86	SAR Exercise
April 4, 2011	1,191	8.86	SAR Exercise
April 5, 2011	900	8.86	SAR Exercise
April 5, 2011	887	8.86	SAR Exercise

	Number of Common	Price per Common
Date of Issuance	Shares Issued	Share (CDN$)	Reason for Issuance
April 8, 2011	810	6.40	SAR Exercise
April 8, 2011	2,705	2.45	SAR Exercise
April 19, 2011	363	2.45	SAR Exercise
April 21, 2011	2,393	6.40	SAR Exercise
April 21, 2011	163	6.40	SAR Exercise
April 27, 2011	828	6.40	SAR Exercise
April 28, 2011	200,000	1.48	Warrant Exercise
May 9, 2011	7,796	2.45	SAR Exercise
May 16, 2011	248	8.86	SAR Exercise
May 20, 2011	4,171,303	10.15	Consideration for Acquisition
May 26, 2011	250,000	1.48	Warrant Exercise
May 26, 2011	1,873	8.86	SAR Exercise
June 8, 2011	272	2.45	SAR Exercise
June 30, 2011	883	2.45	SAR Exercise
June 30, 2011	335,000	1.48	Warrant Exercise
July 5, 2011	2,329	5.25	SAR Exercise
July 5, 2011	434	6.40	SAR Exercise
July 11, 2011	7,517	2.45	SAR Exercise
July 21, 2011	378	2.45	SAR Exercise
July 26, 2011	371	2.45	SAR Exercise
August 2, 2011	9,427	5.25	SAR Exercise
August 4, 2011	55,799	2.45	SAR Exercise
August 5, 2011	446	2.45	SAR Exercise
August 5, 2011	32,230	3.60	SAR Exercise
August 8, 2011	161,097	0.80	SAR Exercise
August 10, 2011	400,000	1.48	Warrant Exercise
August 11, 2011	500,000	1.48	Warrant Exercise
August 11, 2011	724	2.45	SAR Exercise
August 15, 2011	14,306	4.35	SAR Exercise
August 16, 2011	9,255	5.25	SAR Exercise
August 17, 2011	755	2.45	SAR Exercise
August 18, 2011	39,759	5.25	SAR Exercise
August 24, 2011	21,813	5.25	SAR Exercise
August 25, 2011	6,117	6.40	SAR Exercise
August 25, 2011	13,333	6.60	SAR Exercise
August 26, 2011	3,334	8.86	SAR Exercise
August 26, 2011	7,958	7.98	SAR Exercise
August 31, 2011	1,952	7.98	SAR Exercise
August 31, 2011	7,410	2.45	SAR Exercise
August 31, 2011	4,992	5.25	SAR Exercise

	Number of Common	Price per Common
Date of Issuance	Shares Issued	Share (CDN$)	Reason for Issuance
August 31, 2011	1,739	6.40	SAR Exercise
September 2, 2011	3,499	5.25	SAR Exercise
September 2, 2011	13,655	2.45	SAR Exercise
September 8, 2011	683	9.28	SAR Exercise
September 9, 2011	12,530	2.45	SAR Exercise
September 19, 2011	426	2.45	SAR Exercise
September 23, 2011	2,341	2.45	SAR Exercise
September 27, 2011	75,978	1.78	SAR Exercise
September 28, 2011	9,902	2.45	SAR Exercise
September 28, 2011	5,300	5.25	SAR Exercise
September 28, 2011	752	6.40	SAR Exercise
November 21, 2011	1,920	7.98	SAR Exercise
November 21, 2011	1,825	2.45	SAR Exercise
November 21, 2011	547	7.62	SAR Exercise
November 21, 2011	3,686	5.25	SAR Exercise
November 22, 2011	566	7.98	SAR Exercise
November 22, 2011	2,574	2.45	SAR Exercise
November 22, 2011	1,413	5.25	SAR Exercise
November 22, 2011	1,042	6.40	SAR Exercise
November 25, 2011	316	6.40	SAR Exercise
November 30, 2011	140,000	1.48	Warrant Exercise
December 1, 2011	1,378	2.45	SAR Exercise
December 1, 2011	256,300	1.48	Warrant Exercise
December 2, 2011	73,800	1.48	Warrant Exercise
December 5, 2011	1,192	2.45	SAR Exercise
December 5, 2011	49,400	1.48	Warrant Exercise
December 6, 2011	108,100	1.48	Warrant Exercise
December 7, 2011	4,000	1.48	Warrant Exercise
December 12, 2011	1,038	9.28	SAR Exercise
December 12, 2011	1,260	9.28	SAR Exercise
December 15, 2011	2,285	2.45	SAR Exercise
December 16, 2011	35,918	3.05	SAR Exercise
December 19, 2011	33,776	3.05	SAR Exercise
December 21, 2011	7,358	5.25	SAR Exercise

Stock Award Grants

Date of Issuance	Number of Securities Issued	Exercise Price (CDN$)	Reason for Issuance
January 10, 2011	75,000	13.10	Stock Award Grant
February 1, 2011	85,000	13.34	Stock Award Grant
February 2, 2011	5,000	13.62	Stock Award Grant
April 11, 2011	100,000	13.22	Stock Award Grant
April 18, 2011	50,000	12.72	Stock Award Grant
May 27, 2011	20,000	11.10	Stock Award Grant
July 1, 2011	10,000	8.89	Stock Award Grant
September 20, 2011	35,000	7.80	Stock Award Grant
December 7, 2011	2,557,150	11.11	Stock Award Grant

TRADING PRICE AND VOLUME

The common shares of NovaGold are listed and posted for trading on the TSX and the NYSE Amex under the symbol “NG”. The following tables set out the market price range and trading volumes of the Company’s common shares on the TSX and NYSE Amex for the 12 months prior to the date hereof.

Toronto Stock Exchange

Month	High	Low	Close	Volume
December 2010	16.92	13.22	14.21	10,994,000
January 2011	14.32	12.61	13.34	10,720,500
February 2011	14.96	12.94	13.30	11,701,700
March 2011	14.25	11.42	12.57	9,060,400
April 2011	13.49	11.95	12.18	6,218,900
May 2011	12.08	9.78	11.20	8,287,600
June 2011	11.28	8.32	8.89	9,371,800
July 2011	10.29	8.87	9.55	8,535,200
August 2011	10.33	8.64	10.03	8,713,000
September 2011	11.44	6.73	6.81	17,112,700
October 2011	9.41	6.26	9.15	11,196,400
November 2011	12.00	8.62	11.83	11,534,700
December 2011	11.72	7.96	8.68	6,875,500
January 1 – 5, 2012	9.36	8.76	9.15	802,487

NYSE Amex

Month	High	Low	Close	Volume
December 2010	16.90	13.15	14.27	124,567,600
January 2011	14.50	12.61	13.29	114,735,100
February 2011	15.14	13.13	13.69	80,720,300
March 2011	14.65	11.54	13.00	89,123,500
April 2011	14.02	12.51	12.85	70,938,600
May 2011	12.69	9.99	11.46	84,396,300
June 2011	11.60	8.40	9.20	71,660,100
July 2011	10.73	8.93	10.02	67,205,000
August 2011	10.73	8.76	10.30	72,950,500
September 2011	11.55	6.45	6.45	93,918,200
October 2011	9.50	5.93	9.23	54,824,100
November 2011	11.77	8.46	11.49	77,753,700
December 2011	11.57	7.77	8.48	57,998,400
January 1 – 5	9.25	8.66	8.98	7,094,559

On January 5, 2012, the closing price of the Company’s common shares on the TSX was CDN$9.15 per common share and on the NYSE Amex was US$8.98 per Common Share.

PLAN OF DISTRIBUTION

The Company may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers or may issue Securities in whole or in partial payment of the purchase price of assets acquired by NovaGold or its subsidiaries. Each Prospectus Supplement will set forth the terms of the offering or issue, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Company from the sale of the Securities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 Shelf Distributions, including sales made directly on the TSX, NYSE Amex or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to, under agreements to be entered into with the Company, indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, counsel to the Company, the following is a general summary of the principal Canadian federal income tax considerations generally applicable under Income Tax Act (Canada) (the “Tax Act”) to a holder who acquires common shares of the Company (“Common Shares”) or Warrants to acquire Common Shares (“Common Share Warrants”) as beneficial owner pursuant to the Prospectus and who, at all relevant times, for the purposes of the Tax Act, holds such Common Shares or Common Share Warrants as capital property, deals at arm’s length with the Company, is not affiliated with the Company and, for purposes of the Tax Act, is not, and is not deemed to be, a resident of Canada and has not and will not use or hold or be deemed to use or hold the Common Shares or Common Share Warrants in or in the course of carrying on business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed below, may apply to a non-resident of Canada that is an insurer which carries on business in Canada and elsewhere.

The Common Shares and Common Share Warrants will generally be considered capital property to a Non-Resident Holder unless either (i) the Non-Resident Holder holds the Common Shares or Common Share Warrants in the course of carrying on a business of buying and selling securities or (ii) the Non-Resident Holder has acquire the Common Shares or Common Share Warrants in a transaction or transactions considered to be an adventure in the nature of trade.

The term “US Holder,” for the purposes of this summary, means a Non-Resident Holder who, for purposes of the Canada-United States Income Tax Convention (1980) as amended, (the “Convention”), is at all relevant times a resident of the United States and is a “qualifying person” within the meaning of the Convention. In some circumstances, fiscally transparent entities (including limited liability companies) will be entitled to benefits under the Convention. US Holders are urged to consult with their own tax advisors to determine their entitlement to benefits under the Convention based on their particular circumstances.

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the “Regulations”), the current provisions of the Convention, counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) publicly available prior to the date hereof.

This summary also takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (collectively, the “Proposed Tax Amendments”). No assurances can be given that the Proposed Tax Amendments will be enacted or will be enacted as proposed. Other than the Proposed Tax Amendments, this summary does not take into account or anticipate any changes in law or the administration policies or assessing practice of CRA, whether by judicial, legislative, governmental or administrative decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder and no representations with respect to the income tax consequences to any particular holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective investors in Common Shares or Common Share Warrants should consult their own tax advisors with respect to their own particular circumstances.

Currency Conversion

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Common Shares and Common Share Warrants, including interest, dividends, adjusted cost base and proceeds of disposition must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the date on which the amount first arose or such other rate of exchange as is acceptable to the CRA.

Exercise of Common Share Warrants

Upon the exercise of a Common Share Warrant, there will be no income tax consequences for a Non-Resident Holder. When a Common Share Warrant is exercised, the Non-Resident Holder’s cost of the Common Share acquired thereby will be the aggregate of the Non-Resident Holder’s adjusted cost base of such Common Share Warrant and the exercise price paid for the Common Share. The Non-Resident Holder’s adjusted cost base of the Common Share so acquired will be determined by averaging such cost with the adjusted cost base to the Non-Resident Holder of all Common Shares held by the Non-Resident Holder as capital property immediately prior to such acquisition.

Disposition of Common Shares and Common Share Warrants

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of the Common Shares or Common Share Warrants, nor will capital losses arising from the disposition be recognized under the Tax Act, unless the Common Shares or Common Share Warrants constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Common Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention. As long as the shares are then listed on a designated stock exchange (which currently includes the TSX and the NYSE Amex) at the time of disposition, the Common Shares and the Common Share Warrants generally will not constitute taxable Canadian property of a Non-Resident Holder, unless at any time during the 60-month period immediately preceding the disposition: (i) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, or the Non-Resident Holder together with all such persons, owned or was considered to own 25% or more of the issued shares of any class or series of shares of the capital stock of the Company; and (ii) more than 50% of the fair market value of the Common Shares was determined directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as determined in the Tax Act), “timber resource properties” (as defined in the Tax Act) or an option in respect of, or an interest in, or civil law right in, such property, whether or not it exists.

If the Common Shares or Common Share Warrants are taxable Canadian property to a Non-Resident Holder, any capital gain realized on the disposition or deemed disposition of such shares, may not be subject to Canadian federal income tax pursuant to the terms of an applicable income tax treaty or convention between Canada and the country of residence of a Non-Resident Holder.

A Non-Resident Holder whose shares are taxable Canadian property should consult their own advisors.

Dividends on Common Shares

Under the Tax Act, dividends on shares paid or credited to a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividends. This withholding tax may be reduced pursuant to the terms of an applicable income tax treaty or convention between Canada and the country of residence of a Non-Resident Holder. Under the Convention, a US Holder will generally be subject to Canadian withholding tax at a rate of 15% of the amount of such dividends. In addition, under the Convention, dividends may be exempt from Canadian non-resident withholding tax if paid to certain US Holders that are qualifying religious, scientific, literary, educational or charitable tax-exempt organizations and qualifying trusts, companies, organizations or arrangements operated exclusively to administer or provide pension, retirement or employee benefits that are exempt from tax in the United States and that have complied with specific administrative procedures.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to (i) the acquisition, ownership and disposition of Common Shares and warrants to purchase Common Shares (“Equity Warrants”), which the Company may offer, either separately or in combination as a unit, from time to time pursuant to terms described in an applicable Prospectus Supplement; (ii) the exercise, disposition, and lapse of Equity Warrants acquired in such an offering; and (iii) the acquisition, ownership and disposition of Common Shares received on an exercise of Equity Warrants (“Warrant Shares”).

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of acquisition of Common Shares or Equity Warrants pursuant to a Prospectus Supplement. Additionally, this summary does not address the U.S. federal tax consequences of acquiring, owning and disposing of the other types of securities that the Company has the ability to offer based on this Prospectus. Furthermore, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax considerations applicable to such U.S. Holder at the time of a particular offering of Common Shares or Equity Warrants. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. U.S. Holders should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of Common Shares and/or Equity Warrants and Warrant Shares in connection with any offering pursuant to a Prospectus Supplement.

No ruling from the U.S. Internal Revenue Service (the “IRS”) or legal opinion has been requested, or will be obtained, regarding the potential U.S. federal income tax considerations applicable to U.S. Holders as discussed in this summary. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary or proposed), U.S. court decisions, published IRS rulings, published administrative positions of the IRS, and the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), that are applicable and, in each case, in effect as of the date of this Prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, including between the date of this Prospectus and the date of any Prospectus Supplement pursuant to which a U.S. Holder acquires Common Shares and/or Equity Warrants. Additionally, any such change could be applied on a retroactive basis after a U.S. Holder has acquired Common Shares, Equity Warrants and/or Warrant Shares and could impact the U.S. federal income tax considerations described in this summary as applied to such U.S. Holder in connection with a purchase of Common Shares and/or Equity Warrants pursuant to the applicable Prospectus Supplement. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Common Shares, Equity Warrants or Warrant Shares acquired pursuant to an offering that is (a) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state in the United States, including the District of Columbia; (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes, or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of Common Shares, Equity Warrants or Warrant Shares that is neither a U.S. Holder nor a partnership. This summary does not address the U.S. federal income tax considerations applicable to Non-U.S. Holders relating to the acquisition, ownership and disposition of Common Shares, Equity Warrants or Warrant Shares. Accordingly, Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any tax treaties) relating to the acquisition, ownership, and disposition of Common Shares, Equity Warrants and Warrant Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (c) U.S. Holders that have a “functional currency” other than the U.S. dollar; (d) U.S. Holders that own Common Shares, Equity Warrants or Warrant Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale or other arrangement involving more than one position; (e) U.S. Holders that acquired Common Shares, Equity Warrants or Warrant Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (f) U.S. Holders that hold Common Shares, Equity Warrants or Warrant Shares other than as a capital asset (generally property held for investment purposes) within the meaning of Section 1221 of the Code; or (g) U.S. Holders that own, directly, indirectly or by attribution, 10% or more, by voting power or value, of the outstanding shares of the Company. The summary below also does not address the impact of an offering on persons who are U.S. expatriates or former long-term residents of the United States subject to Section 877 of the Code. U.S. Holders and others that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors.

If an entity that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Common Shares, Equity Warrants or Warrant Shares, the U.S. federal income tax consequences applicable to such partnership (or “pass-through” entity) and the partners of such partnership (or owners of such “pass-through” entity) generally will depend on the activities of the partnership (or “pass-through” entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (and owners of “pass-through” entities) for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences relating to the acquisition, ownership and disposition of Common Shares, Equity Warrants or Warrant Shares.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. estate and gift, U.S. alternative minimum tax, or foreign tax consequences to U.S. Holders relating to the acquisition, ownership, and disposition of Common Shares, Equity Warrants and/or Warrant Shares. Each U.S. Holder should consult its own tax advisor regarding the U.S. state and local, U.S. estate and gift, U.S. federal alternative minimum tax and foreign tax consequences relating to the acquisition, ownership, and disposition of Common Shares, Equity Warrants and/or Warrant Shares.

U.S. Federal Income Tax Consequences of Common Shares and Equity Warrants Offered as Part of a Unit

It is possible that the Company may offer Common Shares and Equity Warrants in combination to be purchased as a unit. For U.S. federal income tax purposes, the acquisition by a U.S. Holder of such a unit will be treated as the acquisition of an investment unit consisting of two components: a component consisting of a Common Share or portion of such a Common Share and a component consisting of an Equity Warrant or portion of such an Equity Warrant. The purchase price for the unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by the U.S. Holder. This allocation of the purchase price for a unit will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the Common Share and Equity Warrant components that comprise such unit.

If the Company issues Common Shares and Equity Warrants as part of a unit, it will inform the U.S. Holder of the portion of the unit purchase price it intends to allocate to each component in the applicable Prospectus Supplement. However, the IRS will not be bound by the Company’s allocation of the purchase price for units offered, and therefore, the IRS or a U.S. court may not respect the allocation provided by the Company. U.S. Holders should consult their own tax advisors regarding the allocation of the purchase price for any units purchased.

U.S. Federal Income Tax Consequences of the Exercise and Disposition of Equity Warrants

Exercise of Equity Warrants

A U.S. Holder should not recognize gain or loss on the exercise of an Equity Warrant and related receipt of a Warrant Share (unless cash is received in lieu of the issuance of a fractional Warrant Share). A U.S. Holder’s initial tax basis in the Warrant Share received on the exercise of an Equity Warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in such Equity Warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such Equity Warrant. Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder’s holding period for the Warrant Share generally should begin on the day after the date on which such U.S. Holder exercised the corresponding Equity Warrant.

It is possible that under the terms of the applicable Prospectus Supplement, a U.S. Holder may be permitted to undertake a cashless exercise of an Equity Warrant into Warrant Shares. The U.S. federal income tax treatment of a cashless exercise of Equity Warrants into Warrant Shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of an Equity Warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Equity Warrants, such as whether gain or loss is recognized, if permitted under the applicable Prospectus Supplement.

Disposition of Equity Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Equity Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the Equity Warrant sold or otherwise disposed of. As noted below under “Sale or Other Taxable Disposition of Common Shares and Warrant Shares”, such gain or loss generally will be treated as “U.S. source” gain or loss for purposes of the U.S. foreign tax credit calculations. Subject to the PFIC rules discussed below, any such gain or loss generally should be a capital gain or loss (provided that the Common Shares to be issued on the exercise of such Equity Warrant would have been a capital asset if acquired by the U.S. Holder).

Any such gain or loss will be long-term gain or loss if the Equity Warrant disposed of was held for more than one year.

Expiration of Equity Warrants Without Exercise

Subject to the PFIC rules discussed below, upon the lapse or expiration of an Equity Warrant a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the Equity Warrant. Any such loss generally will be a capital loss (provided that the Common Shares to be issued on the exercise of such Equity Warrant would have been a capital asset if acquired by the U.S. Holder) and will be long-term capital loss if the Equity Warrant was held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Equity Warrants

Under Section 305 of the Code, an adjustment to the number of Warrant Shares that are to be issued on the exercise of Equity Warrants purchased, or an adjustment to the exercise price of such Equity Warrants, may be treated as a constructive distribution to a U.S. Holder of the Equity Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in the “earnings and profits” or assets of the Company, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to shareholders of the Company). Any constructive distributions will generally be taxable (see a more detailed discussion of the rules applicable to distributions made by the Company at “Distributions on Common Shares and Warrant Shares” below).

However, adjustments to the exercise price of the Equity Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of Equity Warrants will generally not be considered to result in a constructive distribution to a U.S. Holder of Equity Warrants. U.S. Holders should carefully review the conversion rate adjustment provisions and consult their own tax advisors with respect to the tax consequences of any such adjustment.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership and Disposition of Common Shares and Warrant Shares

Distributions on Common Shares and Warrant Shares

Subject to the PFIC rules discussed below, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share or Warrant Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares or Warrant Shares and thereafter as a gain from the sale or exchange of such Common Shares or Warrant Shares (see “Sale or Other Taxable Disposition of Common Shares and Warrant Shares” below). However, the Company does not intend to maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the Common Shares or Warrant Shares will constitute ordinary dividend income. Dividends received on Common Shares or Warrant Shares will not be eligible for the “dividends received deduction”.

For tax years beginning before January 1, 2013, a dividend paid by the Company to a U.S. Holder who is an individual, estate or trust will be taxed at the preferential tax rates applicable to long-term capital gains if the Company is a “qualified foreign corporation” as defined under Section 1(h)(11) of the Code (“QFC”) and certain holding period requirements for the Common Shares or Warrant Shares are met. The Company generally will be a QFC if the Company is eligible for the benefits of the Canada-U.S. Tax Convention or the Common Shares or Warrant Shares are readily tradable on an established securities market in the United States. However, even if the Company satisfies one or more of these requirements, the Company will not be treated as a QFC if the Company is a PFIC for the tax year during which it pays a dividend or for the preceding tax year (see “Passive Foreign Investment Company Rules” below).

If the Company is not a PFIC, but a dividend paid to a U.S. Holder otherwise fails to qualify for the preferential tax rates discussed above, such a dividend generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains).

Sale or Other Taxable Disposition of Common Shares and Warrant Shares

Subject to the PFIC rules discussed below, upon the sale or other taxable disposition of Common Shares or Warrant Shares a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) its tax basis in such Common Shares or Warrant Shares sold or otherwise disposed of. Such gain generally will be treated as “U.S. source” for purposes of applying the U.S. foreign tax credit rules unless the gain is subject to tax in Canada and is resourced as “foreign source” under the Canada-U.S. Tax Convention and such U.S. Holder elects to treat such gain or loss as “foreign source” (see a more detailed discussion at “Foreign Tax Credit” below).

Foreign Tax Credit

A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares or Warrant Shares generally may elect to deduct or credit such tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source”. In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by the Company generally will constitute “foreign source” income and generally will be categorized as “passive category income”. Because the foreign tax credit rules are complex, U.S. Holders should consult their own tax advisor regarding the foreign tax credit rules.

Subject to certain specific rules, foreign income and withholding taxes paid with respect to any distribution in respect of stock in a PFIC should qualify for the foreign tax credit. The rules relating to distributions by a PFIC are complex, and a U.S. Holder should consult with its own tax advisor with respect to any distribution received from a PFIC.

Receipt of Foreign Currency

The amount of any distribution paid in foreign currency to a U.S. Holder in connection with the ownership of Common Shares or Warrant Shares, or on the sale, exchange or other taxable disposition of Common Shares, Equity Warrants or Warrant Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of actual or constructive receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. A U.S. Holder that receives foreign currency and converts such foreign currency into U.S. dollars at a conversion rate other than the rate in effect on the date of receipt may have a foreign currency exchange gain or loss, which generally would be treated as U.S. source ordinary income or loss for foreign tax credit purposes. U.S. Holders should consult their own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning and disposing of foreign currency.

Additional Tax on Passive Income

For tax years beginning after December 31, 2012, certain individuals, estates and trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and net gain from disposition of property (other than property held in a trade or business). U.S. Holders should consult with their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Common Shares and Warrant Shares.

Passive Foreign Investment Company Rules

If the Company is considered a PFIC within the meaning of Section 1297 of the Code at any time during a U.S. Holder’s holding period, then certain different and potentially adverse tax consequences would apply to such U.S. Holder’s acquisition, ownership and disposition of Common Shares, Equity Warrants and Warrant Shares.

PFIC Status of the Company

The Company generally will be a PFIC if, for a given tax year, (a) 75% or more of the gross income of the Company for such tax year is passive income or (b) 50% or more of the assets held by the Company either produce passive income or are held for the production of passive income, based on the fair market value of such assets. “Gross income” generally includes all revenues less the cost of goods sold, and “passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business.

For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents or royalties that are received or accrued by the Company from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of the Company which is also a PFIC (a “Subsidiary PFIC”), and will be subject to U.S. federal income tax on (a) a distribution on the shares of a Subsidiary PFIC and (b) a disposition of shares of a Subsidiary PFIC, both as if the U.S. Holder directly held the shares of such Subsidiary PFIC.

The Company believes that it was not a PFIC for the tax year ended November 30, 2010, and based on current business plans and financial projections, the Company does not expect to be a PFIC for the current tax year or the foreseeable future. The determination of whether the Company (or a subsidiary of the Company) was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether the Company (or subsidiary) will be a PFIC for any tax year depends on the assets and income of the Company (and each such subsidiary) over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Company (or subsidiary) concerning its PFIC status or that the Company (and any subsidiary) was not, or will not be, a PFIC for any tax year. U.S. Holders should consult their own tax advisors regarding the PFIC status of the Company and any subsidiary of the Company.

Default PFIC Rules under Section 1291 of the Code

If the Company is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership and disposition of Common Shares, Equity Warrants and Warrant Shares will depend on whether such U.S. Holder makes an election to treat the Company (and/or a Subsidiary PFIC) as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”) with respect to Common Shares or Warrant Shares. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder”.

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares, Equity Warrants and Warrant Shares and (b) any excess distribution paid on the Common Shares and Warrant Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Common Shares or Warrant Shares, if shorter).

If the Company is a PFIC, under Section 1291 of the Code any gain recognized on the sale or other taxable disposition of Common Shares, Equity Warrants or Warrant Shares (including an indirect disposition of shares of a Subsidiary PFIC), and any excess distribution paid on Common Shares and Warrant Shares (or a distribution by a Subsidiary PFIC to its shareholder that is deemed to be received by a U.S. Holder) must be ratably allocated to each day of a Non-Electing U.S. Holder’s holding period for the Common Shares or Warrant Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or excess distribution and to years before the Company became a PFIC, if any, would be taxed as ordinary income. The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest”, which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Common Shares, Equity Warrants or Warrant Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent years. If the Company ceases to be a PFIC, a Non-Electing U.S. Holder may terminate this deemed PFIC status with respect to Common Shares and Warrant Shares by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares and Warrant Shares were sold on the last day of the last tax year for which the Company was a PFIC. No such election, however, may be made with respect to Equity Warrants.

Under proposed Treasury Regulations, if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as Equity Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code. Under rules described below, if the Company were a PFIC, the holding period for the Warrant Shares would begin on the date a U.S. Holder acquired the Equity Warrants. This would impact the availability of the QEF Election and Mark-to-Market Election with respect to Warrant Shares. Thus, a U.S. Holder would have to account for Warrant Shares and Common Shares under the PFIC rules and the applicable elections differently (see discussion below under “QEF Election” and “Market-to-Market Election”.)

QEF Election

In the event the Company is a PFIC and a U.S. Holder makes a QEF Election for the first tax year in which its holding period of its Common Shares begins, such U.S. Holder generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Common Shares. However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital gain, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, a U.S. Holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest”, which is not deductible.

A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if it is made for the first year in the U.S. Holder’s holding period for the Common Shares in which the Company was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.

A QEF Election will apply to the tax year for which such QEF Election is made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in a subsequent tax year, the QEF Election will be effective, and the U.S. Holder will be subject to the QEF rules described above during a subsequent tax year in which the Company qualifies as a PFIC.

As discussed above, under proposed Treasury Regulations, if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as Equity Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code on its disposition. However, a holder of an option, warrant or other right to acquire stock of a PFIC may not make a QEF Election that will apply to the option, warrant or other right to acquire PFIC stock. In addition, under proposed Treasury Regulations, if a U.S. Holder holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option, warrant or other right will include the period that the option, warrant or other right was held.

Consequently, if a U.S. Holder of Common Shares makes a QEF Election, such election generally will not be treated as a timely QEF Election with respect to Warrant Shares, and the rules of Section 1291 of the Code discussed above will continue to apply with respect to such U.S. Holder’s Warrant Shares. However, a U.S. Holder of Warrant Shares should be eligible to make a timely QEF Election if such U.S. Holder elects in the tax year in which such Warrant Shares are received to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Warrant Shares were sold on the first day of such year at fair market value. In addition, gain recognized on the sale or other taxable disposition (other than by exercise) of the Equity Warrants by a U.S. Holder will be subject to the rules of Section 1291 of the Code discussed above. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to Common Shares, Equity Warrants and Warrant Shares.

The Company will make available to U.S. Holders, upon their written request, timely and accurate information as to its status as a PFIC, and will provide to a U.S. Holder all information and documentation that a U.S. Holder making a QEF Election with respect to the Company, and any Subsidiary PFIC in which the Company owns, directly or indirectly, more than 50% of such Subsidiary PFIC’s total aggregate voting power, is required to obtain for U.S. federal income tax purposes in the event it is a PFIC. However, U.S. Holders should be aware that the Company can provide no assurances that it will provide any such information relating to any Subsidiary PFIC, in which the Company owns, directly or indirectly, 50% or less of such Subsidiary PFIC’s aggregate voting power. Because the Company may own shares in one or more Subsidiary PFICs, and may acquire shares in one or more Subsidiary PFICs in the future, they will continue to be subject to the rules discussed above with respect to the taxation of gains and excess distributions with respect to any Subsidiary PFIC for which the U.S. Holders do not obtain the required information. U.S. Holders should consult their tax advisor regarding the availability of, and procedure for making, a QEF Election with respect to the Company and any Subsidiary PFIC.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Common Shares and Warrant Shares are marketable stock. The Common Shares and Warrant Shares generally will be “marketable stock” if they are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission; (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934; or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced; and (ii) the rules of such foreign exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Common Shares generally will not be subject to the rules of Section 1291 of the Code discussed above. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for Common Shares or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Common Shares.

Any Mark-to-Market Election made by a U.S. Holder for Common Shares will also apply to such U.S. Holder’s Warrant Shares. As a result, if a Market-to-Market Election has been made by a U.S. Holder with respect to Common Shares, any Warrant Shares received will automatically be marked-to-market in the year of exercise. If the Company is a PFIC at the time a U.S. Holder acquires Equity Warrants, a U.S. Holder’s holding period for Warrant Shares received on exercise will include the period during which such U.S. Holder has held the Equity Warrants. In these circumstances, a U.S. Holder will be treated as making a Mark-to-Market Election with respect to its Warrant Shares after the beginning of such U.S. Holder’s holding period for the Warrant Shares, unless the Warrant Shares are acquired in the same tax year as the year in which the U.S. Holder acquired the corresponding Equity Warrants, and the tax regime and interest charge of Section 1291 described above generally will apply to the mark-to-market gain realized in the tax year in which Warrant Shares are received. However, the general mark-to-market rules will apply to subsequent tax years.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares and any Warrant Shares, as of the close of such tax year over (b) such U.S. Holder’s tax basis in such Common Shares and any Warrant Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Common Shares and any Warrant Shares over (ii) the fair market value of such Common Shares and any Warrant Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

U.S. Holders that make a Mark-to-Market Election generally also will adjust their tax basis in the Common Shares and Warrant Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Common Shares and Warrant Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Common Shares and Warrant Shares cease to be “marketable stock” or the IRS consents to revocation of such election. U.S. Holders should consult their own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to Common Shares and Warrant Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Common Shares and Warrant Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations) in the event the Company is a PFIC during such U.S. Holder’s holding period for the relevant shares. However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Common Shares and Warrant Shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses Common Shares, Equity Warrants or Warrant Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Common Shares, Equity Warrants or Warrant Shares.

If the Company were a PFIC, a U.S. Holder would be required to attach a completed IRS Form 8621 to its tax return every year in which it recognized gain on a disposition of the Common Shares or Equity Warrants or received an Excess Distribution. Recently enacted legislation creates an additional annual filing requirement for U.S. persons who are shareholders in a PFIC. The legislation does not describe what information will be required to be included in the additional annual filing, but rather grants the Secretary of the U.S. Treasury authority to decide what information must be included in such annual filing. Recent guidance has suspended the obligation to report such information until the IRS releases the relevant forms. U.S. Holders should consult their own tax advisers concerning annual filing requirements, and if applicable, any Mark-to-Market or QEF Election.

In addition, a U.S. Holder who acquires Common Shares, Equity Warrants or Warrant Shares from a decedent will not receive a “step up” in tax basis of such Common Shares, Equity Warrants or Warrant Shares to fair market value.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC.

The PFIC rules are complex, and U.S. Holders should consult their own tax advisors regarding the PFIC rules and how they may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares, Equity Warrants and Warrant Shares in the event the Company is a PFIC at any time during such holding period for such Common Shares, Equity Warrants or Warrant Shares.

Information Reporting, Backup Withholding Tax

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. Penalties for failure to file these information returns are substantial. However, pursuant to recently issued guidance, the obligation to report such information is suspended until the IRS releases the relevant forms. U.S. Holders who hold Common Shares, Equity Warrants or Warrant Shares should consult with their own tax advisor regarding the requirements of filing information returns.

Payments made within the United States, or by a U.S. payor or U.S. middleman, of dividends on Common Shares and Warrant Shares, and proceeds arising from certain sales or other taxable dispositions of Common Shares, Equity Warrants or Warrant Shares, may be subject to information reporting and backup withholding tax, at the rate of 28% (possibly increasing to 31% for payments made after December 31, 2012), if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. social security or other taxpayer identification number (generally on Form W-9); (b) furnishes an incorrect U.S. taxpayer identification number; (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax; or (d) fails under certain circumstances to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes the required information to the IRS. U.S. Holders should consult their own tax advisors regarding the information reporting and backup withholding tax rules.

LEGAL MATTERS

Certain legal matters in connection with the Securities offered hereby will be passed upon on behalf of the Company by Blake, Cassels & Graydon LLP with respect to Canadian legal matters, and by Dorsey & Whitney LLP with respect to U.S. legal matters and, except as otherwise set forth in any Prospectus Supplement, on behalf of any underwriters by McCarthy Tétrault LLP with respect to Canadian legal matters, and by Skadden, Arps, Slate, Meagher & Flom LLP with respect to U.S. legal matters.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are PricewaterhouseCoopers LLP, Chartered Accountants, of Vancouver, British Columbia. The transfer agent and registrar for the Company’s common shares in Canada is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia and Toronto, Ontario. The co-transfer agent and registrar for the Company’s common shares in the United States is Computershare Trust Company Inc. at its office in Denver, Colorado.

INTEREST OF EXPERTS

Information relating to the Company’s mineral properties in this Prospectus and the documents incorporated by reference herein has been derived from reports prepared by the experts listed below and has been included in reliance on such person’s expertise.

None of Blake, Cassels & Graydon LLP, Canadian counsel to the Company, or Robert Gill, P. Eng., Jay Melnyk , P. Eng., Gregory Wortman, P.Eng., Greg Kulla, P. Geo, Dana Rogers, P.E., Kirk Hanson, P.E., Gordon Seibel, M.AusIMM (2009), R.M. SME(2011), Simon Allard, P.Eng., Alexandra Kozak, P.Eng., Kevin Francis, P.Geo, Erin Workman, P. Geo., Neal Rigby, C. Eng., MIMMM, Ph.D., Russ White, P. Geo., Tony Lipiec, P.Eng., SRK Consulting, AMEC Americas Limited, or Lemley International Limited each being companies or persons who have prepared reports relating to the Company’s mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company. As at the date hereof, the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned companies and partnerships beneficially own, directly or indirectly, in the aggregate, less than one percent of the securities of the Company.

None of the aforementioned persons, nor any director, officer, employee or partner, as applicable, of the aforementioned companies or partnerships is currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of an associate or affiliate of the Company, other than Mr. Kevin Francis, who is Vice President, Technical Services, and Erin Workman, who is a Geologist, of the Company.

PricewaterhouseCoopers LLP, Chartered Accountants, report that they are independent of the Company in accordance with the rules of professional conduct in British Columbia, Canada. PricewaterhouseCoopers LLP is registered with the Public Company Accounting Oversight Board.

TECHNICAL AND SCIENTIFIC DISCLOSURE

All scientific and technical information regarding Donlin Gold incorporated by reference in this Prospectus has been prepared by, or under the supervision of various Qualified Persons, as defined in NI 43-101; such Qualified Persons are responsible for different aspects of the scientific and technical disclosure in this Prospectus. The Qualified Persons who are responsible for the scientific and technical information regarding Donlin Gold are Kirk Hanson P.E., Gordon Seibel M.AusIMM (2009), R.M. SME(2011) , Simon Allard, P.Eng., Gregory Wortman, P.Eng, Alexandra Kozak P.Eng., Kevin Francis and Tony Lipiec, P.Eng.

All scientific and technical information regarding Galore Creek incorporated by reference in this Prospectus has been prepared by, or under the supervision of various Qualified Persons; such Qualified Persons are responsible for different aspects of the scientific and technical disclosure in this Prospectus. The Qualified Persons who are responsible for the scientific and technical information regarding Galore Creek are Robert Gill, P.Eng., Jay Melnyk, P.Eng., Greg Wortman, P.Eng., Greg Kulla, P.Geo. and Dana Rogers, P.E.

All scientific and technical information regarding Ambler incorporated by reference in this Prospectus has been prepared by, or under the supervision of Neal Rigby, PhD, CEng, MIMMM and Russ White, P.Geo, SRK Consulting, both of whom are Qualified Persons.

All scientific and technical information regarding Copper Canyon incorporated by reference in this Prospectus has been prepared by, or under the supervision of Erin Workman, a qualified person.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of the Company at Suite 2300, 200 Granville Street, Vancouver, British Columbia, Canada, V6C 1S4, telephone: 604-669-6227. These documents are also available through the internet on SEDAR, which can be accessed on line at www.sedar.com, and on EDGAR, which can be accessed at www.sec.gov. The following documents filed with the securities commissions or similar authorities in Canada are specifically incorporated by reference into, and form an integral part of this Prospectus:

(a)	annual information form of the Company for the year ended November 30, 2010, dated February 22, 2011;

(b)

audited comparative consolidated financial statements of the Company for the years ended November 30, 2010 and 2009 together with the notes thereto and the auditors’ report thereon, including management’s discussion and analysis for the year ended November 30, 2010;

(c)	management information circular of the Company dated April 5, 2011 prepared in connection with the Company’s annual meeting of shareholders held on May 25, 2011;

(d)

interim unaudited comparative consolidated financial statements of the Company for the period ended August 31, 2011 together with the notes thereto, including management’s discussion and analysis for the period ended August 31, 2011;

(e)

interim unaudited comparative consolidated financial statements of the Company for the period ended May 31, 2011 together with the notes thereto, including management’s discussion and analysis for the period ended May 31, 2011;

(f)	reconciliation with United States Generally Accepted Accounting Principles – Item 18 for the six months ended May 31, 2011 and 2010;

(g)	material change report, dated December 12, 2011, announcing the completion of the Donlin Gold FS;

(h)

material change report, dated November 23, 2011, announcing the senior management changes within the Company, the spin-out of the Company’s Ambler Project to shareholders of the Company and its decision to explore opportunities to sell all or part of its interest in the Galore Creek Partnership;

(i)	material change report, dated September 13, 2011, announcing the preliminary capital cost for the Donlin Gold project;

(j)	material change report, dated September 13, 2011, announcing the filing of the technical report of the Pre- feasibility Study for the Galore Creek project;

(k)	amended material change report, dated August 2, 2011, announcing the results of the Pre-feasibility Study for the Galore Creek project;

(l)	material change report, dated May 30, 2011, announcing completion of the Company’s plan of arrangement with Copper Canyon;

(m)

material change report, dated March 9, 2011, announcing that the Company had entered into an agreement with Copper Canyon regarding the acquisition by the Company of all the outstanding shares of Copper Canyon by way of a plan of arrangement;

(n)	material change report, dated March 9, 2011, announcing that the Company was served with a Notice of Civil Claim filed by Copper Canyon against the Company;

(o)	material change report, dated February 18, 2011, announcing the appointment of Elaine Sanders to the position of Vice President and Chief Financial Officer;

(p)	material change report, dated December 21, 2010, announcing the Company’s intention to make a takeover offer for Copper Canyon; and

(q)	material change report, dated December 3, 2010, announcing the appointment of Gil Leathley to the position of Senior Vice President and Chief Operating Officer.

Any material change reports (excluding confidential material change reports), any interim and annual consolidated financial statements and related management discussion and analysis, information circulars (excluding those portions that, pursuant to National Instrument 44-101 of the Canadian Securities Administrators, are not required to be incorporated by reference herein), any business acquisition reports, any news releases or public communications containing financial information about the Company for a financial period more recent than the periods for which financial statements are incorporated herein by reference, and any other disclosure documents required to be filed pursuant to an undertaking to a provincial or territorial securities regulatory authority that are filed by the Company with various securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the termination of this offering under any Prospectus Supplement, shall be deemed to be incorporated by reference in this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. In addition, the Company may incorporate by reference into this Prospectus information from documents that the Company files with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

A Prospectus Supplement containing the specific terms of an offering of Securities, updated disclosure of earnings coverage ratios, if applicable, and other information relating to the Securities, will be delivered to prospective purchasers of such Securities together with this Prospectus and the applicable Prospectus Supplement and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

Upon a new annual information form and the related annual financial statements being filed by the Company with the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all quarterly financial statements and material change reports filed prior to the commencement of the Company’s financial year in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of Securities hereunder.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents referred to under the heading “Documents Incorporated by Reference”; consent of PricewaterhouseCoopers LLP; consent of Blake, Cassels & Graydon LLP; consents of counsel and engineers; powers of attorney from directors and officers of NovaGold; and form of Indenture between the Registrant and the trustee to be named therein. A copy of the form of warrant indenture or statement of eligibility of trustee on From T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Exchange Act.

ADDITIONAL INFORMATION

The Company has filed with the SEC a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

The Company is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company is not required to publish financial statements as promptly as U.S. companies.

You may read any document that the Company has filed with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room. You may read and download some of the documents the Company has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. You may read and download any public document that the Company has filed with the Canadian securities regulatory authorities at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES

The Company is a corporation existing under the Companies Act (Nova Scotia). Many of the Company’s directors and officers, and some of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of the Company’s assets, are located outside the United States. The Company has appointed an agent for service of process in the United States, but it may be difficult for holders of common shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of common shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of its directors, officers and experts under the U.S. federal securities laws. The Company has been advised by its Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or ‘‘blue sky’’ laws of any state within the United States, would probably be enforceable in Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Company has also been advised by Blake, Cassels & Graydon LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

The Company filed with the SEC, concurrently with its registration statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed CT Corporation System as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a U.S. court arising out of or related to or concerning the offering of the common shares under this Prospectus.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

     The Registrant is subject to the provisions of the Companies Act (Nova Scotia) and the Registrant’s Articles of Association which prescribe the regulations for the Registrant.

     As permitted under the Companies Act (Nova Scotia), Section 197 of the Registrant’s Articles of Association provides that every Director, Manager, Secretary, Treasurer and other officer or servant of the Registrant shall be indemnified by the Registrant against, and it shall be the duty of the Directors out of the funds of the Registrant to pay, all costs, losses and expenses that any such Director, Manager, Secretary, Treasurer or other officer or servant may incur or become liable to pay by reason of any contract entered into, or act or thing done by him as such officer or servant or in any way in the discharge of his duties including travelling expenses; and the amount for which such indemnity is proved shall immediately attach as a lien on the property of the Registrant and have priority as against the members over all other claims.

     Section 198 of the Registrant’s Articles of Association provides that no Director or other officer of the Registrant shall, in the absence of any dishonesty on his part, be liable for the acts, receipts, neglects or defaults of any other Director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired by order of the Directors for or on behalf of the Registrant, or through the insufficiency or deficiency of any security in or upon which any of the moneys of the Registrant are invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or for any loss occasioned by error of judgment or oversight on his part, or for any other loss, damage or misfortune whatsoever which happens in the execution of the duties of his office or in relation thereto.

     The Registrant also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of this insurance. The policy contains various industry exclusions and no claims have been made thereunder to date.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBIT INDEX

Exhibit	Description

4.1	Annual information form for the year ended November 30, 2010 dated February 22, 2011 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on February 22, 2011).
4.2	Audited comparative consolidated financial statements of the Company for the years ended November 30, 2010 and 2009 together with the notes thereto and the auditors’ report thereon, including the Item 18 reconciliation to US GAAP (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on February 22, 2011).
4.3	Management’s discussion and analysis of financial condition and results of operations for the year ended November 30, 2010 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on February 22, 2011).
4.4	Management information circular of the Company dated April 5, 2011 prepared in connection with the Company’s annual meeting of shareholders held on May 25, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on April 20, 2011).
4.5	Interim unaudited comparative consolidated financial statements of the Company for the period ended May 31, 2011 together with the notes thereto (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on July 13, 2011).
4.6	Management’s discussion and analysis of financial condition and results of operations for the period ended May 31, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on July 13, 2011).
4.7	Interim unaudited comparative consolidated financial statements of the Company for the period ended August 31, 2011 together with the notes thereto (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on October 13, 2011).
4.8	Management’s discussion and analysis of financial condition and results of operations for the period ended August 31, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on October 13, 2011).
4.9	Material change report dated December 12, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on December 13, 2011).
4.10	Material change report dated November 23, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on November 23, 2011).
4.11	Material change report dated September 13, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on September 14, 2011).
4.12	Material change report dated September 13, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on September 14, 2011).
4.13	Material change report dated August 2, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on August 3, 2011).
4.14	Material change report dated May 30, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on August 8, 2011).
4.15	Material change report dated March 9, 2011 (related to the plan of arrangement pursuant to which the Registrant acquired all of the outstanding shares of Copper Canyon Resources Inc.) (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on March 9, 2011).
4.16	Material change report dated March 9, 2011 (related to the announcement that the Registrant was served with a Notice of Civil Claim filed by Copper Canyon Resources Inc.) (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on March 9, 2011).
4.17	Material change report dated February 18, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on February 18, 2011).
4.18	Material change report dated December 23, 2010 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on December 23, 2010).
4.18	Material change report dated December 3, 2010 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on December 3, 2010).
4.19	Reconciliation with United States Generally Accepted Accounting Principles — Item 18 for the six months period ended May 31, 2011 and 2010 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on December 16, 2011 ).

5.1	Consent of PricewaterhouseCoopers LLP.
5.2	Consent of Blake, Cassels & Graydon LLP .
5.3	Consent of Simon Allard .
5.4	Consent of Robert Gill .
5.5	Consent of Kevin Francis .
5.6	Consent of Kirk Hanson .
5.7	Consent of Alexandra Kozak .
5.8	Consent of Greg Kulla .
5.9	Consent of Jay Melynk .
5.10	Consent of Neal Rigby .
5.11	Consent of Dana Rogers .
5.12	Consent of Gordon Seibel .
5.13	Consent of Russ White .
5.14	Consent of Erin Workman .
5.15	Consent of Gregory Wortman .
5.16	Consent of Tony Lipiec .
5.17	Consent of SRK Consulting .
5.18	Consent of AMEC Americas Limited .
5.19	Consent of Lemley International Limited .
6.1 *	Powers of Attorney .
7.1	Form of Indenture relating to securities to which this Registration Statement relates (incorporated by reference from the Registrant’s Registration Statement on Form F-10 filed with the Commission on December 7, 2009).
7.2**	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of the trustee.

_______________
*     Previously filed
**   To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a)	Prior to the filing of this Amendment to the Registration Statement, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)

Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 6th day of January, 2012.

NOVAGOLD RESOURCES INC.

By:	/s/ Elaine M. Sanders
Name: Elaine M. Sanders
Title: Vice President, Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ *	President, Chief Executive Officer and	January 6, 2012
Rick Van Nieuwenhuyse	Director (Principal Executive Officer)

/s/ *	Vice President and Chief Financial Officer	January 6, 2012
Elaine M. Sanders	(Principal Financial Officer and Principal
Accounting Officer)

Chairman, Board of Directors
Thomas S. Kaplan

/s/ *	Director	January 6, 2012
Marc Faber

/s/ *	Director	January 6, 2012
Tony Giardini

III-2

Signature	Title	Date

/s/ *	Director	January 6, 2012
Gil Leathley

/s/ *	Director	January 6, 2012
Igor Levental

/s/ *	Director	January 6, 2012
Kalidas V. Madhavpeddi

/s/ *	Director	January 6, 2012
Gerald J. McConnell

/s/ *	Director	January 6, 2012
Clynton R. Nauman

/s/ *	Director	January 6, 2012
James L. Philip

* By: /s/ Elaine M. Sanders
   Name: Elaine M. Sanders
   Attorney in fact

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, on this 6th day of January, 2012.

/s/ Clynton R. Nauman
Clynton R. Nauman

III-4

EXHIBIT INDEX

Exhibit	Description

4.1	Annual information form for the year ended November 30, 2010 dated February 22, 2011 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on February 22, 2011).
4.2	Audited comparative consolidated financial statements of the Company for the years ended November 30, 2010 and 2009 together with the notes thereto and the auditors’ report thereon, including the Item 18 reconciliation to US GAAP (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on February 22, 2011).
4.3	Management’s discussion and analysis of financial condition and results of operations for the year ended November 30, 2010 (incorporated by reference from the Registrant’s Annual Report on Form 40-F filed with the Commission on February 22, 2011).
4.4	Management information circular of the Company dated April 5, 2011 prepared in connection with the Company’s annual meeting of shareholders held on May 25, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on April 20, 2011).
4.5	Interim unaudited comparative consolidated financial statements of the Company for the period ended May 31, 2011 together with the notes thereto (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on July 13, 2011).
4.6	Management’s discussion and analysis of financial condition and results of operations for the period ended May 31, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on July 13, 2011).
4.7	Interim unaudited comparative consolidated financial statements of the Company for the period ended August 31, 2011 together with the notes thereto (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on October 13, 2011).
4.8	Management’s discussion and analysis of financial condition and results of operations for the period ended August 31, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on October 13, 2011).
4.9	Material change report dated December 12, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on December 13, 2011).
4.10	Material change report dated November 23, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on November 23, 2011).
4.11	Material change report dated September 13, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on September 14, 2011).
4.12	Material change report dated September 13, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on September 14, 2011).
4.13	Material change report dated August 2, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on August 3, 2011).
4.14	Material change report dated May 30, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on August 8, 2011).
4.15	Material change report dated March 9, 2011 (related to the plan of arrangement pursuant to which the Registrant acquired all of the outstanding shares of Copper Canyon Resources Inc.) (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on March 9, 2011).
4.16	Material change report dated March 9, 2011 (related to the announcement that the Registrant was served with a Notice of Civil Claim filed by Copper Canyon Resources Inc.) (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on March 9, 2011).
4.17	Material change report dated February 18, 2011 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on February 18, 2011).
4.18	Material change report dated December 23, 2010 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on December 23, 2010).
4.18	Material change report dated December 3, 2010 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on December 3, 2010).
4.19	Reconciliation with United States Generally Accepted Accounting Principles — Item 18 for the six months period ended May 31, 2011 and 2010 (incorporated by reference from the Registrant’s Form 6-K furnished to the Commission on December 16, 2011 ).

5.1	Consent of PricewaterhouseCoopers LLP.
5.2	Consent of Blake, Cassels & Graydon LLP .
5.3	Consent of Simon Allard .
5.4	Consent of Robert Gill .
5.5	Consent of Kevin Francis .
5.6	Consent of Kirk Hanson .
5.7	Consent of Alexandra Kozak .
5.8	Consent of Greg Kulla .
5.9	Consent of Jay Melynk .
5.10	Consent of Neal Rigby .
5.11	Consent of Dana Rogers .
5.12	Consent of Gordon Seibel .
5.13	Consent of Russ White .
5.14	Consent of Erin Workman .
5.15	Consent of Gregory Wortman .
5.16	Consent of Tony Lipiec .
5.17	Consent of SRK Consulting .
5.18	Consent of AMEC Americas Limited .
5.19	Consent of Lemley International Limited .
6.1 *	Powers of Attorney .
7.1	Form of Indenture relating to securities to which this Registration Statement relates (incorporated by reference from the Registrant’s Registration Statement on Form F-10 filed with the Commission on December 7, 2009).
7.2**	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of the trustee.

__________________
*       Previously filed.
**     To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder.